Exhibit 1.1

Anaconda Mining

Shareholders of Maritime Resources

The time to act is NOW

Tender your shares to Anaconda's offer for

- A significant premium of approximately 50%
- Accelerated development of Maritime's gold deposits
- An enlarged mineral resource and reserve portfolio

Tender your Maritime shares by July 27, 2018 @ 5:00 PM EST. Need help Tendering? Questions? Call 1.855.682.2031

Dear Maritime shareholder,

I want to take this opportunity to personally invite you, as a shareholder of Maritime Resources Corp. (“Maritime”), to join Anaconda Mining Inc. (“Anaconda”) in an exciting value-enhancing transaction.  Once you have had the opportunity to review the attached materials carefully I am confident that you will recognize the transformative impact of the proposed business combination; an impact that will materially benefit you as a shareholder on an immediate and an ongoing basis.

Following numerous unsuccessful attempts to engage constructively with the board of directors of Maritime (the “Board”) throughout the first quarter of 2018, Anaconda is making its offer directly to you regarding its intention to acquire all the issued and outstanding shares of Maritime.

Under the terms of our offer, Maritime shareholders will receive 0.390 common shares in Anaconda for each common share of Maritime held, representing a significant premium of approximately 50% (based on the closing price of the common shares of Maritime on the TSX Venture Exchange on March 16, 2018, the last trading day prior to Anaconda’s announcement of its intention to make an offer to Maritime shareholders).

We believe the combination of Maritime and Anaconda is in the best interests of both companies and all shareholders. A combined entity will create immediate synergies that will accelerate growth and enhance shareholder value.

A better future for your investment

The choice is quite simple. By tendering your Maritime shares to Anaconda, you will benefit from:

• Operational and strategic synergies.  Development of Maritime’s Green Bay Property can be accelerated though the utilization of Anaconda’s existing infrastructure at substantially lower capital costs.

• Continued participation in Maritime’s assets. Shareholders will continue to benefit from any future increases in value associated with development of Maritime’s Green Bay Property, without the significant single-asset permitting, development and financing risks to which Maritime’s shareholders are currently exposed.

• Exposure to Anaconda’s enlarged mineral resource and mineral reserve portfolio. The combined company will have a significantly larger mineral resource and mineral reserve portfolio with growth potential in both Newfoundland and Nova Scotia.

• Enhanced market profile to support increased liquidity, lower cost of capital and increased financing options.  Anaconda shares are listed and traded on the TSX, which represents a significantly larger group of investors and capital.  Moreover, the market capitalization of the combined entity is expected to be in excess of $54 million, which should provide greater capital markets presence, additional analyst coverage and improved liquidity, which should reduce the cost of capital and expand financing options.

• An experienced board and management team. Anaconda has an experienced board of directors and management team with a track record of success in capital raising, operational cost control and mine development in Atlantic Canada.

We believe that our premium offer represents a clearly superior alternative to the course set by the Board and management team of Maritime. The combination of share dilution and price erosion that you have suffered during the

150 York Street, Suite 410	AnacondaMining.com
Toronto, Ontario	T (416) 304-6622
M5H 3S5 Canada	F (416) 363-4567

tenure of Maritime’s incumbent leadership should be highly distressing to you as a shareholder. This is a management team that has no significant equity holdings and does not share in your frustration. Indeed, the only tangible action by your Board, since we attempted to initiate a dialogue, was the conditional implementation of a policy specifically intended to entrench Maritime’s existing management group and inhibit any viable future acquisition proposal.  Neither Maritime’s Board nor its management team has displayed the duty of care that you, as Maritime shareholders, richly deserve. Many of your fellow shareholders agree.

Anaconda already has the support from Maritime shareholders holding approximately 12.2% of the outstanding Maritime shares (the “Locked-Up Shareholders”).

The Locked-up Shareholders have agreed to tender their shares to our offer, because they believe that Anaconda is the right company to unlock value in a way that the Board of Maritime has not been able to achieve.

Please consider carefully the benefits of our offer and take the simple steps needed to tender your shares to our offer now. Our offer expires on July 27, 2018. Your intermediary may have an earlier deadline so it is important that you contact them as soon as possible.

If you have any questions or require assistance, please contact Kingsdale Advisors, our Depositary and Information Agent, by telephone at 1-855-682-2031 toll-free (1-416-867-2272 for collect calls) or by e-mail at contactus@kingsdaleadvisors.com.

Please be assured, our board of directors and management team are fully invested, accountable and available to our shareholders. We hope you will join us as we continue to grow and create value for our shareholders.

Sincerely,

Jonathan W. Fitzgerald

Chairman of the Board of Directors

150 York Street, Suite 410	AnacondaMining.com
Toronto, Ontario	T (416) 304-6622
M5H 3S5 Canada	F (416) 363-4567

2

No securities tendered to this bid will be taken up until (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised by the Offeror or its affiliates or any person acting jointly or in concert with the Offeror) have been tendered to the bid, (b) the minimum deposit period under applicable securities laws has elapsed, and (c) any and all other conditions of the bid have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the bid in accordance with applicable securities laws and extend the bid for an additional minimum period of 10 days to allow for further deposits of securities.

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, accountant, lawyer or other professional advisor. Additionally, if you have questions, please contact Kingsdale Advisors, the Information Agent and Depositary for the Offer, by telephone at 1-855-682-2031 (toll free in North America), or 416-867-2271 (collect calls outside North America), or by email at contactus@kingsdaleadvisors.com.

The Offer (as defined herein) has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which any such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from, or on behalf of, Shareholders (as defined herein) in any jurisdiction in which the making or acceptance thereof would not be in compliance with the Laws (as defined herein) of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

Information has been incorporated by reference in this offer to purchase (the “Offer to Purchase”) and take-over bid circular (the “Circular”) from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of Anaconda Mining Inc. at 150 York Street, Suite 410, Toronto, Ontario, Canada M5H 3S5. (telephone: (416) 304-6622) and are also available electronically on SEDAR at www.sedar.com.

April 13, 2018

ANACONDA MINING INC.

OFFER TO PURCHASE

all of the outstanding common shares of

MARITIME RESOURCES CORP.

on the basis of 0.390 of a common share of Anaconda for each common share of Maritime

Anaconda Mining Inc. (“Anaconda” or the “Offeror”) hereby offers (the “Offer”) to purchase, on and subject to the terms and conditions of the Offer, all of the outstanding common shares (“Maritime Shares”) of Maritime Resource Corp. (“Maritime”), together with the associated rights (the “SRP Rights”) issued under the shareholder rights plan of Maritime described in Section 20 of the Circular accompanying the Offer, which includes Maritime Shares that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon exercise of any securities that are exercisable or exchangeable for or convertible into Maritime Shares, other than the SRP Rights.

The Offer will be open for acceptance until 5:00 p.m. (Toronto time) on July 27, 2018 unless the Offer is abridged, extended or withdrawn (the “Expiry Time”).

Under the Offer, each holder of Maritime Shares (each a “Shareholder” and collectively, the “Shareholders”) is entitled to receive 0.390 of a common share, without par value, in the capital of Anaconda (each whole common share, an “Anaconda Share”) in respect of each Maritime Share (the “Offer Consideration”). A Shareholder depositing Maritime Shares will be deemed to have deposited all SRP Rights associated with such Common Shares. No additional payment will be made for the SRP Rights, and no part of the consideration to be paid by the Offeror will be allocated to the SRP Rights. See Section 1 of the Offer to Purchase, “The Offer”.

The Offer is subject to certain conditions which are described under “Conditions of the Offer” in Section 4 of the Offer to Purchase including, without limitation, there having been validly deposited pursuant to the Offer and not withdrawn at the Expiry Time that number of Maritime Shares, together with the associated SRP Rights, which constitutes more than 50% of the Maritime Shares outstanding, excluding those Maritime Shares beneficially owned, or over which control or direction is exercised, by the Offeror or by any persons acting jointly or in concert with the Offeror, if any. This condition cannot be waived by the Offeror. This and the other conditions of the Offer, which other conditions may be waived by the Offeror, are described under “Conditions of the Offer” in Section 4 of the Offer to Purchase. Subject to applicable Law, the Offeror reserves the right to withdraw the Offer and to not take up and pay for any Maritime Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived, as applicable, by the Offeror at or before the Expiry Time.

THE ANACONDA SHARES AND THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY OTHER SECURITIES REGULATORY AUTHORITY, NOR HAS THE SEC OR ANY OTHER SUCH AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER TO PURCHASE AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Shareholders should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable Laws or regulations of Canada or its provinces or territories.

Information has been incorporated by reference in the Offer to Purchase and Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference are available electronically on SEDAR at www.sedar.com.

The Depositary and Information Agent for the Offer is:

The Maritime Shares are listed on the TSX Venture Exchange (“TSX-V”) under the symbol “MAE”. The Anaconda Shares are listed on the Toronto Stock Exchange (“TSX”) under the symbol “ANX”.

On March 16, 2018, the last trading day prior to the Offeror’s announcement of its intention to make an offer, the closing price of the Maritime Shares on the TSX-V was $0.10, and the closing price of the Anaconda Shares on the TSX was $0.385. The Offer Consideration has a value of approximately $0.15 per Maritime Share, representing a premium of approximately 50% as of the close of trading on March 16, 2018. Based on the volume weighted average prices of the Maritime Shares on the TSX-V and the Anaconda Shares on the TSX for the 20 trading days immediately preceding the date the Offeror announced its intention to make an offer, the Offer Consideration has a value of approximately $0.16 per Maritime Share and represents a premium of approximately 64%.  On April 10, 2018, the closing price of the Maritime Shares on the TSX-V was $0.105, and the closing price of the Anaconda Shares on the TSX was $0.385.

Anaconda has entered into lock-up agreements with certain Shareholders of Maritime who own, collectively, 10,538,500 Maritime Shares, representing approximately 12.2% of the issued and outstanding Maritime Shares. See “Lock-Up Agreements” in Section 15 of the Circular.

The Offeror has engaged Kingsdale Advisors to act as depositary (the “Depositary”) and Kingsdale Advisors to act as the information agent (the “Information Agent”).

For a discussion of risks and uncertainties to consider in assessing the Offer, see “Risk Factors Related to the Offer” in Section 6 of the Circular and the risks described in the Annual Information Form (as defined in the enclosed Offer to Purchase) which are incorporated by reference in this Offer to Purchase and Circular.

Registered Shareholders who wish to accept the Offer must properly complete and execute the accompanying letter of transmittal (the “Letter of Transmittal”) (printed on yellow paper) and deposit it, together with certificates or Direct Registration System (“DRS”) Advices representing their Maritime Shares and all other required documents, with the Depositary, at its office set out in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may accept the Offer to Purchase by: (a) following the procedures for book-entry transfer of Maritime Shares described under “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section 3 of the Offer to Purchase; or (b) following the procedures for guaranteed delivery described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer to Purchase using the accompanying notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (printed on pink paper). Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Maritime Shares directly with the Depositary to accept the Offer. However, an investment advisor, stock broker, bank, trust company or other nominee through whom a Shareholder owns Maritime Shares may charge a fee to tender any such Maritime Shares on behalf of the Shareholder. Shareholders should consult such nominee to determine whether any charges will apply.

Shareholders whose Maritime Shares are registered in the name of an investment advisor, stockbroker, dealer, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Maritime Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Questions and requests for assistance may be directed to the Depositary and Information Agent, whose contact details are provided on the back page of this document. Additional copies of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the  Depositary and Information Agent at the address shown on the back page of this document and are accessible on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (“SEDAR”) website at www.sedar.com and on the Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) website at www.sec.gov.  These website addresses are provided for informational purposes only and no information contained on, or accessible from, such websites are incorporated by reference herein unless expressly incorporated by reference.

The information contained in this document speaks only as of the date of this document. The Offeror does not undertake to update any such information except as required by applicable Law. Information in the Offer to Purchase and Circular related to Maritime has been compiled from public sources.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror or the Depositary and Information Agent.

Shareholders should be aware that during the period of the Offer, the Offeror and any of its respective affiliates may, directly or indirectly, bid for and make purchases of Maritime Shares as permitted by applicable Law. See “Market Purchases and Sales of Maritime Shares” in Section 12 of the Offer to Purchase.

ADDITIONAL NOTICE TO UNITED STATES SHAREHOLDERS AND OTHER SHAREHOLDERS OUTSIDE CANADA

This exchange offer is made for the securities of a foreign company.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

The Anaconda Shares offered as consideration under the Offer are being offered pursuant to an exemption from the registration requirements of the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “U.S. Securities Act”), provided by Rule 802 thereunder. No Anaconda Shares will be delivered in the United States or for the account or for the benefit of a person in the United States, unless the Offeror is satisfied that such Anaconda Shares may be delivered in the relevant jurisdiction in reliance upon available exemptions from the registration requirements of the U.S. Securities Act and the securities Laws of the relevant United States state or other local jurisdiction, or on a basis otherwise determined to be acceptable to the Offeror in its sole discretion, and without subjecting the Offeror to any registration or similar requirements.

The Offer is made in the United States with respect to securities of a “foreign private issuer”, as such term is defined in Rule 405 promulgated under the U.S. Securities Act, and this Offer to Purchase and Circular is subject to applicable disclosure requirements with Canadian provincial and federal corporate and take-over offer rules. Shareholders resident in the United States (“U.S. Shareholders”) should be aware that such requirements are different from those of the United States applicable to prospectuses and circulars for tender offers of United States domestic issuers registered under the U.S. Securities Act and the rules and regulations promulgated thereunder.

Maritime Shareholders that hold “restricted securities” as defined in Rule 144 under the U.S. Securities Act will receive Anaconda Shares that are restricted to the same extent, including legends. Restricted securities may be offered, sold, pledged or otherwise transferred, directly or indirectly, only pursuant to a subsequent registration statement or an exemption or exclusion from  the registration requirements of the U.S. Securities Act and applicable state securities Laws.

U.S. Shareholders should be aware that the disposition of Maritime Shares and the acquisition of Anaconda Shares by them as described herein may have tax consequences in the United States and in Canada. Such consequences may not be fully described herein and such U.S. Shareholders are encouraged to consult their tax advisors. See “Certain Canadian Federal Income Tax Considerations” in Section 22 of the Circular and “Certain United States Federal Income Tax Considerations” in Section 23 of the Circular.

Anaconda is subject to the reporting requirements of the applicable Canadian securities Laws and, as a result, Anaconda reports its mineral reserves and mineral resources according to Canadian standards. Unless otherwise indicated, all mineral reserve and mineral resource estimates incorporated by reference in the Offer to Purchase and Circular have been prepared in accordance with the requirements of Canadian securities Laws, which differ materially from the requirements of United States securities Laws and use terms that are not recognized by the SEC. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum — CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted on May 10, 2014, as amended which were incorporated by reference in the Canadian Securities Administrators’ National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43- 101”). These definitions differ materially from the definitions in SEC Industry Guide 7 (“SEC Industry Guide 7”) under United States securities Laws. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves or cash flow analysis to designate reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. Further, under SEC Industry Guide 7, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.

The terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. U.S. Shareholders and United States investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into mineral reserves under SEC Industry Guide 7 standards. “Inferred mineral resources” have a great amount of uncertainty as to their existence and their economic and legal feasibility. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Under Canadian securities Laws, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. Shareholders are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a mineral resource is permitted disclosure under Canadian securities Laws if such disclosure includes the grade or quality and the quantity for each category of mineral resource and mineral reserve; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this Offer to Purchase and Circular and the documents incorporated by reference herein containing descriptions of mineral deposits may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities Laws and the rules and regulations thereunder.

THE OFFER DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY STATE IN THE UNITED STATES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE OR DIRECTED TO, NOR IS THIS DOCUMENT BEING MAILED TO, NOR WILL DEPOSITS OF MARITIME SHARES BE ACCEPTED FROM OR ON BEHALF OF, SHAREHOLDERS IN ANY STATE IN THE UNITED STATES OR ANY OTHER JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS AND REGULATIONS OF SUCH STATE OR OTHER JURISDICTION.

The Offeror need not extend the Offer to a U.S. Shareholder in those states or jurisdictions that require registration or qualification, except that the Offeror must offer the same cash alternative to U.S. Shareholders in any such state that it has offered to Shareholders in any other state or jurisdiction.

NOTICE REGARDING FORWARD-LOOKING INFORMATION

Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Section entitled “Definitions”.

This Offer to Purchase and Circular, including “Purpose of the Offer and Plans for Maritime” in Section 4 of the Circular, “Reasons to Accept the Offer” in Section 5 of the Circular, “Source of Funds” in Section 7 of the Circular, and “Acquisition of Maritime Shares Not Deposited Pursuant to the Offer” in Section 19 of the Circular, in addition to certain statements contained elsewhere in this Offer to Purchase and Circular or incorporated by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act, Section 21E of the U.S. Exchange Act, the United States Private Securities Litigation Reform Act of 1995, or in releases made by the SEC, all as may be amended from time to time, and “forward-looking information” under the provisions of applicable Canadian securities legislation. Forward-looking statements include, but are not limited to, statements with respect to the anticipated timing, mechanics, completion and settlement of the Offer, the market for and listing of the Anaconda Shares, the value of the Anaconda Shares received as consideration under the Offer, the ability of the Offeror to complete the transactions contemplated by the Offer, reasons to accept the Offer, the purpose of the Offer, the completion of any Compulsory Acquisition (as defined herein) or Subsequent Acquisition Transaction (as defined herein) and any commitment to acquire Maritime Shares, the Offeror’s objectives, strategies, intentions, expectations and guidance and future financial and operating performance and prospects, the future price of gold, the estimation of mineral reserves and mineral resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, targeted cost reductions, capital expenditures, free cash flow, costs and timing of the development of new deposits, success of exploration activities, permitting time lines, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims and limitations on insurance coverage. Generally, these forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, “believes”, or variations or comparable language of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will”, “occur” or “be achieved” or the negative connotation thereof.

Forward-looking statements are necessarily based upon a number of factors and assumptions that if untrue, could cause Anaconda’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such statements. Such statements and information are based on numerous assumptions regarding present and future business strategies and the environment in which Anaconda will operate in the future, including the accuracy of Maritime’s public disclosure, the completion of the Offer and either a Compulsory Acquisition or Subsequent Acquisition Transaction, Anaconda management’s assessment of the successful integration of the business and assets of Maritime upon completion of the Offer, the expectations of growth and production by Anaconda upon completion of the Offer, the viability of Maritime’s assets and projects on a basis consistent with Anaconda management’s current expectations, there being no significant risks relating to Anaconda’s or Maritime’s mining operations, including political risks and instability and risks related to international operations, the price of gold, anticipated costs and ability to achieve goals. Certain important factors that could cause actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, failure to acquire a 100% interest in Maritime through the Offer, the market value of the Anaconda Shares received as consideration under the Offer, delays in completing the Offer, the reduced trading liquidity of Maritime Shares not deposited under the Offer, the inaccuracy of Maritime’s public disclosure upon which the Offer is predicated, the triggering of change of control provisions in Maritime’s agreements leading to adverse consequences, the failure to obtain the required approvals or clearances from government authorities on a timely basis, gold price volatility, discrepancies between actual and estimated production, mineral reserves and mineral resources and metallurgical recoveries, mining operational and development risks, litigation risks, regulatory restrictions (including environmental regulatory restrictions and liability), changes in national and local government legislation, taxation, controls or regulations and/or change in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in Canada, the United States and other jurisdictions in which Anaconda carries on business, or may carry on business in the future, delays, suspensions or technical challenges associated with capital projects, higher prices for fuel, power, labour and other consumables, currency fluctuations, the speculative nature of gold exploration, the global economic climate, dilution, share price volatility, competition, loss of key employees, additional funding requirements and defective title to mineral claims or property. Although Anaconda believes its expectations are based upon reasonable assumptions and have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.

Forward-looking statements are subject to known and unknown risks, uncertainties and other important factors that may cause Anaconda’s actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: risks related to current global financial conditions; risks related to operations; actual results of current exploration activities; environmental risks; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of gold; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; mine development and operating risks; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; risks related to the integration of acquisitions; risks related to indebtedness and the service of such indebtedness, as well as those factors discussed in the section entitled “Risk Factors” in the Annual Information Form. Although the Offeror has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements contained in this Offer to Purchase and Circular are made as of the date of this Offer to Purchase and Circular and, accordingly, are subject to change after such date. Except as otherwise indicated by Anaconda, these statements do not reflect the potential impact of any non-recurring or other special items or of any disposition, monetization, merger, acquisition, other business combination or other transaction that may be announced or that may occur after the date hereof. Forward-looking statements are provided for the purpose of providing information about Anaconda management’s current expectations and plans and allowing investors and others to get a better understanding of Anaconda’s operating environment. Anaconda does not intend or undertake to publically update any forward-

looking statements that are included in this Offer to Purchase and Circular, whether as a result of new information, future events or otherwise, except in accordance with applicable securities Laws.

Any forward-looking statement relating to Maritime or its assets is based exclusively on information provided by Maritime or contained in Maritime’s publicly available documents and records or filed with the Canadian Securities Administrators and any forward-looking statement relating to Anaconda is based exclusively on information provided by Anaconda or is contained in Anaconda’s publicly available documents and records or filed with the Canadian Securities Administrators.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Maritime Shares and the accompanying SRP Rights and is not made for any warrants, options or any other rights to acquire Maritime Shares (collectively, “Convertible Securities”). Any holder of such Convertible Securities who wishes to accept the Offer should, to the extent permitted by the terms of the Convertible Security and applicable Law, exercise, exchange or convert such Convertible Securities in order to obtain certificates representing Maritime Shares and deposit those Maritime Shares under the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to assure the holder of such Convertible Securities will have received certificate(s) or a DRS Advice representing the Maritime Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of this Offer to Purchase.

The tax consequences to holders of Convertible Securities of exercising or not exercising such securities are not described in this Offer to Purchase and Circular. Holders of such Convertible Securities should consult their own tax advisors with respect to the potential income tax consequences to them in connection with the decision to exercise or not exercise such securities.

INFORMATION CONCERNING MARITIME

Except as otherwise expressly indicated herein, the information concerning Maritime contained in this Offer to Purchase and Circular has been provided by Maritime or taken from or is based upon publicly available documents and records on file with the Canadian Securities Administrators and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Maritime taken from, or based upon, such information contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, neither the Offeror nor any of its directors or officers has verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by Maritime to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to the Offeror. Except as otherwise indicated, information concerning Maritime is given as of April 10, 2018 and the Offeror and Maritime do not undertake any duty to update any such information, except as required by applicable Law.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

Unless otherwise indicated, all references to “$” or “dollars” in this Offer to Purchase and Circular refer to Canadian dollars. The financial statements that are incorporated by reference herein are reported in Canadian dollars and are prepared in accordance with IFRS.

TABLE OF CONTENTS

FREQUENTLY ASKED QUESTIONS		9
SUMMARY OF THE OFFER		18
DEFINITIONS		25
OFFER TO PURCHASE		32
1.	THE OFFER	32
2.	TIME FOR ACCEPTANCE	33
3.	MANNER OF ACCEPTANCE	33
4.	CONDITIONS OF THE OFFER	38
5.	EXTENSION, VARIATION OR CHANGE IN THE OFFER	41
6.	TAKE UP OF AND PAYMENT FOR DEPOSITED SHARES	42
7.	RIGHT TO WITHDRAW DEPOSITED SHARES	43
8.	RETURN OF DEPOSITED SHARES	45
9.	CHANGES IN CAPITALIZATION; ADJUSTMENTS; LIENS	45
10.	NOTICES AND DELIVERY	45
11.	MAIL SERVICE INTERRUPTION	46
12.	MARKET PURCHASES AND SALES OF MARITIME SHARES	46
13.	OTHER TERMS OF THE OFFER	47
CIRCULAR		49
1.	THE OFFEROR	49
2.	MARITIME	51
3.	BACKGROUND TO THE OFFER	52
4.	PURPOSE OF THE OFFER AND PLANS FOR MARITIME	55
5.	REASONS TO ACCEPT THE OFFER	55
6.	RISK FACTORS RELATED TO THE OFFER	58
7.	SOURCE OF FUNDS	62
8.	CERTAIN INFORMATION CONCERNING THE OFFEROR AND THE ANACONDA SHARES	62
9.	CERTAIN INFORMATION CONCERNING MARITIME AND THE MARITIME SHARES	65
10.	EFFECT OF THE OFFER ON THE MARKET FOR MARITIME SHARES; STOCK EXCHANGE LISTING AND PUBLIC DISCLOSURE	66
11.	COMPARISON OF SHAREHOLDER RIGHTS	67
12.	OWNERSHIP OF AND TRADING IN MARITIME SHARES	67
13.	COMMITMENTS TO ACQUIRE SHARES OF MARITIME	67
14.	ARRANGEMENTS, AGREEMENTS OR UNDERSTANDINGS	67
15.	LOCK-UP AGREEMENTS	68
16.	BENEFITS FROM THE OFFER	68
17.	MATERIAL CHANGES AND OTHER INFORMATION CONCERNING MARITIME	68
18.	REGULATORY MATTERS	69
19.	ACQUISITION OF MARITIME SHARES NOT DEPOSITED PURSUANT TO THE OFFER	69
20.	SHAREHOLDER RIGHTS PLAN	73
21.	UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS	75
22.	CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	75
23.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	82
24.	DEPOSITARY AND INFORMATION AGENT	91
25.	LEGAL MATTERS	92
26.	INTERESTS OF EXPERTS	92
27.	OFFEREES’ STATUTORY RIGHTS	92
28.	DIRECTORS’ APPROVAL	92
SCHEDULE A COMPARISON OF SHAREHOLDER RIGHTS UNDER THE OBCA AND THE BCBCA		A-1
SCHEDULE B PRO FORMA FINANCIAL STATEMENTS		B-1

FREQUENTLY ASKED QUESTIONS

The following sets forth material information with respect to the Offer. The questions and answers below are not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read the entire Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery carefully prior to making any decision regarding whether or not to tender your Maritime Shares. We have included cross-references in this section to other sections of the Offer to Purchase and Circular where you will find more complete descriptions of the topics mentioned below. Unless otherwise defined herein, capitalized terms have the meanings given to them in the Section entitled “Definitions”.

WHAT IS THE OFFER?

The Offeror is offering to purchase all issued and outstanding Maritime Shares and the accompanying SRP Rights on the basis of 0.390 of an Anaconda Share for each Maritime Share.

On March 16, 2018, the last trading day prior to the Offeror’s announcement of its intention to make an offer, the closing price of the Maritime Shares on the TSX-V was $0.10, and the closing price of the Anaconda Shares on the TSX was $0.385. The Offer Consideration has a value of approximately $0.15 per Maritime Share, representing a premium of approximately 50% as of the close of trading on March 16, 2018. Based on the volume weighted average prices of the Maritime Shares on the TSX-V and the Anaconda Shares on the TSX for the 20 trading days immediately preceding the date the Offeror announced its intention to make an offer, the Offer Consideration has a value of approximately $0.16 per Maritime Share and represents a premium of approximately 64%.

See “The Offer” in Section 1 of the Offer to Purchase.

WHO IS OFFERING TO PURCHASE MY MARITIME SHARES?

Anaconda Mining Inc. is making the Offer. The Offeror is a corporation existing under the Laws of Ontario. The Offeror’s head and registered office is located at 150 York Street, Suite 410, Toronto, Ontario, Canada M5H 3S5.

See “Certain Information Concerning the Offeror and the Anaconda Shares” in Section 8 of the Circular.

WHAT ARE THE ANACONDA SHARES?

The Anaconda Shares are common shares in the capital of Anaconda. Anaconda is a gold mining, development and exploration company, focused in the prospective Atlantic Canadian provinces of Newfoundland and Labrador and Nova Scotia.  The Offeror operates the Point Rousse Project located in the Baie Verte Mining District in Newfoundland, comprised of the Pine Cove open pit mine, the fully-permitted Pine Cove Mill and tailings facility, the Stog’er Tight Mine and the Argyle deposit, as well as approximately 5,800 hectares of prospective gold-bearing property. The Offeror is also developing the Goldboro Project in Nova Scotia, a high-grade mineral resource, which is the subject of a recent positive preliminary economic assessment. The Offeror also has a pipeline of organic growth opportunities, including the Great Northern Project on the Northern Peninsula and the Tilt Cove Property on the Baie Verte Peninsula.

See “Certain Information Concerning the Offeror and the Anaconda Shares” in Section 8 of the Circular and “Purpose of the Offer and Plans for Maritime” in Section 4 of the Circular.

WHAT ARE THE CLASSES OF SECURITIES SOUGHT IN THE OFFER?

The Offeror is offering to purchase all the outstanding Maritime Shares (including any Maritime Shares to be issued upon exercise, exchange or conversion of the Convertible Securities). As of April 10, 2018 there were 86,406,449 Maritime Shares issued and outstanding. The Offer includes Maritime Shares that may become outstanding after the date of this Offer to Purchase, but before the expiration of the Offer, upon exercise, exchange or conversion of any Convertible Securities. The Offer is not being made for any Convertible Securities or other rights to acquire Maritime Shares.

See “The Offer” in Section 1 of the Offer to Purchase.

WHY ARE YOU MAKING THIS OFFER?

The Offeror is making the Offer because it wants to acquire control of, and ultimately the entire equity interest in, Maritime. If the Offeror completes the Offer but does not then own 100% of the Maritime Shares, the Offeror currently intends to acquire any Maritime Shares not deposited to the Offer in a second-step transaction. This transaction would likely take the form of a Compulsory Acquisition or a Subsequent Acquisition Transaction.

See “Purpose of the Offer and Plans for Maritime” in Section 4 of the Circular, “Reasons to Accept the Offer” in Section 5 of the Circular and “Acquisition of Maritime Shares Not Deposited Pursuant to the Offer” in Section 19 of the Circular.

WHY ACCEPT THE OFFER?

Anaconda believes that the Offer is compelling, and represents a superior alternative to continuing on the course set by the current Maritime Board and management of Maritime, for the following reasons:

1.                                      Significant premium to Maritime Shareholders — On March 16, 2018, the last trading day prior to the Offeror’s announcement of its intention to make an offer, the closing price of the Maritime Shares on the TSX-V was $0.10, and the closing price of the Anaconda Shares on the TSX was $0.385. The Offer Consideration has a value of approximately $0.15 per Maritime Share, representing a premium of approximately 50% as of the close of trading on March 16, 2018. Based on the volume weighted average prices of the Maritime Shares on the TSX-V and the Anaconda Shares on the TSX for the 20 trading days immediately preceding the date the Offeror announced its intention to make an offer, the Offer Consideration has a value of approximately $0.16 per Maritime Share and represents a premium of approximately 64%.

2.                                      Development of Maritime’s Green Bay Property will be substantially accelerated and significant capital and operating cost synergies can be achieved — Shareholders will benefit from the Offeror’s well trained workforce, disciplined management team, and proven infrastructure at the Point Rousse Project:

•                  Maritime’s Green Bay Property cannot be placed into production unless Maritime is first able to permit and construct a mill and tailings facility, which would take extensive capital (that is not available to Maritime) and time;

•                  Maritime’s pre-feasibility technical report titled “Pre-Feasibility Technical Report, Green Bay Property” with an effective date of March 2, 2017 (the “Green Bay Property Technical Report”), provides for the transport of ore from the Green Bay Property to the Nugget Pond Mill for processing, which would require Maritime to enter into a toll milling agreement with the current operator of the mill, Rambler Metals, thereby incurring additional costs and time.  In addition, for the existing Nugget Pond Mill to be available to process ore from the Green Bay Property, Rambler Metals would have to either divert its current processing operations to another mill or build a new grinding circuit. Construction of a new grinding circuit would require capital that Rambler Metals does not currently have available;

•                  By using the Offeror’s Pine Cove Mill, which is already operating and has available capacity to process additional ore, the Green Bay Property can reach production sooner than Maritime’s ability to construct a stand-alone facility or make use of the Nugget Pond Mill;

•                  Haulage and associated transportation costs should be materially reduced by using the Pine Cove Mill rather than the Nugget Pond Mill for processing ore. Pine Cove Mill is the closest operating mill to the Green Bay Property and is located approximately 50 kilometres closer than the Nugget Pond Mill;

•                  Milling cost at the Offeror’s Pine Cove Mill has averaged approximately $20 per tonne, which is approximately 40% lower than the processing cost of $32.89 per tonne quoted in the Green Bay Property Technical Report;

•                  The Point Rousse Project’s in-pit tailings facility is fully permitted and has approximately 15 years of capacity (based on current throughput rates) whereas permitting and additional tailings construction work would still be required for use of the Nugget Pond Mill;

•                  The Offeror expects that it would achieve similar recovery rates as historic results of ore processed at the Nugget Pond Mill by using a whole ore leach process at the Pine Cove Mill to process ore from the Green Bay Property;

•                  As an existing gold producer, the pro forma company would leverage certain administrative and managerial functions at the Point Rousse Project for the benefit of the Green Bay Property; and

•                  Improved economics should lead to larger mineral resource and mineral reserve estimates in the future.

3.                                      Continued participation in a growing gold producer and developer in Atlantic Canada — Shareholders will continue to benefit from any future increases in value associated with development of Maritime’s Green Bay Property.  Shareholders will also benefit from the current production and cash flow being generated by the Offeror from its Point Rousse Project as well as the value being created through the development and mineral resource expansion potential of the Goldboro Project in Nova Scotia.  Shareholders will own approximately 23.9% of Anaconda if the Offer is successful.

4.                                      Mitigates Maritime Shareholders’ exposure to single asset risks — The Green Bay Property is Maritime’s only material property and Shareholders are therefore exposed to significant single asset permitting, development and financing risk.  Shareholders can benefit from diversification and mitigate such risk through access to additional mineral projects provided by the Offeror.

5.                                      Provides exposure to an enlarged mineral resource and mineral reserve portfolio and growth fueled by established gold production with strong re-rating potential — The pro forma company would have a significantly larger mineral reserve and mineral resource portfolio with growth potential in both Newfoundland and Nova Scotia:

•                  At the Point Rousse Project, there are 119,570 ounces of measured and indicated mineral resources and 78,090 ounces of inferred mineral resources.  The Offeror is currently processing ore from its Pine Cove and Stog’er Tight deposits, and is currently permitting a development plan for its Argyle deposit;

•                  Recent diamond drilling has discovered additional mineralization outside of the known resource area at Argyle and the deposit is open in all directions;

•                  The Offeror has other exploration targets within two to four kilometres of the Pine Cove Mill;

•                  The Offeror’s recent diamond drilling campaign at its Goldboro Project in Nova Scotia has demonstrated that the mineralization continues down-plunge, down-dip and along strike of the known mineral resource.  The Goldboro Project contains 525,500 ounces of measured and indicated mineral resources and 347,300 inferred mineral resources; and

•                  The Offeror’s Great Northern Project, an exploration stage property, contains 83,000 ounces of measured and indicated resources and 495,000 ounces of inferred resources.

(See “The Offeror” in Section 1 of the Circular for a full summary of the mineral resource and mineral reserve estimates for the Offeror).

Both the Green Bay Property and Point Rousse Project include orogenic gold deposit types and share similar geological histories within the Baie Verte Mining District - a region of highly prospective geology for gold deposits and resource growth.  Under a single management team, exploration efforts and discovery experience can be leveraged to increase the opportunities for further discovery and resource growth within the region.

Combining current production at the Point Rousse Project with the development of the Goldboro Project and the Green Bay Property would create a substantial production growth profile that should result in a re-rating of the stock in line with producer multiples.

6.                                      Enhanced market profile to support increased liquidity, lower cost of capital and increased financing options — Shareholders will receive Anaconda Shares, which are listed and trade on the TSX, which represents a significantly larger group of investors and capital.  Moreover, the market capitalization of the combined entity is initially expected to be in excess of $54 million, prior to the potential for a significant re-rating, which should provide greater capital markets presence, additional analyst coverage and liquidity, which has the potential to reduce the cost of capital and expand financing options.  Shares listed on the TSX versus the TSX-V and those with larger market capitalizations generally trade with less volatility.

7.                                      Experienced Board and Management — Anaconda has an experienced board of directors and management team:

•                  Approximately 10 years of gold production experience in Newfoundland and Labrador, generating significant project level cash flow;

•                  Successful development of several gold mines, specifically in Newfoundland and Labrador, as well as other jurisdictions;

•                  Extensive experience with the provincial permitting process;

•                  Long-standing, positive relationships with the Newfoundland and Labrador government, local communities and suppliers;

•                  High quality corporate governance, operational cost control and cash management;

•                  Extensive capital markets and capital raising experience necessary for mine development; and

•                  Strong corporate culture with a track record of capitalizing on innovative opportunities such as selling mine waste rock from the Offeror’s Pine Cove pit as a construction aggregates product.

8.                                      Prudent stewards of shareholders’ capital — The Offeror has been able to significantly increase its market capitalization through prudent investment in mineral properties and capital expenditures. Since July 6, 2016, when it first submitted a formal letter of intent with a premium offer to Maritime, the Anaconda Shares issued and outstanding have increased approximately 138% while the Offeror’s market capitalization has risen over 225%.  In contrast, the issued and outstanding Maritime Shares increased approximately 104% since July 2016 and the market capitalization of Maritime has only increased in value by approximately 85%, effectively generating a loss of shareholder value in real terms over nearly the past two years.

9.                                      Commitment to social and environmental responsibility — The Offeror has built a brand name and reputation as a socially responsible operator in Atlantic Canada, particularly in Newfoundland. The Offeror’s commitment to social and environmental responsibility is a conscious part of its daily operating protocol and has been recognized by regional and national organizations.

10.                               Support of Maritime Shareholders —  The Offeror has entered into Lock-up Agreements with Maritime Shareholders holding approximately 12.2% of the issued and outstanding Maritime Shares.

11.                               Potential for downward share price impact if the Offer is not accepted — The Offer represents a significant premium to the market price of Maritime Shares prior to the public announcement of the Offeror’s interest to acquire Maritime. If the Offer is not successful and no competing transaction is made, the Offeror believes the trading price of Maritime Shares may decline to pre-Offer levels or lower.

HAVE ANY SIGNIFICANT SHAREHOLDERS OF MARITIME AGREED TO DEPOSIT THEIR MARITIME SHARES?

Yes. Certain Shareholders have entered into Lock-Up Agreements with the Offeror pursuant to which they have agreed to tender their shares to the Offer. As of April 13, 2018 the Lock-Up Agreements covered 10,538,500 Maritime Shares representing approximately 12.2% of the issued and outstanding Maritime Shares.

	Agreement	Shares	Approximate Percentage
1.	Ede Asset Management Inc.	6,900,000 Maritime Shares	8.0%
2.	Heather Grace & Co. Inc	2,000,000 Maritime Shares	2.3%
3.	Tony Ianno	763,000 Maritime Shares	0.9%
4.	Steve Isenberg	564,500 Maritime Shares	0.7%
5.	Christine Ianno	311,000 Maritime Shares	0.3%
	Total	10,538,500 Maritime Shares	12.2%

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

The Offer is conditional upon the specified conditions being satisfied, or where permitted, waived at 5:00 p.m. (Toronto time) on July 27, 2018 or such earlier or later time during which Maritime Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any extension thereafter, including:

1.                                      Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Maritime Shares, together with the associated SRP Rights, that would represent more than 50% of the total number of outstanding Maritime Shares. This condition cannot be waived by the Offeror.

2.                                      Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Maritime Shares, together with the associated SRP Rights, that would represent at least 66 2/3% of the total number of outstanding Maritime Shares calculated on a fully diluted basis. This condition can be waived by the Offeror.

3.                                      There does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer any event, change, circumstance, development or occurrence that constitutes a Material Adverse Effect or could give rise to a Material Adverse Effect.

4.                                      The Regulatory Approvals (as defined herein) and other third party consents or approvals considered necessary by the Offeror in relation to the Offer shall have been obtained on terms satisfactory to the Offeror in its reasonable judgment.

5.                                      Approval of Anaconda shareholders to issue the Anaconda Shares pursuant to the Offer. Anaconda expects that it will call a meeting of its shareholders to consider a resolution to approve the issuance of the Anaconda Shares in connection with the Offer prior to the Expiry Time.

The Offer is subject to certain other conditions in addition to those listed above. A further discussion of the conditions to the consummation of the Offer can be found in “Conditions to the Offer” in Section 4 of the Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER TO THE OFFER?

You have until the expiration date of the Offer to tender. The Offer is scheduled to expire at 5:00 p.m. (Toronto time), on July 27, 2018 unless it is extended or withdrawn. In accordance with applicable Law, the Offeror will extend the Offer for an additional period of 10 days following the Expiry Date and may extend the Offer for one or more additional periods.

See “Time for Acceptance” in Section 2 of the Offer to Purchase.

CAN YOU EXTEND THE OFFER?

Yes. The Offeror may elect, in its sole discretion, to extend the Offer from time to time.

In accordance with applicable Law, if the Offeror is obligated to take up the Maritime Shares deposited at the expiry of the initial deposit period, it will extend the period during which Maritime Shares may be deposited under the Offer for a 10-day Mandatory Extension Period following the expiry of the initial deposit period and may extend the deposit period after such 10-day Mandatory Extension Period for one or more Optional Extension Periods. If the Offeror extends the Offer, it will notify the Depositary and publicly announce such extension or acceleration and, if required by applicable Law, mail you a copy of the notice of variation.

See “Extension, Variation or Change in the Offer” in Section 5 of the Offer to Purchase.

HOW DO I ACCEPT THE OFFER AND TENDER MY MARITIME SHARES?

If you are a registered Shareholder, you can accept the Offer by delivering to the Depositary before the Expiry Time: (a) the certificate(s) or DRS Advices representing the Maritime Shares in respect of which the Offer is being accepted; (b) a Letter of Transmittal in the form accompanying the Offer to Purchase and Circular properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and (c) all other documents required by the instructions set out in the Letter of Transmittal. If your Maritime Shares are registered in the name of a nominee (commonly referred to as “in street name” or “street form”), you should contact your broker, investment dealer, bank, trust company or other nominee for assistance in tendering your Maritime Shares under the Offer. You should request your nominee to effect the transaction by tendering through a book-entry transfer, which is detailed in the Offer to Purchase and Circular and thus have your Maritime Shares tendered by your nominee through CDS.

If you cannot deliver all of the necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms.

Shareholders are invited to contact the Depositary for further information regarding how to accept the Offer.

See “Manner of Acceptance” in Section 3 of the Offer to Purchase.

IF I ACCEPT THE OFFER, WHEN WILL I RECEIVE THE OFFER CONSIDERATION?

If the conditions of the Offer are satisfied or waived, and if the Offeror consummates the Offer and takes up your Maritime Shares, the Offer Consideration for the Maritime Shares you tendered will be delivered to the Depositary as agent for you as a registered Shareholder or to your nominee as soon as possible and in any event no later than three Business Days after the Maritime Shares are taken up.

In accordance with applicable Law, if the Offeror is obligated to take up such Maritime Shares, the Offeror will extend the period during which Maritime Shares may be deposited under the Offer for the 10-day Mandatory Extension Period following the expiration of the initial deposit period and may extend the deposit period for Optional Extension Periods.  Any Maritime Shares tendered during the 10-day Mandatory Extension Period and any Optional Extension Period will be taken up and paid for as soon as possible and in any event no later than 10 days after such tender.

See “Take up of and Payment for Deposited Shares” in Section 6 of the Offer to Purchase.

CAN I WITHDRAW MY PREVIOUSLY TENDERED MARITIME SHARES?

Yes. You may withdraw Maritime Shares previously tendered by you at any time (i) before Maritime Shares deposited under the Offer are taken up by the Offeror, (ii) if your Maritime Shares have not been paid for by the Offeror within three Business Days after having been taken up by the Offeror, and (iii) in certain other circumstances.

See “Right to Withdraw Deposited Shares” in Section 7 of the Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED MARITIME SHARES?

To withdraw Maritime Shares that have been tendered, you must deliver a written notice of withdrawal with the required information to the Depositary or your nominee if held in street form (i.e., non-registered holder) while you still have the right to withdraw the Maritime Shares.

See “Right to Withdraw Deposited Shares” in Section 7 of the Offer to Purchase.

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY MARITIME SHARES?

If the conditions of the Offer are otherwise satisfied or waived and the Offeror takes up and pays for the Maritime Shares validly deposited under the Offer, the Offeror intends to acquire any Maritime Shares not deposited under the Offer: (i) by Compulsory Acquisition, if at least 90% of the outstanding Maritime Shares are validly tendered under the Offer and not withdrawn; or (ii) by a Subsequent Acquisition Transaction on the same terms as such Maritime Shares were acquired under the Offer, if a Compulsory Acquisition is not available or if the Offeror decides not to proceed with a Compulsory Acquisition.

See “Purpose of the Offer and Plans for Maritime” in Section 4 of the Circular and “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 19 of the Circular.

FOLLOWING THE OFFER, WILL MARITIME CONTINUE AS A PUBLIC COMPANY?

Depending upon the number of Maritime Shares purchased pursuant to the Offer, it is possible the Maritime Shares will fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Maritime Shares could be delisted on one or all of these exchanges and this could, in turn, adversely affect the market or result in a lack of an established market for the Maritime Shares.

If the Offeror acquires 100% of the Maritime Shares, and if permitted under applicable securities Law, the Offeror intends to apply to delist the Maritime Shares from the TSX-V as soon as practicable after completion of the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction and, subject to applicable securities Law, to cause Maritime to cease to be a reporting issuer under the securities Laws of each province of Canada in which Maritime is a reporting issuer.

See “Effect of the Offer on the Market for Maritime Shares; Stock Exchange Listing and Public Disclosure” in Section 10 of the Circular.

WILL I HAVE THE RIGHT TO HAVE MY MARITIME SHARES APPRAISED?

The completion of either a Compulsory Acquisition or a Subsequent Acquisition Transaction may result in registered Shareholders having the right to dissent and demand payment of the fair value of their Maritime Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Maritime Shares.

See “Acquisition of Maritime Shares Not Deposited Pursuant to the Offer” in Section 19 of the Circular.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

You will not have to pay any brokerage or similar fees or commissions if you are the owner of record of your Maritime Shares and you tender your Maritime Shares under the Offer by depositing the Maritime Shares directly with the Depositary to accept the Offer. However, an investment advisor, stock broker, bank, trust company or other nominee through whom a Shareholder owns Maritime Shares may charge a fee to tender any such Maritime Shares on behalf of the Shareholder. Shareholders should consult such nominee to determine whether any charges will apply.

WHAT IS THE MARKET VALUE OF MY MARITIME SHARES AS OF A RECENT DATE?

On March 16, 2018, the last trading day prior to the Offeror’s announcement of its intention to make an offer, the closing price of the Maritime Shares on the TSX-V was $0.10, and the closing price of the Anaconda Shares on the TSX was $0.385. The Offer Consideration has a value of approximately $0.15 per Maritime Share, representing a premium of approximately 50% as of the close of trading on March 16, 2018. Based on the volume weighted average prices of the Maritime Shares on the TSX-V and the Anaconda Shares on the TSX for the 20 trading days immediately preceding the date the Offeror announced its intention to make an offer, the Offer Consideration has a value of approximately $0.16 per Maritime Share and represents a premium of approximately 64%.  On April 10, 2018, the closing price of the Maritime Shares on the TSX-V was $0.105, and the closing price of the Anaconda Shares on the TSX was $0.385.

See “Certain Information Concerning Maritime and the Maritime Shares — Price Range and Trading Volumes of the Shares” in Section 9 of the Circular.

WHAT DOES THE MARITIME BOARD THINK OF THE OFFER?

Under Canadian securities Laws, a directors’ circular must be prepared and sent to Shareholders no later than 15 days from the date of commencement of the Offer. The directors’ circular must include either: (i) a recommendation to accept or reject the Offer, and the reasons for the board of directors’ recommendation, a statement that the board of directors is unable to make or is not making a recommendation, (ii) if no recommendation is made, the reasons for not making a recommendation; or (iii) a statement that the board of directors is considering the bid and advising holders not to deposit under the bid until they receive further information from the board, provided that the board of directors must communicate to security holders a recommendation to accept or reject the Offer or the decision that it is unable to make, or is not making, a recommendation, together with the reasons for the recommendation or decision, at least seven days before the scheduled expiry of the initial deposit period.

See Section 3 of the Circular, “Background to the Offer” for a description of the proposals made by the Offeror to the Maritime Board and Maritime’s lack of action with respect to such proposals.

HOW WILL CANADIAN RESIDENTS AND NON-RESIDENTS OF CANADA BE TAXED FOR CANADIAN FEDERAL INCOME TAX PURPOSES?

A Resident Shareholder who holds Maritime Shares as capital property and who exchanges such Maritime Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Resident Shareholder elects to report such gain (or loss) in its Canadian tax return for the year of disposition.

Similarly, a Non-Resident Shareholder who holds Maritime Shares as capital property and who exchanges such Maritime Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Non-Resident Shareholder elects to report such gain (or loss) in its Canadian tax return for the year of disposition. In addition, a Non-Resident Shareholder who elects to report a capital gain (or capital loss) in its Canadian tax return for the year of disposition resulting from a disposition of Maritime Shares pursuant to the Offer will not be subject to tax under the Tax Act unless Maritime Shares constitute “taxable Canadian property” other than “treaty-protected property”.

Depending on the manner and circumstances in which a Subsequent Acquisition Transaction is undertaken, the tax consequences applicable to a Shareholder who is disposing of Maritime Shares pursuant to a Subsequent Acquisition Transaction could differ in a materially adverse way from the tax consequences that would be applicable to such Shareholder if it were to dispose of Maritime Shares under the Offer. In the case of a Non-Resident Shareholder, a portion of the consideration received on the disposition of Maritime Shares pursuant to a Subsequent Acquisition Transaction could be subject to Canadian withholding tax.

The foregoing is only a brief summary of principal Canadian federal income tax consequences and is qualified by the description of principal Canadian federal income tax considerations in “Certain Canadian Federal Income Tax Considerations” in Section 21 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of an exchange of Maritime Shares pursuant to the Offer or a disposition of

Maritime Shares pursuant to any Compulsory Acquisition, Compelled Acquisition, Subsequent Acquisition Transaction, or any other disposition in connection with the Offer.

HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

The exchange of Maritime Shares for Anaconda Shares pursuant to the Offer is intended to qualify as a reorganization. If the Offer qualifies as a reorganization, subject to the possible application of the “passive foreign investment company” (“PFIC”) rules described herein (see “Certain United States Federal Income Tax Considerations” in Section 23 of the Circular), the Offer should result in the following U.S. federal income tax consequences: (a) no gain or loss would be recognized by a U.S. Holder on the exchange of Maritime Shares for Anaconda Shares pursuant to the Offer, (b) the aggregate tax basis of a U.S. Holder in the Anaconda Shares acquired in exchange for Maritime Shares pursuant to the Offer would be equal to such U.S. Holder’s aggregate tax basis in Maritime Shares exchanged, and (c) the holding period of a U.S. Holder in the Anaconda Shares acquired in exchange for Maritime Shares pursuant to the Offer would include such U.S. Holder’s holding period for the Maritime Shares exchanged. The Offeror has not sought or received a ruling from the United States Internal Revenue Service. Accordingly, the Offeror cannot provide any assurance that reorganization treatment will apply to the exchange. If the Offer is not treated as a reorganization, the Offer would be treated as a taxable transaction for U.S. federal income tax purposes. In addition, if Maritime is or has been classified as a PFIC for U.S. federal income tax purposes at any time during a U.S. Holder’s holding period of Maritime Shares, such U.S. Holder would generally be subject to different and more adverse U.S. federal income tax consequences.

This summary is qualified in its entirety by the section entitled “Certain United States Federal Income Tax Considerations” in Section 23 of the Circular and U.S. Holders are encouraged to read that section and consult with their tax advisers regarding the U.S. federal income tax consequences of the Offer, including the possible application of the PFIC rules to them in their particular circumstances.

WHOM CAN I CALL WITH QUESTIONS?

The Depositary and Information Agent for the Offer is Kingsdale Advisors.  You can call the Information Agent at 1-855-682-2031 toll free in North America or at 416-867-2271 outside of North America or you can e-mail the Information Agent at contactus@kingsdaleadvisors.com if you have questions or requests for additional copies of the Offer to Purchase and Circular.

The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2
North American Toll Free Phone: 1-855-682-2031
Outside North America, Banks and Brokers Call Collect: 416-867-2271

E-mail: contactus@kingsdaleadvisors.com

SUMMARY OF THE OFFER

The following is a summary only and is qualified by the detailed provisions contained in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Shareholders are urged to read the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety, prior to making any decision regarding whether to tender their Maritime Shares under the Offer.

Except as otherwise expressly indicated herein, the information concerning Maritime contained in the Offer to Purchase and Circular has been provided by Maritime or taken from or is based upon publicly available documents and records on file with the Canadian Securities Administrators and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Maritime taken from, or based upon, such information contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, neither the Offeror nor any of its directors or officers has verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by Maritime to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to the Offeror. Except as otherwise indicated, information concerning Maritime is given as of April 10, 2018 and the Offeror and Maritime do not undertake any duty to update any such information, except as required by applicable Law.

Capitalized terms used in this summary, where not otherwise defined herein, are defined in the Section entitled “Definitions”.

The Offer

The Offeror is offering to purchase all issued and outstanding Maritime Shares, together with the associated SRP Rights on the basis of 0.390 of an Anaconda Share for each Maritime Share. The Offer includes Maritime Shares that may become outstanding after the date of this Offer to Purchase, but before the expiration of the Offer, upon exercise, exchange or conversion of any Convertible Securities. The Offer is not being made for any Convertible Securities or other rights to acquire Maritime Shares. See “The Offer” in Section 1 of the Offer to Purchase.

Time for Acceptance

The Offer is open for acceptance during the period commencing on the date hereof and ending at 5:00 p.m. (Toronto time) on July 27, 2018 or such later time or times and date or dates as may be fixed by the Offeror from time to time, in accordance with “Extension, Variation or Change of the Offer” in Section 5 of the Offer to Purchase, unless the Offer is withdrawn by the Offeror. Any decision to extend the Offer, including for how long, will be made prior to the Expiry Time. The Expiry Time may be subject to multiple extensions.

If the Statutory Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up Maritime Shares deposited under the Offer, the Offer will be extended and will be open for acceptance for the Mandatory Extension Period. The Offeror may also extend the Offer for one or more Optional Extension Periods following the Mandatory Extension Period. See “Time for Acceptance” in Section 2 of the Offer to Purchase.

The Offeror

Anaconda is a gold mining, development and exploration company, focused in the prospective Atlantic Canadian provinces of Nova Scotia and Newfoundland and Labrador.  The Company’s principal business is the acquisition, development, and exploration of mineral properties. See “Certain Information Concerning the Offeror and the Anaconda Shares” in Section 8 of the Circular and “Purpose of the Offer and Plans for Maritime” in Section 4 of the Circular.

Reasons to Accept the Offer

Anaconda believes that the Offer is compelling, and represents a superior alternative to continuing on the course set by the current Maritime Board and management of Maritime, for the following reasons:

1.                                      Significant premium to Maritime Shareholders — On March 16, 2018, the last trading day prior to the Offeror’s announcement of its intention to make an offer, the closing price of the Maritime Shares on the TSX-V was $0.10, and the closing price of the Anaconda Shares on the TSX was $0.385. The Offer Consideration has a value of approximately $0.15 per Maritime Share, representing a premium of approximately 50% as of the close of trading on March 16, 2018. Based on the volume weighted average prices of the Maritime Shares on the TSX-V and the Anaconda Shares on the TSX for the 20 trading days immediately preceding the date the Offeror announced its intention to make an offer, the Offer Consideration has a value of approximately $0.16 per Maritime Share and represents a premium of approximately 64%.

2.                                      Development of Maritime’s Green Bay Property will be substantially accelerated and significant capital and operating cost synergies can be achieved — Shareholders will benefit from the Offeror’s well trained workforce, disciplined management team, and proven infrastructure at the Point Rousse Project:

•                  Maritime’s Green Bay Property cannot be placed into production unless Maritime is first able to permit and construct a mill and tailings facility, which would take extensive capital (that is not available to Maritime) and time;

•                  Maritime’s pre-feasibility technical report titled “Pre-Feasibility Technical Report, Green Bay Property” with an effective date of March 2, 2017 (the “Green Bay Property Technical Report”), provides for the transport of ore from the Green Bay Property to the Nugget Pond Mill for processing, which would require Maritime to enter into a toll milling agreement with the current operator of the mill, Rambler Metals, thereby incurring additional costs and time.  In addition, for the existing Nugget Pond Mill to be available to process ore from the Green Bay Property, Rambler Metals would have to either divert its current processing operations to another mill or build a new grinding circuit. Construction of a new grinding circuit would require capital that Rambler Metals does not currently have available;

•                  By using the Offeror’s Pine Cove Mill, which is already operating and has available capacity to process additional ore, the Green Bay Property can reach production sooner than Maritime’s ability to construct a stand-alone facility or make use of the Nugget Pond Mill;

•                  Haulage and associated transportation costs should be materially reduced by using the Pine Cove Mill rather than the Nugget Pond Mill for processing ore. Pine Cove Mill is the closest operating mill to the Green Bay Property and is located approximately 50 kilometres closer than the Nugget Pond Mill;

•                  Milling cost at the Offeror’s Pine Cove Mill has averaged approximately $20 per tonne, which is approximately 40% lower than the processing cost of $32.89 per tonne quoted in the Green Bay Property Technical Report;

•                  The Point Rousse Project’s in-pit tailings facility is fully permitted and has approximately 15 years of capacity (based on current throughput rates) whereas permitting and additional tailings construction work would still be required for use of the Nugget Pond Mill;

•                  The Offeror expects that it would achieve similar recovery rates as historic results of ore processed at the Nugget Pond Mill by using a whole ore leach process at the Pine Cove Mill to process ore from the Green Bay Property;

•                  As an existing gold producer, the pro forma company would leverage certain administrative and managerial functions at the Point Rousse Project for the benefit of the Green Bay Property; and

•                  Improved economics should lead to larger mineral resource and mineral reserve estimates in the future.

3.                                      Continued participation in a growing gold producer and developer in Atlantic Canada — Shareholders will continue to benefit from any future increases in value associated with development of Maritime’s Green Bay Property.  Shareholders will also benefit from the current production and cash flow being generated by the Offeror from its Point Rousse Project as well as the value being created through the development and mineral resource expansion potential of the Goldboro Project in Nova Scotia.  Shareholders will own approximately 23.9% of Anaconda if the Offer is successful.

4.                                      Mitigates Maritime Shareholders’ exposure to single asset risks —  The Green Bay Property is Maritime’s only material property and Shareholders are therefore exposed to significant single asset permitting, development and financing risk.  Shareholders can benefit from diversification and mitigate such risk through access to additional mineral projects provided by the Offeror.

5.                                      Provides exposure to an enlarged mineral resource and mineral reserve portfolio and growth fueled by established gold production with strong re-rating potential — The pro forma company would have a significantly larger mineral reserve and mineral resource portfolio with growth potential in both Newfoundland and Nova Scotia:

•                  At the Point Rousse Project, there are 119,570 ounces of measured and indicated mineral resources and 78,090 ounces of inferred mineral resources.  The Offeror is currently processing ore from its Pine Cove and Stog’er Tight deposits, and is currently permitting a development plan for its Argyle deposit;

•                  Recent diamond drilling has discovered additional mineralization outside of the known resource area at Argyle and the deposit is open in all directions;

•                  The Offeror has other exploration targets within two to four kilometres of the Pine Cove Mill;

•                  The Offeror’s recent diamond drilling campaign at its Goldboro Project in Nova Scotia has demonstrated that the mineralization continues down-plunge, down-dip and along strike of the known mineral resource.  The Goldboro Project contains 525,500 ounces of measured and indicated mineral resources and 347,300 inferred mineral resources; and

•                  The Offeror’s Great Northern Project, an exploration stage property, contains 83,000 ounces of measured and indicated resources and 495,000 ounces of inferred resources.

(See “The Offeror” in Section 1 of the Circular for a full summary of the mineral resource and mineral reserve estimates for the Offeror).

Both the Green Bay Property and Point Rousse Project include orogenic gold deposit types and share similar geological histories within the Baie Verte Mining District - a region of highly prospective geology for gold deposits and resource growth.  Under a single management team, exploration efforts and discovery experience can be leveraged to increase the opportunities for further discovery and resource growth within the region.

Combining current production at the Point Rousse Project with the development of the Goldboro Project and the Green Bay Property would create a substantial production growth profile that should result in a re-rating of the stock in line with producer multiples.

6.                                      Enhanced market profile to support increased liquidity, lower cost of capital and increased financing options — Shareholders will receive Anaconda Shares, which are listed and trade on the TSX, which represents a significantly larger group of investors and capital.  Moreover, the market capitalization of the combined entity is initially expected to be in excess of $54 million, prior to the potential for a significant re-rating, which should provide greater capital markets presence, additional analyst coverage and liquidity, which has the potential to reduce the cost of capital and expand financing options.  Shares listed on the TSX versus the TSX-V and those with larger market capitalizations generally trade with less volatility.

7.                                      Experienced Board and Management — Anaconda has an experienced board of directors and management team:

•                  Approximately 10 years of gold production experience in Newfoundland and Labrador, generating significant project level cash flow;

•                  Successful development of several gold mines, specifically in Newfoundland and Labrador, as well as other jurisdictions;

•                  Extensive experience with the provincial permitting process;

•                  Long-standing, positive relationships with the Newfoundland and Labrador government, local communities and suppliers;

•                  High quality corporate governance, operational cost control and cash management;

•                  Extensive capital markets and capital raising experience necessary for mine development; and

•                  Strong corporate culture with a track record of capitalizing on innovative opportunities such as selling mine waste rock from the Offeror’s Pine Cove pit as a construction aggregates product.

8.                                      Prudent stewards of shareholders’ capital — The Offeror has been able to significantly increase its market capitalization through prudent investment in mineral properties and capital expenditures. Since July 6, 2016, when it first submitted a formal letter of intent with a premium offer to Maritime, the Anaconda Shares issued and outstanding have increased approximately 138% while the Offeror’s market capitalization has risen over 225%.  In contrast, the issued and outstanding Maritime Shares increased approximately 104% since July 2016 and the market capitalization of Maritime has only increased in value by approximately 85%, effectively generating a loss of shareholder value in real terms over nearly the past two years.

9.                                      Commitment to social and environmental responsibility — The Offeror has built a brand name and reputation as a socially responsible operator in Atlantic Canada, particularly in Newfoundland. The Offeror’s commitment to social and environmental responsibility is a conscious part of its daily operating protocol and has been recognized by regional and national organizations.

10.                               Support of Maritime Shareholders —  The Offeror has entered into Lock-up Agreements with Maritime Shareholders holding approximately 12.2% of the issued and outstanding Maritime Shares.

11.                               Potential for downward share price impact if the Offer is not accepted — The Offer represents a significant premium to the market price of Maritime Shares prior to the public announcement of the Offeror’s interest to acquire Maritime. If the Offer is not successful and no competing transaction is made, the Offeror believes the trading price of Maritime Shares may decline to pre-Offer levels or lower.

Purpose of the Offer and Plans for Maritime

The purpose of the Offer is to enable the Offeror to acquire, on the terms and subject to the conditions of the Offer to Purchase, all of the outstanding Maritime Shares, which includes Maritime Shares that may become outstanding on the exercise, exchange or conversion of the Convertible Securities. If the conditions of the Offer are otherwise satisfied or waived and the Offeror takes up and pays for the Maritime Shares validly deposited pursuant to the Offer, the Offeror intends to acquire any Maritime Shares not deposited to the Offer: (i) by Compulsory Acquisition, if at least 90% of the outstanding Maritime Shares are validly tendered under the Offer and not withdrawn; or (ii) by a Subsequent Acquisition Transaction on the same terms as such Maritime Shares were acquired under the Offer, if a Compulsory Acquisition is not available or if the Offeror decides not to proceed with a Compulsory Acquisition. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Maritime Shares deposited under the Offer. The Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in the Circular. See “Purpose of the Offer and Plans for Maritime” in Section 4 of the Circular and “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 19 of the Circular.

Depending upon the number of Maritime Shares purchased pursuant to the Offer, it is possible the Maritime Shares will fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Maritime Shares could be delisted on one or all of these exchanges and this could, in turn, adversely affect the market or result in a lack of an established market for the Maritime Shares.

If the Offeror acquires 100% of the Maritime Shares, and if permitted under applicable securities Law, the Offeror intends to apply to delist the Maritime Shares from the TSX-V as soon as practicable after completion of the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction and, subject to applicable securities Law, to cause Maritime to cease to be a reporting issuer under the securities Laws of each province of Canada in which Maritime is a reporting issuer.

See “Effect of the Offer on the Market for Maritime Shares; Stock Exchange Listing and Public Disclosure” in Section 10 of the Circular.

Manner of Acceptance

Registered Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal and deposit it, together with certificates or DRS Advices representing Maritime Shares and all other required documents, with the Depositary, at its office set out in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, beneficial Shareholders may accept the Offer to Purchase by: (a) following the procedures for book-entry transfer of Maritime Shares described under “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section 3 of the Offer to Purchase; or (b) following the procedures for guaranteed delivery described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of the Offer to Purchase using the accompanying Notice of Guaranteed Delivery.

Shareholders whose Maritime Shares are registered in the name of an investment advisor, stockbroker, dealer, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Maritime Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Conditions of the Offer

The Offer is conditional upon the specified conditions being satisfied, or where permitted, waived at 5:00 p.m. (Toronto time) on July 27, 2018 or such earlier or later time during which Maritime Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any extension thereafter, including:

1.                                      Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Maritime Shares, together with the associated SRP Rights, that would represent more than 50% of the total number of outstanding Maritime Shares. This condition cannot be waived by the Offeror.

2.                                      Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Maritime Shares, together with the associated SRP Rights, that would represent at least 66 2/3% of the total number of outstanding Maritime Shares calculated on a fully diluted basis. This condition can be waived by the Offeror.

3.                                      There does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer any event, change, circumstance, development or occurrence that constitutes a Material Adverse Effect or could give rise to a Material Adverse Effect.

4.                                      The Regulatory Approvals (as defined herein) and other third party consents or approvals considered necessary by the Offeror in relation to the Offer shall have been obtained on terms satisfactory to the Offeror in its reasonable judgment.

5.                                      Approval of Anaconda shareholders to issue the Anaconda Shares pursuant to the Offer. Anaconda expects that it will call a meeting of its shareholders to consider a resolution to approve the issuance of the Anaconda Shares in connection with the Offer prior to the Expiry Time.

The Offer is subject to certain other conditions in addition to those listed above. A more detailed discussion of the conditions to the consummation of the Offer can be found in “Conditions to the Offer” in Section 4 of the Offer to Purchase.

Take-Up and Pay for Maritime Shares

If all the conditions referred to under “Conditions of the Offer” in Section 4 of the Offer to Purchase have been satisfied or, where such conditions may be waived, are waived at or before the Expiry Time, the Offeror will become obligated to take up the Maritime Shares validly deposited under the Offer, and not properly withdrawn, immediately following the Expiry Time and pay for the Maritime Shares so taken up as soon as possible, but in any event not later than three Business Days after taking up such Maritime Shares.

In accordance with applicable Law, if the Offeror is obligated to take up such Maritime Shares, the Offeror will extend the Offer for the 10-day Mandatory Extension Period and may extend the deposit period after expiration of the 10-day Mandatory Extension Period for one or more Optional Extension Periods. The Offeror will immediately take up and promptly pay for Maritime Shares deposited under the Offer during the Mandatory Extension Period and any Optional Extension Period.

Withdrawal of the Deposited Shares

Any Maritime Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Maritime Shareholder at any time before the Maritime Shares have been taken-up by the Offeror. Additional withdrawal rights may be available under other circumstances as required by applicable Law. See “Right to Withdraw Deposited Shares” in Section 7 of the Offer to Purchase.

Certain Canadian Federal Income Tax Considerations

A Resident Shareholder who holds Maritime Shares as capital property and who exchanges such Maritime Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Resident Shareholder elects to report such gain (or loss) in its Canadian tax return for the year of disposition.

Similarly, a Non-Resident Shareholder who holds Maritime Shares as capital property and who exchanges such Maritime Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Non-Resident Shareholder elects to report such gain (or loss) in its Canadian tax return for the year of disposition. In addition, a Non-Resident Shareholder who elects to report a capital gain (or capital loss) in its Canadian tax return for the year of disposition resulting from a disposition of Maritime Shares pursuant to the Offer will not be subject to tax under the Tax Act unless Maritime Shares constitute “taxable Canadian property” other than “treaty-protected property”.

Depending on the manner and circumstances in which a Subsequent Acquisition Transaction is undertaken, the tax consequences applicable to a Shareholder who is disposing of Maritime Shares pursuant to a Subsequent Acquisition Transaction could differ in a materially adverse way from the tax consequences that would be applicable to such Shareholder if it were to dispose of Maritime Shares under the Offer. In the case of a Non-Resident Shareholder, a portion of the consideration received on the disposition of Maritime Shares pursuant to a Subsequent Acquisition Transaction could be subject to Canadian withholding tax.

The foregoing is only a brief summary of principal Canadian federal income tax consequences and is qualified by the description of principal Canadian federal income tax considerations in “Certain Canadian Federal Income Tax Considerations” in Section 22 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of an exchange of Maritime Shares pursuant to the Offer or a disposition of Maritime Shares pursuant to any Compulsory Acquisition, Compelled Acquisition, Subsequent Acquisition Transaction, or any other disposition in connection with the Offer.

Certain United States Federal Income Tax Considerations

The exchange of Maritime Shares for Anaconda Shares pursuant to the Offer is intended to qualify as a reorganization. If the Offer qualifies as a reorganization, subject to the possible application of the PFIC rules described herein (see “Certain United States Federal Income Tax Considerations” in Section 23 of the Circular), the Offer should result in the following U.S. federal income tax consequences: (a) no gain or loss would be recognized by a U.S. Holder on the exchange of Maritime Shares for Anaconda Shares pursuant to the Offer, (b) the aggregate tax basis of a U.S. Holder in the Anaconda Shares acquired in exchange for Maritime Shares pursuant to the Offer would be equal to such U.S. Holder’s aggregate tax basis in Maritime Shares exchanged, and (c) the holding period of a U.S. Holder in the Anaconda Shares acquired in exchange for Maritime Shares pursuant to the Offer would include such U.S. Holder’s holding period for the Maritime Shares exchanged. The Offeror has not sought or received a ruling from the United States Internal Revenue Service. Accordingly, the Offeror cannot provide any assurance that reorganization treatment will apply to the exchange. If the Offer is not treated as a reorganization, the Offer would be treated as a taxable transaction for U.S. federal income tax purposes. In addition, if Maritime is or has been classified as a PFIC for U.S. federal income tax purposes at any time during a U.S. Holder’s holding period of Maritime Shares, such U.S. Holder would generally be subject to different and more adverse U.S. federal income tax consequences.

This summary is qualified in its entirety by the section entitled “Certain United States Federal Income Tax Considerations” in Section 23 of the Circular and U.S. Holders are encouraged to read that section and consult with their tax advisers regarding the U.S. federal income tax consequences of the Offer, including the possible application of the PFIC rules to them in their particular circumstances.

Risk Factors

An investment in Anaconda Shares and the Offer are subject to certain risks. In assessing the Offer, Shareholders should carefully consider the risks described in Section 6 of the Circular, “Risk Factors”.

DEFINITIONS

In the accompanying Summary of the Offer to Purchase and in the Offer and Circular, unless the context otherwise requires or unless defined elsewhere herein, the following terms have the meanings indicated, and grammatical variations thereof have the corresponding meanings:

“affiliate” has the meaning ascribed thereto in NI 62-104;

“allowable capital loss” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Taxation of Capital Gains and Losses” in Section 22 of the Circular;

“Anaconda” or the “Offeror” has the meaning ascribed thereto on the face page of the Offer to Purchase and Circular;

“Anaconda Board” means the board of directors of Anaconda;

“Anaconda Share” means a common share, without par value, in the capital of Anaconda;

“Annual Information Form” means Anaconda’s annual information form for the year ended December 31, 2017, dated March 5, 2018, filed on SEDAR;

“associate” has the meaning ascribed thereto in NI 62-104;

“BCBCA” means the Business Corporations Act (British Columbia), including all regulations made thereunder, as promulgated or as amended from time to time;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Maritime Shares into the Depositary’s account at CDS;

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Vancouver, British Columbia or in Toronto, Ontario are authorized or required by applicable Law to be closed;

“Canadian Securities Administrators” means the Canadian provincial and territorial securities regulatory authorities;

“CDS” means The Canadian Depositary for Securities;

“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;

“Circular” means the take-over bid circular accompanying the Offer to Purchase and forming a part hereof, including the schedules attached hereto;

“Compelled Acquisition” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer — Compelled Acquisition” in Section 19 of the Circular;

“Compulsory Acquisition” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition” in Section 19 of the Circular;

“Convertible Securities” has the meaning ascribed thereto under “Notice to Holders of Convertible Securities”;

“Court” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition” in Section 19 of the Circular;

“CRA” means the Canada Revenue Agency;

“De Minimis Exemption” has the meaning ascribed thereto under “Acquisition of Maritime Shares Not Deposited Pursuant to the Offer — Securities Law Requirements for Business Combinations” in Section 19 of the Circular;

“Depositary” means Kingsdale Advisors at its office specified on the back page of the Offer to Purchase and Circular and in the Letter of Transmittal and Notice of Guaranteed Delivery;

“Deposited Shares” has the meaning ascribed thereto under “Manner of Acceptance — Dividends and Distributions” in Section 3 of the Offer to Purchase;

“Dissenting Offeree” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition” in Section 19 of the Circular;

“Distributions” has the meaning ascribed thereto under “Manner of Acceptance — Dividends and Distributions” in Section 3 of the Offer to Purchase;

“DRS” means the Direct Registration System;

“DRS Advice” means, with respect to the applicable securities, written evidence of book-entry issuance or holding of such securities issued to the holder of such securities by the transfer agent of such securities;

“EDGAR” has the meaning ascribed thereto on page 3 of the Offer to Purchase and Circular.

“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers, Inc. or banks and trust companies in the United States;

“Exercise Price” has the meaning ascribed thereto in Section 20 of the Circular, “Shareholder Rights Plan”

“Expiry Date” means July 27, 2018 or such earlier or later date or dates as may be fixed by the Offeror from time to time as provided under “Extension, Variation or Change in the Offer” in Section 5 of the Offer to Purchase, unless the Offer is withdrawn by the Offeror;

“Expiry Time” means 5:00 p.m. (Toronto time) on the Expiry Date, or such earlier or later time or times as may be fixed by the Offeror from time to time as provided under “Extension, Variation or Change in the Offer” in Section 5 of the Offer to Purchase, unless the Offer is withdrawn by the Offeror;

“fully diluted basis” means, with respect to the number of outstanding Maritime Shares at any time, the number of Maritime Shares that would be outstanding if all rights to acquire Maritime Shares were exercised, other than those which are not, and cannot in accordance with their terms, become exercisable within 120 days following the Expiry Date, but including, for the purposes of this calculation, all Maritime Shares issuable upon the exercise of Convertible Securities, whether vested or unvested.

“Goldboro PEA” means the preliminary economic assessment prepared for the Offeror titled “Goldboro Project Preliminary Economic Assessment” dated March 2, 2018.

“Governmental Authority” means any foreign or domestic multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any division, agent, official, agency, bureau, commission, board or authority of any government, governmental body, governmental or public department, central bank, foreign investment authority, quasi-governmental or private body (including the TSX, TSX-V or any other stock exchange) exercising any statutory, regulatory, expropriation, environmental or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing;

“Green Bay Property” means Maritime’s Green Bay Property, comprised of the Hammerdown and Orion gold deposits, as further described in the pre-feasibility technical report titled “Pre-Feasibility Technical Report, Green Bay Property” with an effective date of March 2, 2017;

“Green Bay Property Technical Report” means Maritime’s pre-feasibility technical report titled “Pre-Feasibility Technical Report, Green Bay Property” with an effective date of March 2, 2017;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board (or any successor institute) in effect from time to time;

“Independent Committee Exemption” has the meaning ascribed thereto under “Acquisition of Maritime Shares Not Deposited Pursuant to the Offer — Securities Law Requirements for Business Combinations” in Section 19 of the Circular;

“Information Agent” means Kingsdale Advisors;

“insider” has the meaning ascribed thereto in MI 61-101;

“Loan” has the meaning ascribed thereto in Section 3 of the Circular;

“Laws” means all laws, statutes, codes, ordinances (including zoning), decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, settlements, writs, assessments, arbitration awards, rulings, determinations or awards, decrees or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such person or its business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal (printed on yellow paper) in the form accompanying the Offer to Purchase and Circular;

“Lien” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, royalty, levy, right to possession or any other encumbrance, easement, right of way, title limit, license, right of first refusal, covenant, voting trust or agreement, transfer restriction under any shareholder or similar agreement, right or restriction of any kind or nature whatsoever, whether contingent or absolute, direct or indirect, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Loan Agreement” has the meaning ascribed thereto under “Background to the Offer” in Section 3 of the Circular;

“Lock-Up Agreements” has the meaning ascribed thereto under “Lock-Up Agreements” in Section 15 of the Circular;

“Locked-Up Shareholders” has the meaning ascribed thereto under “Lock-Up Agreements” in Section 15 of the Circular;

“LOI” means the letter of intent dated January 29, 2018, submitted by the Offeror to Maritime as described in Section 3 of the Circular;

“Mark-to-Market Election” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations — Tax Consequences of the Offer if Maritime Is Classified as a PFIC” in Section 23 of the Circular.

“Mandatory Extension Period” has the meaning ascribed thereto under “Time for Acceptance” in Section 2 of the Offer to Purchase;

“Maritime” means Maritime Resource Corporation, a corporation existing under the BCBCA;

“Maritime Board” has the meaning ascribed thereto on the face page of the Offer to Purchase and Circular;

“Maritime Shares” has the meaning ascribed thereto on the face page of the Offer to Purchase and Circular and “Maritime Share” means any one of them;

“Material Adverse Effect” means any event, circumstance, change, development, occurrence or state of facts: (i) affecting the business, assets, operations, prospects, capitalization, properties, condition (financial or otherwise), equity or debt ownership, results of operations, cash flows, articles, notice of articles, licenses, permits, rights or privileges or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of Maritime or any of its subsidiaries, which, when considered either individually or in the aggregate, is or may be materially adverse to Maritime or, where applicable, the Offeror, (ii) which, when considered either individually or in the aggregate, would be expected to reduce the anticipated economic value to the Offeror of the acquisition of the Maritime Shares or make it inadvisable for or impair the ability of the Offeror to proceed with the Offer and/or to take up and pay for Maritime Shares deposited under the Offer and/or acquire Maritime Shares under any Compulsory Acquisition or Subsequent Acquisition Transaction, or (iii) which, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, would be materially adverse to the Offeror or any of its affiliates or which would limit, restrict or impose limitations or conditions on the ability of the Offeror to own, operate or control any material portion of the business or assets of Maritime or its subsidiaries or would compel the Offeror or any of its affiliates to dispose of, or hold separate, any material portion of the business or assets of Maritime or any of its subsidiaries or would compel the Offeror or any of its affiliates to dispose of, or hold separate, any material portion of the business or assets of the Offeror or any of its affiliates;

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time;

“NI 43-101” means National Instrument 43-101 — Standards of Disclosure for Mineral Projects, as amended or replaced from time to time;

“NI 62-104” means National Instrument 62-104 — Take-Over Bids and Issuer Bids, as amended or replaced from time to time;

“Non-Resident Shareholders” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Shareholders Not Resident in Canada” in Section 22 of the Circular;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery (printed on pink paper) in the form accompanying the Offer to Purchase and Circular;

“OBCA” means the Business Corporations Act (Ontario), as amended from time to time;

“Offer” means the offer to purchase all of the outstanding Maritime Shares made hereby, which includes common shares of Maritime that may become issued and outstanding after the date of the Offer but before the Expiry Time upon exercise, conversion or exchange of Convertible Securities;

“Offer Consideration” has the meaning ascribed thereto on the face page of the Offer to Purchase and Circular;

“Offer to Purchase and Circular” means the Offer to Purchase and the Circular, including, without limitation, Frequently Asked Questions, the Summary of the Offer and Definitions;

“Offer to Purchase” means the offer to purchase accompanying and forming part of the Offer;

“Offeror’s Notice” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition” in Section 19 of the Circular;

“Optional Extension Period” has the meaning ascribed thereto under “Take Up of and Payment for Deposited Shares” in Section 6 of the Offer to Purchase;

“PFIC” has the meaning ascribed thereto under “How Will U.S. Taxpayers Be Taxed For U.S. Federal Income Tax Purposes?” in the Offer to Purchase;

“Point Rousse Technical Report” means the technical report prepared for the Offeror titled, “NI 43-101 Technical Report, Mineral Resource and Mineral Reserve Update on the Point Rousse Project, Baie Verte, Newfoundland and Labrador, Canada” with an effective date of December 31, 2017.

“Purchased Shares” has the meaning ascribed thereto under “Manner of Acceptance — Power of Attorney” in Section 3 of the Offer to Purchase;

“Proceeding” means any court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration, or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority, or any claim, action, suit, demand, arbitration, charge, indictment, hearing, demand letter or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding;

“QEF” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations — Tax Consequences of the Offer if Maritime Is Classified as a PFIC” in Section 23 of the Circular.

“QEF Election” has the meaning ascribed thereto under “Certain United States Federal Income Tax Considerations — Tax Consequences of the Offer if Maritime Is Classified as a PFIC” in Section 23 of the Circular.

“RDSPs” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Potential Delisting” in Section 22 of the Circular;

“Rambler Metals” means Rambler Metals & Mining PLC;

“Registered Plans” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations - Eligibility of Anaconda Shares for Investment” in Section 22 of the Circular;

“Regulatory Approvals” (i) the approval of the TSX to list the Anaconda Shares, and (ii) such other sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of a Governmental Authority (domestic or foreign) that the Offeror determines are required in connection with the commencement of the Offer or the consummation of the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction;

“Resident Shareholders” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada” in Section 22 of the Circular;

“RESPs” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Potential Delisting” in Section 22 of the Circular;

“Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of taxes;

“RRIFs” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Potential Delisting” in Section 22 of the Circular;

“RRSPs” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Potential Delisting” in Section 22 of the Circular;

“SEC” means the United States Securities and Exchange Commission;

“SEC Industry Guide 7” has the meaning ascribed thereto under “Additional Notice to United States Shareholders and Other Shareholders Outside Canada”;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

“Securities Laws” means the Securities Act and all other applicable Canadian provincial and territorial securities Laws and the U.S. Exchange Act, the U.S. Securities Act and any other applicable United States state securities Laws;

“Securities Regulatory Authorities” means all applicable securities regulatory authorities, including the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada, the SEC and in each of the states of the United States;

“SEDAR” has the meaning ascribed thereto on page iv of the Offer to Purchase and Circular;

“Shareholders” has the meaning ascribed thereto on the face page of the Offer to Purchase and Circular, and “Shareholder” means any one of them;

“Shareholder Rights Plan” means the shareholder rights plan agreement dated as of March 15, 2018 entered into between Maritime and the SRP Rights Agent;

“SRP Rights” means the rights issued pursuant to the Shareholder Rights Plan;

“SRP Rights Agent” means Computershare Trust Services Inc., the rights agent under the Shareholder Rights Plan;

“Statutory Minimum Condition” has the meaning ascribed thereto under “Conditions of the Offer” in Section 4 of the Offer to Purchase;

“Subsequent Acquisition Transaction” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction” in Section 19 of the Circular;

“subsidiary” means, with respect to a specified entity, any:

(a)                                 corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are owned by such specified entity and the votes attached to those voting securities are sufficient, if exercised, to elect a majority of the directors of such corporation;

(b)                                 partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)                                  a subsidiary (as defined in clauses (a) and (b) above) of any subsidiary (as so defined) of such specified entity;

“take up” in reference to Maritime Shares means to accept such Maritime Shares for payment by giving written notice of such acceptance to the Depositary and “taking up” and “taken up” have corresponding meanings;

“Tax Act” means the Income Tax Act (Canada), including all regulations made thereunder, as amended;

“Tax Proposals” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations” in Section 22 of the Circular;

“taxable capital gains” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Taxation of Capital Gains and Losses” in Section 22 of the Circular;

“Tender Offer Statement” has the meaning ascribed thereto under “Additional Notice to United States Shareholders and Other Shareholders Outside Canada”;

“TFSAs” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations” in Section 22 of the Circular;

“TSX” has the meaning ascribed thereto on page iii of the Offer to Purchase and Circular;

“TSX-V” means the TSX Venture Exchange;

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder);

“U.S. Securities Act” has the meaning ascribed thereto under “Additional Notice to United States Shareholders and Other Shareholders Outside Canada”;

“U.S. Shareholders” has the meaning ascribed thereto under “Additional Notice to United States Shareholders and Other Shareholders Outside Canada”; and

“Viking Technical Report” means the technical report prepared for the Offeror titled “NI 43-101 Technical Report and Mineral Resource Estimate for the Thor Deposit, Viking Project, White Bay Area, Newfoundland and Labrador, Canada” dated August 29, 2016.

OFFER TO PURCHASE

The accompanying Circular, which is incorporated into and forms part of the Offer to Purchase, contains important information that should be read carefully before making a decision with respect to the Offer. Capitalized terms used in the Offer to Purchase, where not otherwise defined herein, shall have the meanings given to them in the Section entitled “Definitions”.

April 13, 2018

TO: THE HOLDERS OF COMMON SHARES OF MARITIME

1.                                      The Offer

The Offeror hereby offers to purchase, on and subject to the following terms and conditions, all of the outstanding Maritime Shares, together with the associated SRP Rights (other than any Maritime Shares held directly or indirectly by the Offeror and its affiliates, if any), and including, for greater certainty, any Maritime Shares that may become issued and outstanding upon the exercise, exchange or conversion of Convertible Securities after the date hereof but prior to the Expiry Time, for consideration of 0.390 of an Anaconda Share for each Maritime Share.

No fractional Anaconda Shares will be issued pursuant to the Offer. Where the aggregate number of Anaconda Shares to be issued to a Shareholder would result in a fraction of an Anaconda Share being issuable, the number of Anaconda Shares to be received by such Shareholder will be rounded down to the nearest whole number and no former Shareholder will be entitled to any compensation in respect of a fractional Anaconda Share.

Shareholders who have deposited Maritime Shares will be deemed to have deposited the SRP Rights associated with such Maritime Shares.  No additional payment will be made for the SRP Rights and no amount of the consideration to be paid by the Offeror will be allocated to the SRP Rights.

On March 16, 2018, the last trading day prior to the Offeror’s announcement of its intention to make an offer, the closing price of the Maritime Shares on the TSX-V was $0.10, and the closing price of the Anaconda Shares on the TSX was $0.385. The Offer Consideration has a value of approximately $0.15 per Maritime Share, representing a premium of approximately 50% as of the close of trading on March 16, 2018. Based on the volume weighted average prices of the Maritime Shares on the TSX-V and the Anaconda Shares on the TSX for the 20 trading days immediately preceding the date the Offeror announced its intention to make an offer, the Offer Consideration has a value of approximately $0.16 per Maritime Share and represents a premium of approximately 64%. On April 10, 2018, the closing price of the Maritime Shares on the TSX-V was $0.105, and the closing price of the Anaconda Shares on the TSX was $0.385.

The Offer is made only for Maritime Shares and is not made for any Convertible Securities. Any holder of Convertible Securities who wishes to accept the Offer should, subject to and to the extent permitted by the terms of such securities and applicable Law, exercise, exchange or convert such Convertible Securities in order to acquire Maritime Shares and then deposit those Maritime Shares on a timely basis in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received a share certificate or DRS Advice representing the Maritime Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under “Manner of Acceptance —Procedure for Guaranteed Delivery” in Section 3 of the Offer to Purchase.

The obligation of the Offeror to take up and pay for Maritime Shares pursuant to the Offer is subject to certain conditions. See “Conditions of the Offer” in Section 4 of the Offer to Purchase.

Shareholders who do not deposit their Maritime Shares under the Offer will not be entitled to any right of dissent or appraisal in connection with the Offer. However, Shareholders who do not deposit their Maritime Shares under the Offer may have certain rights of dissent in the event the Offeror elects to acquire such Maritime Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, including the right to seek judicial determination of the fair value of their Maritime Shares. See “Acquisition of Maritime Shares Not Deposited Pursuant to the Offer” in Section 19 of the Circular.

Shareholders should contact the Depositary and the Information Agent, or a broker or dealer for assistance in accepting the Offer and in depositing Maritime Shares with the Depositary.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Maritime Shares directly with the Depositary to accept the Offer. However, an investment advisor, stock broker, bank, trust company or other nominee through whom a Shareholder owns Maritime Shares may charge a fee to tender any such Maritime Shares on behalf of the Shareholder. Shareholders should consult such nominee to determine whether any charges will apply.

Shareholders whose Maritime Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Maritime Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

2.                                      Time for Acceptance

The Offer is open for acceptance during the period commencing on the date hereof and ending at 5:00 p.m. (Toronto time) on July 27, 2018 or such later time or times and date or dates as may be fixed by the Offeror from time to time, in accordance with “Extension, Variation or Change of the Offer” in Section 5 of the Offer to Purchase, unless the Offer is withdrawn by the Offeror.

Any decision to extend the Offer, including for how long, will be made prior to the Expiry Time. The Expiry Time may be subject to multiple extensions.

If the Statutory Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up Maritime Shares deposited under the Offer, the Offer will be extended and will be open for acceptance for an additional period of not less than 10 days (the “Mandatory Extension Period”). The Offeror may also extend the Offer for one or more Optional Extension Periods following the Mandatory Extension Period.

3.                                      Manner of Acceptance

Letter of Transmittal

Registered Shareholders may accept the Offer by delivering to the Depositary at the office of the Depositary listed in the accompanying Letter of Transmittal (printed on yellow paper) thereof so as to be received before the Expiry Time:

(a)                                 the certificate(s) or DRS Advice(s) representing the Maritime Shares in respect of which the Offer is being accepted;

(b)                                 a Letter of Transmittal in the form accompanying the Offer to Purchase and Circular properly completed and duly executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee, if required); and

(c)                                  all other documents required by the instructions set out in the Letter of Transmittal.

The Offer will be deemed to be accepted only if the Depositary has actually received these documents at its office specified in the Letter of Transmittal at or prior to the Expiry Time. Beneficial Shareholders Shares may deposit their Maritime Shares under the Offer in compliance with the procedures for book-entry transfers set out below under the heading “Acceptance by Book-Entry Transfer” or for guaranteed delivery set out below under the heading “Procedure for Guaranteed Delivery”.

Except as otherwise provided in the instructions set out in the Letter of Transmittal, the registered Shareholder’s signature is required on the Letter of Transmittal. If a Letter of Transmittal is executed by a person other than the registered Shareholder represented by the certificates(s) deposited therewith, or if the Offer Consideration issued pursuant to the Offer is to be issued to a person other than the registered Shareholder, the certificate(s) must be endorsed, or be accompanied by an appropriate share transfer power of attorney, in either case, duly and properly completed by the registered Shareholder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

Participants in CDS should contact the Depositary with any questions related to the deposit of their Maritime Shares under the Offer. The Offeror understands that CDS will be issuing instructions to their participants as to the method of depositing such Maritime Shares under the terms of the Offer. See “Acceptance by Book-Entry Transfer” below.

Acceptance by Book-Entry Transfer

Shareholders holding their shares through a nominee such as a bank, brokerage or other such financial institution may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Maritime Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Maritime Shares to the Depositary by means of a book-entry transfer will constitute a valid deposit of such Maritime Shares under the Offer.

Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid deposit under and in accordance with the terms of the Offer.

Procedure for Guaranteed Delivery

If a Shareholder wishes to accept the Offer and deposit Maritime Shares, together with the associated SRP Rights, under the Offer and (i) the certificate(s) representing such Maritime Shares (and if applicable, the Rights Certificates), is (are) not immediately available, (ii) the Shareholder cannot complete the procedure for book-entry transfer of such Maritime Shares, together with the associated SRP Rights, on a timely basis, or (iii) the certificate(s) or DRS Advice(s) and all other required documents cannot be delivered to the Kingsdale at or prior to the Expiry Time, those Maritime Shares, together with the associated SRP Rights, may nevertheless be deposited under the Offer, provided that all of the following conditions are met:

(a)                                 such deposit is made by or through an Eligible Institution or directly presented by a registered Shareholder;

(b)                                 a properly completed and duly executed Notice of Guaranteed Delivery (printed on pink paper) in the form accompanying the Offer to Purchase and Circular or a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary before the Expiry Time at its office listed on the Notice of Guaranteed Delivery;

(c)                                  the certificate(s) or DRS Advice representing all Deposited Shares, in proper form for transfer, and, if the Separation Time has occurred at or prior to the Expiry Time and certificates representing Rights Certificates have been distributed to the Shareholders prior to the Expiry Time, the Rights Certificate(s) representing the deposited SRP Rights, together with a Letter of Transmittal, or, in the case of a book-entry transfer, a book-entry confirmation with respect to Maritime Shares, together with the associated SRP Rights, and all other documents required by the terms of the Offer and the Letter of Transmittal, are received by Kingsdale at its office in Toronto, Ontario specified in the Letter of Transmittal prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX-V after the Expiry Time; and

(d)                                 in the case of SRP Rights, where the Separation Time has occurred prior to the Expiry Time but Rights Certificates have not been distributed to Shareholders prior to the Expiry Time, Rights Certificate(s) representing the deposited SRP Rights, together with a Letter of Transmittal, properly completed and duly executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee if required) or, in the case of a book-entry transfer, a Book- Entry Confirmation with respect to such deposited SRP Rights, and all other documents required by the terms of the Offer and the Letter of Transmittal, are received by the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX-V after the date, if any, that Rights Certificates are distributed to Shareholders.

The Notice of Guaranteed Delivery must be delivered by hand, couriered or mailed to the Depositary at its office listed on the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying certificate(s) representing Maritime Shares and all other required documents to an address other than those specified in the Notice of Guaranteed Delivery does not constitute delivery for purposes of satisfying a guaranteed delivery.

SRP Rights

Unless waived by the Offeror, holders of Maritime Shares are required to deposit one SRP Right for each Maritime Share in order to effect a valid deposit of such Maritime Share or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Separation Time does not occur prior to the Expiry Time, a deposit of Maritime Shares will also constitute a deposit of the associated SRP Rights. If the Separation Time occurs prior to the Expiry Time and Rights Certificates are distributed by the Offeror to the Shareholders prior to the time that the holder’s Maritime Shares are deposited pursuant to the Offer, in order for the Maritime Shares to be validly deposited, Rights Certificate(s) representing SRP Rights at least equal in number to the number of Maritime Shares deposited must be delivered with the Letter of Transmittal or, if available, a Book-Entry Confirmation, to the Depositary. If the Separation Time occurs prior to the Expiry Time and Rights Certificates are not distributed by the time that a Shareholder deposits its Maritime Shares pursuant to the Offer, the Shareholder may deposit its SRP Rights before receiving Rights Certificate(s) by using the guaranteed delivery procedure described above. In any case, a deposit of Maritime Shares constitutes an agreement by the signatory to deliver Rights Certificate(s) representing SRP Rights at least equal in number to the number of Maritime Shares deposited pursuant to the Offer or, if available, a Book-Entry Confirmation, to the Depositary at its office in Toronto, Ontario as specified in the Letter of Transmittal at or prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX-V after the date, if any, that Rights Certificate(s) are distributed. The Offeror reserves the right to require, if the Separation Time occurs prior to the Expiry Time, that the Depositary receive, prior to taking-up the Maritime Shares for payment pursuant to the Offer, Rights Certificate(s) from a Shareholder representing SRP Rights or, if available, a Book-Entry Confirmation at least equal in number to the Maritime Shares deposited by such holder.

Lost Certificates

If a share certificate has been lost or destroyed, the Letter of Transmittal should be completed to the extent possible and forwarded, together with a letter describing the loss and a contact telephone number, to the Depositary at its office specified in the Letter of Transmittal. The Depositary will forward a copy to the transfer agent for the Maritime Shares and such transfer agent will advise the Shareholder of the steps that the Shareholder must take to obtain a replacement certificate for its Maritime Shares. The foregoing action must be taken sufficiently in advance of the Expiry Time in order to obtain a replacement certificate in sufficient time to permit the Maritime Shares represented by the replacement certificate to be deposited under the Offer at or prior to the Expiry Time.

General

The Offer will be deemed to be accepted by a Shareholder only if the Depositary has actually received the requisite documents at its office specified in the Letter of Transmittal at or prior to the Expiry Time. In all cases, payment for Maritime Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of (a) certificates representing the Maritime Shares (or, in the case of a book-entry transfer to the Depositary, a Book-Entry Confirmation for the Maritime Shares), (b) a Letter of Transmittal, properly completed and duly executed, covering such Maritime Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal or in the case of a book-entry transfer to the Depositary through CDS, a Book-Entry Confirmation for the Maritime Shares, and (c) all other required documents.

The method of delivery of certificate(s) or DRS Advice(s) representing Maritime Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the person depositing such documents. The Offeror recommends that all such documents be delivered by hand to the Depositary and a receipt obtained or, if mailed, that registered mail, with acknowledgement of receipt requested, be used and that proper insurance be obtained. It is suggested that any such mailing be made well in advance of the Expiry Time to permit delivery to the Depositary at or prior to the Expiry Time. Delivery will only be effective upon physical receipt by the Depositary.

Persons whose Maritime Shares are registered in the name of an investment advisor, stockbroker, dealer, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Maritime Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

All questions as to the validity, form, eligibility (including, without limitation, timely receipt) and acceptance of any Maritime Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the Laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in any deposit of any Maritime Shares. There shall be no duty or obligation on the Offeror, the Depositary, or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer, the Offer to Purchase, the Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other related documents will be final and binding.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out in this Section 3.

Under no circumstance will interest accrue or any amount be paid by the Offeror or the Depositary to persons depositing Maritime Shares by reason of any delay in making payments for Maritime Shares to any person on account of Maritime Shares accepted for payment under the Offer.

Shareholders should contact the Depositary and the Information Agent, or a broker or dealer for assistance in accepting the Offer and depositing Maritime Shares with the Depositary.

Dividends and Distributions

Subject to the terms and conditions of the Offer and subject, in particular, to Maritime Shares being validly withdrawn by or on behalf of a depositing Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set out herein, a Shareholder irrevocably deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Maritime Shares covered by the Letter of Transmittal or book-entry transfer (collectively, the “Deposited Shares”) and in and to all rights and benefits arising from such Deposited Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests including SRP Rights that may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them on and after the date of the Offer, including, without limitation, any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

Power of Attorney

The execution of a Letter of Transmittal or the making of a book-entry transfer in accordance with “Acceptance by Book-Entry Transfer” above irrevocably constitutes and appoints each director and officer of the Offeror and any other person designated by the Offeror in writing as the true and lawful agent, attorney and attorney-in-fact and proxy of the holder of the Deposited Shares deposited pursuant to the Offer and purchased by the Offeror (the “Purchased Shares”), and with respect to any and all Distributions thereon which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Shares or any of them after the date of the Offer except as otherwise indicated in “Changes in Capitalization; Adjustments; Liens” in Section 9 of the Offer to Purchase. Such power of attorney shall be effective on and after the date that the Offeror takes up and pays for the

Purchased Shares, with full power of substitution and resubstitution (such powers of attorney, being coupled with an interest, being irrevocable), to in the name of and on behalf of such Shareholder:

(a)                                 to register or record the transfer and/or cancellation of such Purchased Shares and Distributions, to the extent consisting of securities, on the appropriate securities registers maintained by or on behalf of Maritime;

(b)                                 for so long as any such Purchased Shares and Distributions are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, to execute and deliver (provided the same is not contrary to applicable Law), as and when requested by the Offeror, any and all instruments of proxy, authorizations, resolutions or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Shares and Distributions, to revoke any such instruments, authorizations, resolutions or consents given prior to or after the date that the Offeror takes up and pays for the Purchased Shares, and to designate in any such instruments, authorizations, resolutions or consents any person or persons as the proxyholder of such Shareholder in respect of such Purchased Shares and Distributions for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Maritime;

(c)                                  to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distributions payable to or to the order of, or endorsed in favour of, such Shareholder;

(d)                                 to exercise any other rights of a Shareholder with respect to such Purchased Shares and Distributions, all as set out in the Letter of Transmittal; and

(e)                                  to execute all such further and other documents, transfers or other assurances as may be necessary or desirable in the sole judgment of the Offeror to effectively convey such Purchased Shares and Distributions to the Offeror.

A Shareholder who executes a Letter of Transmittal (including by book-entry transfer) also agrees, effective on and after the date the Offeror takes up and pays for Purchased Shares, not to vote any of the Purchased Shares or Distributions at any meeting (whether annual, special or otherwise or any adjournments or postponements thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Maritime and not to exercise any or all of the other rights or privileges attached to the Purchased Shares or Distributions and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to the Offeror, in respect of all or any of the Purchased Shares or Distributions, and to designate in such instruments of proxy, authorizations or consents the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Shares or Distributions. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Shares or Distributions with respect thereto shall be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

A Shareholder accepting the Offer under the terms of the Letter of Transmittal (including by book-entry transfer) revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Shares or any Distributions. Such depositing Shareholder agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Shares or any Distributions by or on behalf of the depositing Shareholder unless the Deposited Shares are not taken up and paid for under the Offer or are withdrawn in accordance with “Right to Withdraw Deposited Shares” in Section 7 of the Offer to Purchase.

Further Assurances

A Shareholder accepting the Offer covenants and agrees under the terms of the Letter of Transmittal (including by book-entry transfer) to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Shares or Distributions to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred is, to the extent permitted by Law, irrevocable and may be exercised during any subsequent legal incapacity of such Shareholder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the Shareholder and all obligations of the Shareholder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such Shareholder.

Formation of Agreement; Shareholder’s Representations and Warranties

The acceptance of the Offer pursuant to the procedures set out above will constitute a binding agreement between a depositing Shareholder and the Offeror, effective immediately following the time at which the Offeror takes up the Maritime Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer and the Letter of Transmittal. This agreement includes a representation and warranty by the depositing Shareholder that, among other things: (a) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made has received the Offer to Purchase and Circular and has full power and authority to deposit, sell, assign and transfer the Deposited Shares and all rights and benefits arising from such Deposited Shares including, without limitation, any Distributions; (b) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made has good title to and is the beneficial owner of the Deposited Shares and any Distributions deposited under the Offer; (c) the Deposited Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Shares or Distributions, to any other person; (d) the deposit of the Deposited Shares and Distributions complies with applicable Law; (e) all information inserted in the Letter of Transmittal is accurate and complete; and (f) when the Deposited Shares and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto (and to any Distributions), free and clear of all Liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of others.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set forth in this Section 3.

4.                                      Conditions of the Offer

Notwithstanding any other provision of the Offer and subject to applicable Law, and in addition to (and not in limitation of) the Offeror’s right to vary or change the Offer at any time prior to the Expiry Time pursuant to “Extension Variation or Change in the Offer” in Section 5 of the Offer to Purchase, the Offeror will not take up, purchase or pay for, any Maritime Shares unless, at the Expiry Time or such later time during which Maritime Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any Optional Extension Period thereafter, there shall have been validly deposited under the Offer and not withdrawn that number of Maritime Shares constituting more than 50% of the total number of Maritime Shares outstanding, excluding those Maritime Shares beneficially owned, or over which control or direction is exercised by the Offeror and its affiliates or by any person acting jointly or in concert with the Offeror. In the event that the foregoing condition is not satisfied at the Expiry Time, the Offeror shall have the right to withdraw or terminate the Offer or to extend the period of time during which the Offer is open for acceptance. The foregoing condition is referred to herein as the “Statutory Minimum Condition” and cannot be waived by the Offeror.

In addition, notwithstanding any other provision of the Offer and subject to applicable Law, and in addition to (and not in limitation of) the Offeror’s right to vary or change the Offer at any time prior to the Expiry Time pursuant to “Extension Variation or Change in the Offer” in Section 5 of the Offer to Purchase, the Offeror will have the right to withdraw the Offer and not take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for any Maritime Shares deposited pursuant to the Offer, unless all of the following conditions are satisfied, as determined in the Offeror’s reasonable judgment or waived by the Offeror at or before the Expiry Time or such later time during which Maritime Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any Optional Extension Period thereafter:

(a)                                 the Statutory Minimum Condition shall have been satisfied;

(b)                                 there shall have been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Maritime Shares that constitute at least 66 2/3% of the Maritime Shares outstanding at the Expiry Time calculated on a fully-diluted basis;

(c)                                  no Law will have been enacted, issued, promulgated, enforced, made, entered, issued or applied and no Proceeding will otherwise have been taken under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent) that makes the Offer illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Offer;

(d)                                 there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer any event, change, circumstance, development or occurrence that constitutes a Material Adverse Effect or could give rise to a Material Adverse Effect, including, but not limited to any adverse claims, rights, interests, limitations, or other restrictions of any kind whatsoever not publicly disclosed by Maritime in respect of any of Maritime’s property or assets;

(e)                                  the Regulatory Approvals (as defined herein) and other third party consents or approvals  considered necessary by the Offeror that are necessary or desirable in order to:

(i)         complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; and

(ii)        prevent or avoid the occurrence of any Material Adverse Effect as a result of the completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction

shall have been obtained, received or concluded or, in the case of waiting or suspensory periods, expired or been terminated, on terms satisfactory to the Offeror in its reasonable judgment.

(f)                                   there shall not be pending or threatened any Proceeding by any Governmental Authority or any other person that is reasonably likely to result in any:

(i)         prohibition or restriction on the acquisition by the Offeror of any Maritime Shares or the completion of the Offer or make it inadvisable for the Offeror to complete the Offer;

(ii)        prohibition or material limit on the ownership by the Offeror of the Company or any material portion of its business; and

(iii)       imposition of limitations on the ability of the Offeror to acquire or hold, or exercise full rights of ownership of, any Maritime Shares, including the right to vote such Maritime Shares;

(g)                                  that the Shareholder Rights Plan does not and will not adversely affect the Offer or the Offeror, either before or upon the consummation of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction and: (i) the Maritime Board shall have redeemed all outstanding SRP Rights or waived the application of the Shareholder Rights Plan to the purchase of Maritime Shares by the Offeror under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction; (ii) a cease trade order or an injunction shall have been issued, and no notice of appeal or appeal shall have been filed, that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Maritime Shares upon the exercise of the SRP Rights in relation to the purchase of Maritime Shares by the Offeror under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, which cease trade order or injunction shall be in full force and effect; (iii) a court of competent jurisdiction shall have made a final and binding order that the SRP Rights are illegal, invalid or of no force or effect or may not be exercised in relation to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; or (iv) the SRP Rights and the Shareholder Rights Plan shall otherwise be or have been held to be unexercisable or unenforceable in relation to the Maritime Shares with respect to the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction.

(h)                                 the Offeror shall have received the requisite approval of Anaconda shareholders to issue the Anaconda Shares pursuant to the Offer;

(i)                                     that none of Maritime, any of its affiliates, subsidiaries or any third party has taken or proposed to take any action or has failed to take any action, or disclosed a previously undisclosed action or event which might reduce the expected economic value to the Offeror of the acquisition of Maritime or make it inadvisable for Maritime to proceed with the Offer and/or with the taking-up and paying for deposited Maritime Shares under the Offer and/or the completion of a Compulsory Acquisition or any Subsequent Acquisition Transaction or reduce the expected economic value of Maritime’s assets including, without limiting the generality of the foregoing:

(i)         adopting, establishing or entering into any new or amending any existing employment, change in control, severance, compensation or similar agreement, arrangement or plan with or for one or more of Maritime’s or its subsidiaries’ employees, consultants or directors or making grants are awards pursuant to, any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants or directors of Maritime or its subsidiaries;

(ii)        adopting, establishing or entering into, or amending or making grants or awards pursuant to, any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants or directors of Maritime or any of its subsidiaries, whether or not as a result of or in connection with the transactions contemplated by this Offer and Circular;

(iii)       except as may be required by Laws, taking any action to adopt, establish, terminate or amend any employee benefit plan of Maritime or any of its subsidiaries; or

(iv)       any proposal, plan or intention to do any of the foregoing, either publicly announced or communicated by or to Maritime, or any agreement to engage in any of the foregoing; and

(j)                                    that there shall not have occurred, developed or been threatened on or after the date of the Offer:

(i)         any general suspension of trading, or limitation on prices for, securities on the TSX or TSX-V or in any national securities exchange or the over-the-counter market in Canada;

(ii)        any extraordinary or material adverse change in the financial, banking or capital markets in Canada;

(iii)       a material change in currency exchange rates or a suspension of, or limitation on, the markets therefor;

(iv)       a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada;

(v)        any limitation (whether or not mandatory) by any Governmental Authority on, or other event that might affect the extension of credit by banks or other lending institutions in Canada;

(vi)       any natural disaster, commencement of war or armed hostilities, other acts of sabotage, military action or police action or other national or international calamity or crisis involving Canada or any attack on, or outbreak or act of terror in or involving Canada, or

(vii)      in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

The foregoing conditions, other than the Statutory Minimum Condition, are for the exclusive benefit of the Offeror. The Offeror may assert any of the foregoing conditions at any time, regardless of the circumstances giving rise to such assertion (including any action or inaction by the Offeror giving rise to any such assertions). The Offeror may waive any of the foregoing conditions, other than the Statutory Minimum Condition and the approval of Anaconda Shareholders to issue the Anaconda Shares pursuant to the Offer, in its sole discretion, in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights which the Offeror may have. Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to constitute a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed to constitute a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time by the Offeror. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.

Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Toronto, Ontario. The Offeror, forthwith after giving any such notice, shall (i) make a public announcement of such waiver or withdrawal, (ii) cause the Depositary, if required by Law, as soon as practicable thereafter to notify the Shareholders thereof in the manner set forth in “Notices and Delivery” in Section 10 of the Offer to Purchase, and (iii) provide a copy of the aforementioned notice to the TSX and TSX-V, as applicable. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Maritime Shares deposited under the Offer and the Depositary will promptly return all certificates representing deposited Maritime Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offeror’s expense. See “Return of Deposited Shares” in Section 8 of the Offer to Purchase.

5.                                      Extension, Variation or Change in the Offer

The Offer is open for acceptance from the date of the Offer until the Expiry Time, subject to extension or variation in the Offeror’s sole discretion or as set out below, unless the Offer is withdrawn by the Offeror. In addition, if the Offeror takes up Maritime Shares deposited under the Offer at the Expiry Time, the Offer will be extended and will be open for acceptance for an additional period of not less than 10 days (the Mandatory Extension Period) from the date on which the Maritime Shares are first taken up.

Subject to the limitations set out below, the Offeror reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or at any other time if permitted by applicable Law) to vary the terms of the Offer (including, without limitation, by extending or abridging the period during which Maritime Shares may be deposited under the Offer where permitted by Law).

Where the terms of the Offer are varied, the Offer will not expire before 10 days after the notice of such variation has been given to the Shareholders, unless otherwise permitted by applicable Law and subject to abridgement or elimination of that period pursuant to such orders or other forms of relief as may be granted by applicable Securities Regulatory Authorities.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, the terms of the Offer are varied (other than a variation in the terms of the Offer consisting solely of the waiver of a condition in the Offer and any extension of the Offer, other than an extension in respect of the 10-day Mandatory Extension Period, resulting from the waiver), including any reduction of the period during which securities may be deposited under the Offer pursuant to applicable Law, or any extension of the period during which securities may be deposited under the Offer pursuant to applicable Law, and whether or not that variation results from the exercise of any right contained in the Offer, the Offeror will promptly (a) issue and file a news release to the extent and in the manner required by applicable Law, and (b) send a notice of variation in the manner set out under “Notices and Delivery” in Section 10 of the Offer to Purchase, to every person to whom the Offer is required to be sent under applicable Law and whose Maritime Shares were not taken up before the date of the variation. If there is a notice of variation, the period during which Maritime Shares may be deposited under the Offer must not expire before 10 days after the date of the notice of variation. If the Offeror is required to send a notice of variation before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before 10 days after the date of the notice of variation, and the Offeror must not take up Maritime Shares deposited under the Offer before 10 days after the date of the notice of variation.

In addition, the Offeror will file a copy of such notice of variation and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to Maritime, the TSX, the TSX-V and the Securities Regulatory Authorities, as applicable. Any notice of variation of the Offer will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. If the variation consists solely of a waiver of a condition, the Offeror will promptly issue and file a news release announcing the waiver.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase or the Circular or any notice of change or notice of variation that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will promptly (a) issue and file a news release of such change to the extent and in the manner required by applicable Law, and (b) send a notice of the change in the manner set out under “Notices and Delivery” in Section 10 of the Offer to Purchase, to every person to whom the Offer was required to be sent and whose Maritime Shares were not taken up before the date of the change. If the Offeror is required to send a notice of change before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before 10 days after the date of the notice of change, and the Offeror must not take up Maritime Shares deposited under the Offer before 10 days after the date of the notice of change. In addition, the Offeror will file a copy of such notice and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to Maritime, the TSX, the TSX-V and the Securities Regulatory Authorities, as applicable. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. Notwithstanding the foregoing, but subject to applicable Law, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Maritime Shares deposited under the Offer and not withdrawn.

During any extension or in the event of any variation of the Offer or change in information, all Maritime Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms hereof, subject to “Right to Withdraw Deposited Shares” in Section 7 of the Offer to Purchase. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless otherwise expressly stated, constitute a waiver by the Offeror of its rights under “Conditions of the Offer” in Section 4 of the Offer to Purchase.

If, prior to the Expiry Time, the Offer Consideration is increased, the increased consideration will be paid to all depositing Shareholders whose Maritime Shares are taken up under the Offer, whether or not such Maritime Shares were taken up before the increase.

6.                                      Take Up of and Payment for Deposited Shares

If all the conditions referred to under “Conditions of the Offer” in Section 4 of the Offer to Purchase have been satisfied or, where such conditions may be waived, are waived at or before the Expiry Time, the Offeror will become obligated to take up the Maritime Shares validly deposited under the Offer, and not properly withdrawn, immediately following the Expiry Time and pay for the Maritime Shares so taken up as soon as possible, but in any event not later than three Business Days after taking up such Maritime Shares.

In accordance with applicable Law, if the Offeror is obligated to take up such Maritime Shares, the Offeror will extend the Offer for the 10-day Mandatory Extension Period and may extend the deposit period after expiration of the 10-day Mandatory Extension Period for one or more optional extension periods (“Optional Extension Periods”).  Any Maritime Shares tendered during the 10-day Mandatory Extension Period and any Optional Extension Period will be taken up and paid for as soon as possible and in any event no later than 10 days after such tender.

For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Maritime Shares validly deposited and not withdrawn under the Offer if, as and when the Offeror gives written notice or other communication subsequently confirmed in writing to the Depositary at its office in Toronto, Ontario to that effect. Subject to applicable Law, the Offeror expressly reserves the right in its sole discretion to terminate or withdraw the Offer and not take up or pay for any Maritime Shares under the Offer if any condition specified under “Conditions of the Offer” in Section 4 of the Offer to Purchase is not satisfied or where such condition may be waived, waived, by giving written notice thereof or other communication subsequently confirmed in writing to the Depositary at its principal office in Toronto, Ontario.

The Offeror will pay for Maritime Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient certificates and DRS Advices representing the Anaconda Shares for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Maritime Shares on the purchase price of Maritime Shares purchased by the Offeror, regardless of any delay in making such payment.

The Depositary will act as the agent of persons who have deposited Maritime Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Maritime Shares under the Offer.

Settlement with each Shareholder who has deposited (and not withdrawn) Maritime Shares under the Offer will be made by the Depositary delivering or causing to be delivered certificate(s) or DRS Advice representing the Anaconda Shares in the amount to which the person depositing Maritime Shares is entitled. Unless otherwise directed by the Letter of Transmittal, the certificate(s) or DRS Advice will be issued in the name of the registered holder of the Maritime Shares so deposited. Unless the person depositing the Maritime Shares instructs the Depositary to hold the certificate(s) or DRS Advice for pick-up by checking the appropriate box in the Letter of Transmittal, the certificate(s) or DRS Advice will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the certificate(s) or DRS Advice will be sent to the address of the registered holder as shown on the securities register maintained by or on behalf of Maritime. Certificate(s) or DRS Advice mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable Law, the Offeror may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Shareholder.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Maritime Shares directly with the Depositary to accept the Offer. However, an investment advisor, stock broker, bank, trust company or other nominee through whom a Shareholder owns Maritime Shares may charge a fee to tender any such Maritime Shares on behalf of the Shareholder. Shareholders should consult such nominee to determine whether any charges will apply.

7.                                      Right to Withdraw Deposited Shares

Except as otherwise provided in this Section 7 or as otherwise required by applicable Law, all deposits of Maritime Shares under the Offer are irrevocable. Unless otherwise required or permitted by applicable Law, any Maritime Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder: (a) at any time before the Maritime Shares have been taken up by the Offeror; or (b) if the Maritime Shares have not been paid for by the Offeror within three Business Days after having been taken up by the Offeror.

In addition, if:

(a)                                 there is a variation of the terms of the Offer before the Expiry Time (including any abridgment or extension of the period during which Maritime Shares may be deposited thereunder or the modification of a term or condition of an Offer, but excluding a variation consisting solely of an increase in the Offer Consideration where the Expiry Time is not extended for a period not greater than 10 days from the date of the notice of variation); or

(b)                                 there is a variation of the terms of the Offer after the Expiry Time, excluding a variation consisting of either an increase in the Offer Consideration or an extension of the Offer for a period not greater than 10 days from the date of the notice of variation; or

(c)                                  a notice of change in respect of the information contained in the Offer to Purchase and the accompanying Circular or if any subsequent notice of change or variation is delivered to persons whose Maritime Shares were not taken up at the date of the occurrence of the change;

then any Deposited Shares not taken up and paid for by the Offeror at such time may be withdrawn by or on behalf of the depositing Shareholder at any time before the expiration of 10 days from the date upon which the notice of such change or variation is mailed, delivered or otherwise communicated.

Withdrawals of Deposited Shares must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be actually received by the Depositary at the place of deposit within the time limits indicated above. Notices of withdrawal: (i) must be made by a method, including a manually signed facsimile transmission or email that provides the Depositary with a written or printed copy of such notice; (ii) must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) the Maritime Shares which are to be withdrawn; (iii) must specify such person’s name, the number of Maritime Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the applicable Maritime Shares to be withdrawn; and (iv) must be actually received by the Depositary of the applicable Deposited Shares (or Notice of Guaranteed Delivery in respect thereon). The withdrawal will take effect upon actual physical receipt by the Depositary of the properly completed and signed written notice of withdrawal.

Alternatively, if Maritime Shares have been deposited pursuant to the procedures for book-entry transfer as set forth in “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section 3 of the Offer to Purchase, any notice of withdrawal must comply with the procedures of CDS, as applicable.

A withdrawal of Deposited Shares can only be accomplished in accordance with the foregoing procedures. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written notice of withdrawal.

Shareholders whose Maritime Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to withdraw.

All questions as to the validity (including, without limitation, timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding. There is no duty or obligation of the Offeror, the Depositary or any other person to give notice of any defect or irregularity in any notice of withdrawal and no liability shall be incurred or suffered by any of them for failure to give such notice.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking up or paying for Maritime Shares or is unable to take up or pay for Maritime Shares for any reason, then, without prejudice to the Offeror’s other rights, Deposited Shares may, subject to applicable Law, be retained by the Depositary on behalf of the Offeror until such Deposited Shares are withdrawn by Shareholders in accordance with this Section 7 or pursuant to applicable Law.

Withdrawals cannot be rescinded and any Maritime Shares withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be re-deposited at any subsequent time at or prior to the Expiry Time by following any of the procedures described in “Manner of Acceptance” in Section 3 of the Offer to Purchase.

In addition to the foregoing rights of withdrawal, Shareholders in the provinces and territories of Canada are entitled to one or more statutory rights of rescission, price revision or to damages in certain circumstances. See “Offerees’ Statutory Rights” in Section 27 of the Circular.

8.                                      Return of Deposited Shares

Any Deposited Shares that are not taken up and paid for by the Offeror pursuant to the terms and conditions of the Offer for any reason will be returned, at the Offeror’s expense, to the depositing Shareholder as soon as practicable after the Expiry Time or withdrawal of the Offer, by either: (a) sending certificates or DRS Advices representing the Maritime Shares not purchased by first-class insured mail to the address of the depositing Shareholder specified in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the securities register maintained by or on behalf of Maritime, or (b) in the case of Maritime Shares deposited by book-entry transfer of such Maritime Shares pursuant to the procedures set out in “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section 3 of the Offer to Purchase, such Maritime Shares will be credited to the depositing holder’s account maintained with CDS.

9.                                      Changes in Capitalization; Adjustments; Liens

If, on or after the date of the Offer, Maritime should divide, combine, reclassify, consolidate, convert or otherwise change any of the Maritime Shares or its capitalization, issue any Maritime Shares, or issue, grant or sell any securities convertible into Maritime Shares, or disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under “Conditions of the Offer” in Section 4 of the Offer to Purchase, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amount payable therefor) to reflect such division, combination, reclassification, consolidation, conversion, issuance, grant, sale or other change. See “Extension, Variation or Change in the Offer” in Section5 of the Offer to Purchase.

Maritime Shares and any Distributions acquired under the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of others and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, property, rights (including SRP Rights), assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Maritime Shares, whether or not separated from the Maritime Shares.

If, on or after the date of the Offer, Maritime should declare, set aside or pay any Distributions with respect to any Maritime Share, which is or are payable or distributable to Shareholders on a record date prior to the date of transfer into the name of the Offeror or its nominee or transferee on the securities register maintained by or on behalf of Maritime in respect of Maritime Shares accepted for purchase under the Offer, then (and without prejudice to its rights under “Conditions of the Offer” in Section 4 of the Offer to Purchase): any such Distributions will be received and held by the depositing Shareholder for the account of the Offeror and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as the owner of any such Distributions and may withhold the entire Offer Consideration payable by the Offeror under the Offer or deduct from the Offer Consideration payable by the Offeror under the Offer the amount or value thereof, as determined by the Offeror in its sole discretion. The Distributions may have tax consequences not described under “Certain Canadian Federal Income Tax Considerations” in Section 22 of the Circular or “Certain United States Federal Income Tax Considerations” in Section 23 of the Circular. Shareholders should consult their own tax advisors as to the tax consequence of the Distributions, if any.

10.                               Notices and Delivery

Without limiting any other lawful means of giving notice, and unless otherwise specified by applicable Law, any notice to be given by the Offeror or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Shareholders at their respective addresses as shown on the register maintained by or on behalf of Maritime in respect of the Maritime Shares and, unless otherwise specified by applicable Laws, will be deemed to have been received on the first Business Day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more

Shareholders and notwithstanding any interruption of mail services following mailing. Except as otherwise permitted by applicable Law, if mail service is interrupted or delayed following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by applicable Law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given to Shareholders under the Offer will be deemed to have been properly given and to have been received by Shareholders if: (a) it is given to the TSX or TSX-V and disseminated through their facilities; (b) it is published once in the National Edition of The Globe and Mail or the National Post and in Québec, Le Devoir, in French; or (c) it is delivered to MarketWired or Canada Newswire for dissemination through their respective facilities.

The Offer to Purchase and Circular and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered Shareholders by first class mail, postage prepaid, or made available in such other manner as is permitted by applicable Law and the Offeror will use its reasonable efforts to furnish such documents to brokers, investment dealers, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of Maritime in respect of the Maritime Shares or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Maritime Shares where such listings are received.

Only the Offer to Purchase and Circular will be mailed to the non-registered owners of Maritime Shares.  If you are a non-registered owner, and the Offeror or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable regulatory requirements from the intermediary holding such securities on your behalf.  Non-registered shareholders should instruct their broker if they wish to tender their Maritime Shares towards the Offer.

Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the offices of the Depositary specified in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable.

11.                               Mail Service Interruption

Notwithstanding the provisions of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to certificates and/or any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificate(s) or DRS Advice representing Maritime Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section 11 as soon as reasonably practicable after the making of such determination and in accordance with “Notices and Delivery” in Section 10 of the Offer to Purchase. Notwithstanding “Take Up of and Payment for Deposited Shares” in Section 6 of the Offer to Purchase, certificates and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholder at the Toronto, Ontario office of the Depositary.

12.                               Market Purchases and Sales of Maritime Shares

Except as set forth below, the Offeror reserves the right to, and may, acquire or cause an affiliate to acquire beneficial ownership of Maritime Shares by making purchases through the facilities of the TSX-V at any time, and from time to time, prior to the Expiry Time subject to and in accordance with applicable Law.

In no event will the Offeror make any such purchases of Maritime Shares through the facilities of the TSX-V until the third Business Day following the date of the Offer and the Offeror shall comply with the following requirements under Section 2.2(3) of NI 62-104, in the event it decides to make any such purchases: (a) such intention shall be stated in a news release issued and filed at least one business day prior to making such purchases; (b) the aggregate number of Maritime Shares beneficially acquired shall not exceed five percent of the outstanding Maritime Shares as of the date of the Offer, calculated in accordance with applicable Law; (c) the purchases shall be made in the normal course through the facilities of the TSX-V; (d) the Offeror shall issue and file a news release containing the information required under applicable Law immediately after the close of business of the TSX-V on each day on which Maritime Shares have been purchased; and (e) the broker involved in such trades shall provide only customary broker services and receive only customary fees or commissions, and no solicitation for the sale or purchase of Maritime Shares shall be made by the Offeror or its agents (other than under the Offer) or the seller or its agents.

Purchases pursuant to Section 2.2(3) of NI 62-104 will not be counted in any determination as to whether the Statutory Minimum Condition has been fulfilled.

Although the Offeror has no present intention to sell Maritime Shares taken up under the Offer, the Offeror reserves the right to make or enter into arrangements, commitments or understandings at or prior to the Expiry Time to sell any of such Maritime Shares after the Expiry Time, subject to applicable Law and compliance with Section 2.7(2) of NI 62-104.

For the purposes of this Section 12, the “Offeror” includes any person acting jointly or in concert with the Offeror.

13.                               Other Terms of the Offer

The Offer and all contracts resulting from acceptance thereof shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the Laws of such jurisdiction.

No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror not contained herein or in the accompanying Circular, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror, the Depositary or the Information Agent for the purposes of the Offer.

The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

The Offeror, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Maritime Shares.

The Offer to Purchase and Circular do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making or the acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in the Offeror’s sole discretion, take such action as the Offeror may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

Where the Offer provides that the time for the taking of any action, the doing of any thing or the end of any period, expires or falls upon a day that is not a Business Day, the time shall be extended and action may be taken, the thing may be done or the period shall end as the case may be, on the next Business Day.

The Offeror reserves the right to waive any defect in acceptance with respect to any particular Maritime Share or any particular Shareholder. There shall be no duty or obligation of the Offeror, the Depositary or any other person to give notice of any defect or irregularity in the deposit of any Maritime Shares or in any notice of withdrawal and in each case no liability shall be incurred or suffered by any of them for failure to give such notice.

DATED: April 13, 2018

ANACONDA MINING INC.

By:	(signed) Dustin Angelo
Dustin Angelo
President and Chief Executive Officer

The Offer to Purchase and the accompanying Circular together constitute the take-over bid circular required under Canadian securities Laws with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

CIRCULAR

This Circular is furnished in connection with the accompanying Offer to Purchase dated April 13, 2018 by the Offeror to purchase all of the outstanding Maritime Shares, including Maritime Shares that may become outstanding after the date of the Offer but before the Expiry Time upon exercise, exchange or conversion of Convertible Securities. Shareholders should refer to the Offer to Purchase for details of its terms and conditions, including details as to payment and withdrawal rights. The terms and provisions of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Schedules are incorporated into and form part of this Circular. Capitalized terms used in the Circular which are not otherwise defined herein are defined in the Section entitled “Definitions” unless the context otherwise requires.

No securities tendered to the Offer will be taken up until (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised, by the Offeror or any person acting jointly or in concert with the Offeror, if any) have been tendered to the Offer, (b) the minimum deposit period under the applicable securities laws has elapsed, and (c) any and all other conditions of the Offer have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the Offer in accordance with applicable securities Laws and extend the Offer for an additional minimum period of 10 days to allow for further deposits of Maritime Shares.

Except as otherwise expressly indicated herein, the information concerning Maritime contained in the Offer and Circular has been provided by Maritime or taken from or is based upon publicly available documents and records on file with the Canadian Securities Administrators and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Maritime taken from, or based upon, such information contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, neither the Offeror nor any of its directors or officers has verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by Maritime to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to the Offeror. Except as otherwise indicated, information concerning Maritime is given as of April 10, 2018 and the Offeror and Maritime do not undertake any duty to update any such information, except as required by applicable Law.

1.                                      The Offeror

Anaconda is a corporation governed by the OBCA. The Offeror’s head and registered office is located at 150 York Street, Suite 410, Toronto, Ontario, Canada M5H 3S5. The Offeror is a gold mining, development and exploration company, focused in the prospective Atlantic Canadian provinces of Nova Scotia and Newfoundland and Labrador.  The Offeror operates the Point Rousse Project located in the Baie Verte Mining District in Newfoundland, comprised of the Pine Cove open pit mine, the fully-permitted Pine Cove Mill and tailings facility, the Stog’er Tight Mine and the Argyle deposit, as well as approximately 5,800 hectares of prospective gold-bearing property. The Offeror is also developing the Goldboro Project in Nova Scotia, a high-grade Mineral Resource. The Offeror also has a pipeline of organic growth opportunities, including the Great Northern Project on the Northern Peninsula and the Tilt Cove Property on the Baie Verte Peninsula.

The Anaconda Shares are listed on the TSX under the symbol “ANX”.  On April 10, 2018, the closing price of Anaconda Shares on the TSX was $0.385.

Anaconda is a reporting issuer or the equivalent in all of the provinces and territories of Canada and files its continuous disclosure documents with the relevant Canadian Securities Administrators. Such documents are available on SEDAR at www.sedar.com.

Summary of Mineral Reserves and Mineral Resource Estimates

Set forth below are the mineral resource and mineral reserve estimates for the Offeror’s material mineral properties prepared in accordance with NI 43-101.  Such estimates were based on the following reports:

1.                                      NI 43-101 Technical Report, Mineral Resource and Mineral Reserve Update on the Point Rousse Project, Baie Verte, Newfoundland and Labrador, Canada, with an effective date of December 31, 2017 (the “Point Rousse Technical Report”).

2.                                      Goldboro Project Preliminary Economic Assessment for Anaconda Mining Inc., dated March 2, 2018 (the “Goldboro PEA”).

3.                                      NI 43-101 Technical Report and Mineral Resource Estimate for the Thor Deposit, Viking Project, White Bay Area, Newfoundland and Labrador, Canada, dated August 29, 2016 (the “Viking Technical Report”).

Unless otherwise noted, the reported mineral resources are inclusive of mineral reserves.

Consolidated Mineral Reserves

Probable Mineral Reserves

	Category	Cut-off Grade (g/t)	Tonnes (kt)	Grade (g/t)	Ounces Gold (ozs)
Point Rousse Project

Pine Cove	Probable	0.5	696,200	0.96	21,440
Stog’er Tight	Probable	1.0	191,500	2.39	14,740
			887,700	1.27	36,180

Notes:

•                  The mineral reserve estimates for the Point Rousse Project have been calculated as of December 31, 2017.  There have been no material changes to the mineral reserves since the filing of the Pointe Rousse Technical Report, other than from depletion due to mine operations.

•                  Mineral reserves have been rounded to 100 tonnes, ounces to 0.01 g/t Au and 10 ounces.  Minor discrepancies in summation may occur due to rounding.

Consolidated Mineral Resources

The mineral resource estimates reported in the table below are inclusive of probable mineral reserves reported above. Mineral resources, which are not mineral reserves, do not have demonstrated economic viability.

Mineral Resource Estimates

	Deposit	Tonnes (kt)	Gold Grade (g/t)	Ounces Gold (ozs)
Goldboro Gold Project
Measured		419,000	2.98	40,100
Indicated		3,226,000	4.68	485,400
		3,645,000	4.48	525,500
Inferred		2,542,000	4.25	347,300

Point Rousse Project
Indicated	Pine Cove	864,000	2.07	57,730
Indicated	Stog’er Tight	204,000	3.59	23,540
Indicated	Argyle	543,000	2.19	38,300
		1,611,000	2.30	119,570
Inferred	Pine Cove	476,000	1.39	21,330
Inferred	Stog’er Tight	252,000	3.30	26,460
Inferred	Argyle	517,000	1.80	30,300
		1,245,000	1.95	78,090

Great Northern
Indicated	Thor (Viking Project)	1,817,000	1.42	83,000
Inferred	Thor (Viking Project)	847,000	1.15	31,000
Inferred	Rattling Brook	18,310,000	0.84	495,000
Total M&I				728,070
Total Inferred				951,390

Notes:

•                  Mineral resources have been rounded to 1,000 tonnes, ounces to 0.1 g/t Au and 10 ounces.  Minor discrepancies in summation may occur due to rounding.

•                  The mineral resource estimates for the Point Rousse Project have been estimated as of December 31, 2017.  There have been no material changes to the mineral resource since the filing of the Pointe Rousse Technical Report, other than from depletion due to mine operations.

•                  Point Rousse: Pine Cove cut-off grade of 0.5 g/t Au, Stog’er Tight cut-off grade of 0.8 g/t Au, Argyle cut-off grade of 0.5 g/t Au, and gold price assumption of US$1,250 per ounce (Source: The Point Rousse Technical Report)

•                  The mineral resource estimates for the Goldboro Project have been estimated as of January 1, 2018.  Parameters for Goldboro include an Open pit cut-off grade of 0.5 g/t and underground cut-off grade of 2.0 g/t Au, at a gold price of US$1,225 per ounce (Source: The Goldboro PEA)

•                  Thor: Cut-off grade of 1.0 g/t Au (Source: The Viking Technical Report)

•                  The Rattling Brook Deposit is a historic resource as defined by NI 43-101 based on the technical report titled “Technical Report on Mineral Resource Estimate Jacksons Arm Gold Project White Bay Newfoundland and Labrador  Latitude 49o 53’ 2.65”North Longitude 56o 50’7.09” West.  With an effective date of April 20, 2009.

2.                                      Maritime

Maritime is a company governed by the laws of the Province of British Columbia and its registered, and records office is located at 1750 -1185 West Georgia Street, Vancouver, BC, V6E 4E6 and its head office is located at 6th Floor, 800 W. Pender Street, Vancouver, BC, V6C 2V6.

Maritime holds 100% of the Green Bay Property, located near Springdale, Newfoundland (“Green Bay Property”).   The Green Bay Property hosts its principal assets: the Hammerdown and Orion gold deposits.  Maritime has completed a pre-feasibility technical report titled “Pre-Feasibility Technical Report, Green Bay Property” with an effective date of March 2, 2017.

Maritime Shares trade on the TSX-V under the symbol “MAE”. On April 10, 2018, the closing price of Maritime Shares on the TSX-V was $0.105.

Maritime is a reporting issuer in the provinces of British Columbia and Alberta and files its continuous disclosure documents with the relevant Canadian Securities Administrators. Such documents are available on SEDAR at www.sedar.com.

3.                                      Background to the Offer

Management of the Offeror and the Anaconda Board continually review the Offeror’s portfolio in light of the changing competitive environment in the mining industry, with the objective of identifying strategic opportunities and other alternative transactions to support its corporate strategy and enhance shareholder value, including acquisitions of additional projects, properties and companies, business combination transactions and other commercial transactions that may be available to expand and improve the Offeror’s business and presence in Atlantic Canada.

As part of this ongoing review process, the Offeror identified the potential acquisition of Maritime’s Green Bay Property as an attractive strategic opportunity.  In February 2015, the Offeror contacted Maritime Management to express its interest in the Green Bay Property and to explore whether a mutually beneficial transaction could be negotiated with Maritime.  The Offeror’s Pine Cove Mill is the closest mill to Maritime’s Green Bay Property.  The Offeror believed that there was an opportunity to create a stronger gold mining operation on the Baie Verte Peninsula by utilizing its mill and tailing facilities to accelerate the development of the Green Bay Property, and in particular the Hammerdown and Orion gold deposits.

Maritime declined the initial approach by the Offeror to discuss a potential transaction.  At the time, Maritime was working on an equity financing and Anaconda expressed an interest to participate.  As of October 2015, Maritime had been unsuccessful in raising the capital it required from the equity financing. Anaconda then proposed to Maritime that it lead the financing to help facilitate raising the necessary funds. The Maritime board rejected the proposal from Anaconda.

On July 6, 2016, Anaconda again approached Maritime and submitted a formal letter of intent with a premium offer to acquire all of the issued and outstanding Maritime Shares in exchange for Anaconda Shares. The offer was rejected by Maritime.

In June 2017, Dustin Angelo, the President and Chief Executive Officer of the Offeror, met with Doug Fulcher, the President and Chief Executive Officer of Maritime, at the Baie Verte Mining Conference to discuss a potential combination. Mr. Fulcher indicated that he was not interested in engaging in a constructive conversation about a possible transaction.  Mr. Fulcher was, instead, again focused on raising additional equity capital.  He suggested that any discussions be postponed until the fall.

In September 2017, the Chairman and a director of Anaconda flew to Vancouver to meet with Mr. Fulcher and the Chairman of Maritime to discuss a potential transaction. Subsequent to the meeting and throughout the fall, Anaconda continued to reach out to Mr. Fulcher. Again, Maritime did not entertain any meaningful engagement with respect to a potential transaction.

On January 9, 2018, the Offeror retained PI Financial Corp (“PI”) to act as a financial advisor to the Offeror and the Anaconda Board to assist the Offeror in negotiating a mutually beneficial transaction with Maritime.

On January 29, 2018, PI, on behalf of Anaconda, made a presentation to Maritime on the benefits of merging with the Offeror to create a strong, emerging precious metals producer and developer in Atlantic Canada with a significant production growth profile.  PI discussed in detail the business case for the combination of the Offeror and Maritime and highlighted the respective strengths of the two companies.  PI also submitted a letter of intent dated January 29, 2018 from the Offeror to Maritime (the “LOI”), whereby the Offeror offered 0.30 of an Anaconda Share in exchange for each outstanding Maritime Share, representing an approximate 40% premium.  The LOI was non-binding and subject to due diligence but contained a framework for a proposed definitive agreement, including the proposed terms, conditions and future structure of the combined company.

Following the January 29, 2018 presentation, PI followed up with Mr. Fulcher on several occasions to clarify any questions that Maritime might have had regarding the LOI.

No response to the LOI was provided by Maritime prior to the deadline set out in the LOI.

Given the lack of response, on February 5, 2018, the Offeror sent a follow up letter to the Maritime Board indicating that the Offeror had approached Maritime regarding a possible combination multiple times over the past few years  and had most recently submitted the LOI.  The letter from the Offeror indicated the Offeror’s frustration and concerns with Maritime’s lack of response and engagement with the Offeror.  It also noted that the Offeror did not understand why Maritime had not responded to the proposed transaction for Maritime Shareholders to obtain the Offeror’s premium offer, while at the same time Maritime was conducting a private placement to issue securities for effectively less than $0.10 per Maritime Share.  In the hopes that Maritime would immediately consider negotiations, the Offeror extended the deadline in the LOI to 5:00 p.m. (Toronto time) on February 8, 2018.

Later in the day on February 5, 2018, the Offeror finally received a response letter from Maritime indicating that, although the LOI had expired, the proposal had been circulated to the Maritime Board.  Further, the letter indicated that Maritime would be discussing the proposal with its legal advisors during the week of February 5, 2018 and once they had the opportunity to consider, they would respond accordingly.

During the week of February 5, 2018, PI continued to have discussions with Maritime.  The Offeror did not receive a formal response from Maritime during the week of February 5, 2018; rather, Maritime announced that it had implemented a defensive tactic by adopting an advance notice policy which, among other things, included a provision requiring advance notice to Maritime in circumstances where nominations of persons for election to the board of directors are made by shareholders of Maritime.

Finally, on February 14, 2018, PI received a response from Maritime indicating that they were “on schedule” to have a response to the Offeror by the end of the week and that they had been busy in meetings but working hard to put things in motion with the hope of moving forward in a meaningful way.

On February 16, 2018, Maritime contacted PI indicating that Maritime had now engaged financial and legal advisors to “assist in properly reviewing the proposal” together with a form of confidentiality agreement.  Maritime requested that a mutual confidentiality agreement be entered into with a 45-day due diligence period after which it would commit to formally responding to the proposal from the LOI within 60 days of execution of the confidentiality agreement.

The Offeror did not view this as a constructive response to its premium proposal, which had now been provided to Maritime over two weeks prior.  There was no attempt by Maritime to negotiate an indicative exchange ratio.  The Offeror was of the view that before spending time and money undertaking due diligence, the parties should come to an initial understanding of an agreed upon transaction and an indicative exchange ratio, at the very least, and that due diligence should be used to confirm the assumptions in the non-binding LOI and to assist with the formation of a definitive agreement.

PI discussed its concerns regarding Maritime’s response with Maritime’s financial advisor. During these discussions, PI inquired about the delays and reiterated that the Offeror wanted to work towards negotiating a transaction. Maritime’s response was that its management was about to embark on a holiday but that Mr. Fulcher would be interested in meeting with Mr. Angelo during the Prospectors and Developers Association Convention (“PDAC”) in Toronto, which occurred during the week commencing March 5, 2018.

On March 6, 2018, Mr. Angelo and Mr. Lawrick, a member of the Anaconda Board, met with Mr. Fulcher. Mr. Angelo and Mr. Lawrick discussed the merits of a combination and the desire to enter into the LOI. Mr. Fulcher was reluctant to enter in the LOI and wanted to start with a confidentiality agreement. Mr. Angelo and Mr. Lawrick explained that it was more typical and appropriate to negotiate the LOI and the perform confirmatory due diligence. However, Anaconda was willing to sign a confidentiality agreement, if Maritime would negotiate and execute the LOI simultaneously. Consequently, during that meeting, the parties set up a subsequent meeting for March 8, 2018 to negotiate the LOI and to sign the confidentiality agreement, which had been presented to the Offeror by Maritime.  In addition, the Offeror arranged a due diligence session for Mr. Fulcher and Maritime’s financial advisor later that day so that they could review all of the Offeror’s assets and operations with management of the Offeror.  Mr. Fulcher declined the invitation to meet with the Offeror’s management team while in Toronto.

Mr. Angelo sent to Mr. Fulcher additional notes on March 7 and 8, 2018 expressing his frustration that Mr. Fulcher did not take advantage of his time in Toronto to meet with the Offeror and its management team.  Mr. Angelo and other members of the Anaconda Board and management had rearranged their schedules during the PDAC period in order to meet with Mr. Fulcher and his team.  Mr. Angelo noted that it appeared that other commitments were being prioritized over the Offeror’s premium proposal.  Mr. Angelo indicated that the Offeror would enter into a confidentiality agreement with Maritime if Mr. Fulcher would commit to negotiating the terms of the LOI.  The Offeror was not insisting upon the execution of a confidentiality agreement in place before sharing due diligence information and materials with Maritime as it did not want to delay the process.

By March 9, 2018, there was still no response to the initial proposal from Maritime.

On March 12, 2018, the Offeror assumed a $500,000 interest bearing secured loan provided to Maritime on April 26, 2017 (the “Loan”) pursuant to a Loan Agreement dated April 2017 originally made between Maritime and Code Consulting Limited (the “Loan Agreement”).

Following the close of business on March 13, 2018, the Offeror received a revised LOI and a revised form of confidentiality agreement from Maritime.  The revised LOI did not include a counter proposal for the share exchange ratio and removed all indicative terms from the LOI. Moreover, the revised form of the confidentiality agreement was materially different from the previous form delivered to the Offeror by Maritime in that it contained a one year standstill provision intended to prevent the Offeror presenting any offer, including this Offer, to Maritime Shareholders. Another defensive tactic had been proposed by Maritime.

In light of the response from Maritime, the Offeror sent a letter to Maritime on March 14, 2018, indicating its disappointment with Maritime’s unwillingness to engage in a timely and constructive dialogue to determine if the premium proposal would be in the best interest of Maritime Shareholders.  The Offeror again offered to meet with Maritime and/or to provide Maritime with detailed information with respect to the Offeror’s operations with or without a confidentiality agreement.  The Offeror once again submitted the non-binding proposal to Maritime requesting that a LOI in substantially the same form as the original LOI provided to Maritime on January 29, 2018, be settled and executed between the Offeror and Maritime by 5:00 pm (Toronto Time) on March 16, 2018.

Maritime’s response to the Offeror’s premium proposal was to implement yet another defensive tactic.  On March 16, 2018, Maritime issued a news release indicating that the Maritime Board had adopted a shareholders rights plan.  Following the issue of its news release, Maritime sent the Offeror a letter indicating that they refuted the allegations of the Offeror and that they had consistently expressed a willingness to consider a transaction but could not proceed without conducting due diligence.  The Offeror was willing to provide Maritime access to its due diligence materials with or without the entering into of a confidentiality agreement.  In the circumstances the Offeror was not prepared to enter into a standstill agreement.  The Offeror has yet to have received any formal or informal due diligence requests from Maritime.

In light of the failure of Maritime to constructively engage in meaningful negotiations, the Offeror decided to announce its intention to make the Offer directly to Maritime Shareholders on March 19, 2018.

In addition, on March 16, 2018, the Offeror provided a notice of default to Maritime in respect of its obligations pursuant to the Loan.  According to the terms of the Loan Agreement, the Loan was immediately due and payable upon Maritime raising $2,000,000 or more in equity or debt financing. Maritime had raised at least $2,000,000 in equity or debt financing, in aggregate, from April 25, 2017 through February 15, 2018 and Maritime had failed to repay the Loan.  The Offeror thus demanded immediate payment of the Loan and accrued interest. On March 28, 2018 the Loan was repaid by Maritime.

On March 27, 2018, the Offeror sent a revised mutual confidentiality agreement to Maritime and invited them again to undertake due diligence in the hopes of entering into a negotiated transaction.   Also on March 27, 2018, Mr. Angelo met with Peter Mercer, a director of Maritime, to discuss the possibility of proceeding by way of negotiated transaction.  To date, the Offeror has yet to receive any due diligence request or counter proposal from Maritime.

On April 4, 2018, Mr. Angelo and PI met with Mr. Fulcher and Maritime’s financial advisor to discuss the possibility of entering into a negotiated transaction.  Mr. Angelo initially had the impression that it would be a constructive negotiation but instead, Mr. Fulcher and his financial advisor indicated that 40% to 50% of the Shareholders did not have an interest in moving forward with a transaction with the Offeror.

4.                                      Purpose of the Offer and Plans for Maritime

The purpose of the Offer is to enable the Offeror to acquire, on the terms and subject to the conditions of the Offer to Purchase, all of the outstanding Maritime Shares, together with the associated SRP Rights, which includes Maritime Shares that may become outstanding on the exercise, exchange or conversion of the Convertible Securities. See also “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 19 of this Circular.

If the conditions of the Offer to Purchase are satisfied or waived and the Offeror takes up and pays for the Maritime Shares validly deposited under the Offer, the Offeror intends to acquire any Maritime Shares not deposited under the Offer through a Compulsory Acquisition, if available, or propose a Subsequent Acquisition Transaction, in each case for consideration per Maritime Share at least equal in value to and in the same form as the Offer Consideration. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Maritime Shares deposited under the Offer. Although the Offeror intends to propose either a Compulsory Acquisition or Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror’s ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of Maritime, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in the Circular.

If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to delist the Maritime Shares from the TSX-V, and subject to applicable securities Law, cause Maritime to cease to be a reporting issuer under the securities Laws of each province of Canada in which it is a reporting issuer and cease to have public reporting obligations in any other jurisdiction where it currently has such obligations.

See “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 19 of the Circular.

If the Offer is completed and the Offeror acquires 100% of the outstanding Maritime Shares, the Offeror intends to conduct a detailed review of Maritime and its assets, corporate structure, capitalization, operations, policies, management and personnel to determine what changes would be desirable in light of such review and the circumstances which then exist. See “Reasons to Accept the Offer” in Section 5 of this Circular.

If the Offer is completed, it is anticipated that the Maritime Board and certain members of senior management may be replaced by nominees of Anaconda.

Further, the Offeror seeks to accelerate development of Maritime’s Green Bay Property, in particular the Hammerdown and Orion gold deposits, and achieve cost synergies.   There is the potential to accelerate development at substantially lower capital costs through utilization of Anaconda’s proven infrastructure at the Point Rousse Project. See “Reason to Accept the Offer” in Section 5 of the Circular.

With the exception of the foregoing, Anaconda has not developed any specific proposals with respect to Maritime or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the Maritime Shares pursuant to the Offer.

5.                                      Reasons to Accept the Offer

Anaconda believes that the Offer represents significant value to the Shareholders by providing them with a substantial premium to the price at which the Maritime Shares were trading prior to the Offeror’s announcement of its intention to make the Offer. Anaconda believes the Offer offers a number of compelling benefits and believes Shareholders should deposit their Maritime Shares for the following reasons:

1.                                      Significant premium to Maritime Shareholders — On March 16, 2018, the last trading day prior to the Offeror’s announcement of its intention to make an offer, the closing price of the Maritime Shares on the TSX-V was $0.10, and the closing price of the Anaconda Shares on the TSX was $0.385. The Offer Consideration has a value of approximately $0.15 per Maritime Share, representing a premium of approximately 50% as of the close of trading on March 16, 2018.

Based on the volume weighted average prices of the Maritime Shares on the TSX-V and the Anaconda Shares on the TSX for the 20 trading days immediately preceding the date the Offeror announced its intention to make an offer, the Offer Consideration has a value of approximately $0.16 per Maritime Share and represents a premium of approximately 64%.

2.                                      Development of Maritime’s Green Bay Property will be substantially accelerated and significant capital and operating cost synergies can be achieved — Shareholders will benefit from the Offeror’s well trained workforce, disciplined management team, and proven infrastructure at the Point Rousse Project:

•                  Maritime’s Green Bay Property cannot be placed into production unless Maritime is first able to permit and construct a mill and tailings facility, which would take extensive capital (that is not available to Maritime) and time;

•                  The Green Bay Property Technical Report provides for the transport of ore from the Green Bay Property to the Nugget Pond Mill for processing, which would require Maritime to enter into a toll milling agreement with the current operator of the mill, Rambler Metals, thereby incurring additional costs and time.  In addition, for the existing Nugget Pond Mill to be available to process ore from the Green Bay Property, Rambler Metals would have to either divert its current processing operations to another mill or build a new grinding circuit. Construction of a new grinding circuit would require capital that Rambler Metals does not currently have available;

•                  By using the Offeror’s Pine Cove Mill, which is already operating and has available capacity to process additional ore, the Green Bay Property can reach production sooner than Maritime’s ability to construct a stand-alone facility or make use of the Nugget Pond Mill;

•                  Haulage and associated transportation costs should be materially reduced by using the Pine Cove Mill rather than the Nugget Pond Mill for processing ore. Pine Cove Mill is the closest operating mill to the Green Bay Property and is located approximately 50 kilometres closer than the Nugget Pond Mill;

•                  Milling cost at the Offeror’s Pine Cove Mill has averaged approximately $20 per tonne, which is approximately 40% lower than the processing cost of $32.89 per tonne quoted in the Green Bay Property Technical Report;

•                  The Point Rousse Project’s in-pit tailings facility is fully permitted and has approximately 15 years of capacity (based on current throughput rates) whereas permitting and additional tailings construction work would still be required for use of the Nugget Pond Mill;

•                  The Offeror expects that it would achieve similar recovery rates as historic results of ore processed at the Nugget Pond Mill by using a whole ore leach process at the Pine Cove Mill to process ore from the Green Bay Property;

•                  As an existing gold producer, the pro forma company would leverage certain administrative and managerial functions at the Point Rousse Project for the benefit of the Green Bay Property; and

•                  Improved economics should lead to larger mineral resource and mineral reserve estimates in the future.

3.                                      Continued participation in a growing gold producer and developer in Atlantic Canada — Shareholders will continue to benefit from any future increases in value associated with development of Maritime’s Green Bay Property.  Shareholders will also benefit from the current production and cash flow being generated by the Offeror from its Point Rousse Project as well as the value being created through the development and mineral resource expansion potential of the Goldboro Project in Nova Scotia.  Shareholders will own approximately 23.9% of Anaconda if the Offer is successful.

4.                                      Mitigates Maritime Shareholders’ exposure to single asset risks —  The Green Bay Property is Maritime’s only material property and Shareholders are therefore exposed to significant single asset permitting, development and financing risk.  Shareholders can benefit from diversification and mitigate such risk through access to additional mineral projects provided by the Offeror.

5.                                      Provides exposure to an enlarged mineral resource and mineral reserve portfolio and growth fueled by established gold production with strong re-rating potential — The pro forma company would have a significantly larger mineral reserve and mineral resource portfolio with growth potential in both Newfoundland and Nova Scotia:

•                  At the Point Rousse Project, there are 119,570 ounces of measured and indicated mineral resources and 78,090 ounces of inferred mineral resources.  The Offeror is currently processing ore from its Pine Cove and Stog’er Tight deposits, and is currently permitting a development plan for its Argyle deposit;

•                  Recent diamond drilling has discovered additional mineralization outside of the known resource area at Argyle and the deposit is open in all directions;

•                  The Offeror has other exploration targets within two to four kilometres of the Pine Cove Mill;

•                  The Offeror’s recent diamond drilling campaign at its Goldboro Project in Nova Scotia has demonstrated that the mineralization continues down-plunge, down-dip and along strike of the known mineral resource.  The Goldboro Project contains 525,500 ounces of measured and indicated mineral resources and 347,300 inferred mineral resources; and

•                  The Offeror’s Great Northern Project, an exploration stage property, contains 83,000 ounces of measured and indicated resources and 495,000 ounces of inferred resources.

(See “The Offeror” in Section 1 of the Circular for a full summary of the mineral resource and mineral reserve estimates for the Offeror).

Both the Green Bay Property and Point Rousse Project include orogenic gold deposit types and share similar geological histories within the Baie Verte Mining District - a region of highly prospective geology for gold deposits and resource growth.  Under a single management team, exploration efforts and discovery experience can be leveraged to increase the opportunities for further discovery and resource growth within the region.

Combining current production at the Point Rousse Project with the development of the Goldboro Project and the Green Bay Property would create a substantial production growth profile that should result in a re-rating of the stock in line with producer multiples.

6.                                      Enhanced market profile to support increased liquidity, lower cost of capital and increased financing options — Shareholders will receive Anaconda Shares, which are listed and trade on the TSX, which represents a significantly larger group of investors and capital.  Moreover, the market capitalization of the combined entity is initially expected to be in excess of $54 million, prior to the potential for a significant re-rating, which should provide greater capital markets presence, additional analyst coverage and liquidity, which has the potential to reduce the cost of capital and expand financing options.  Shares listed on the TSX versus the TSX-V and those with larger market capitalizations generally trade with less volatility.

7.                                      Experienced Board and Management — Anaconda has an experienced board of directors and management team:

•                  Approximately 10 years of gold production experience in Newfoundland and Labrador, generating significant project level cash flow;

•                  Successful development of several gold mines, specifically in Newfoundland and Labrador, as well as other jurisdictions;

•                  Extensive experience with the provincial permitting process;

•                  Long-standing, positive relationships with the Newfoundland and Labrador government, local communities and suppliers;

•                  High quality corporate governance, operational cost control and cash management;

•                  Extensive capital markets and capital raising experience necessary for mine development; and

•                  Strong corporate culture with a track record of capitalizing on innovative opportunities such as selling mine waste rock from the Offeror’s Pine Cove pit as a construction aggregates product.

8.                                      Prudent stewards of shareholders’ capital — The Offeror has been able to significantly increase its market capitalization through prudent investment in mineral properties and capital expenditures. Since July 6, 2016, when it first submitted a formal letter of intent with a premium offer to Maritime, the Anaconda Shares issued and outstanding have increased approximately 138% while the Offeror’s market capitalization has risen over 225%.  In contrast, the issued and outstanding Maritime Shares increased approximately 104% since July 2016 and the market capitalization of Maritime has only increased in value by approximately 85%, effectively generating a loss of shareholder value in real terms over nearly the past two years.

9.                                      Commitment to social and environmental responsibility — The Offeror has built a brand name and reputation as a socially responsible operator in Atlantic Canada, particularly in Newfoundland. The Offeror’s commitment to social and environmental responsibility is a conscious part of its daily operating protocol and has been recognized by regional and national organizations.

10.                               Support of Maritime Shareholders — The Offeror has entered into Lock-up Agreements with Maritime Shareholders holding approximately 12.2% of the issued and outstanding Maritime Shares.

11.                               Potential for downward share price impact if the Offer is not accepted — The Offer represents a significant premium to the market price of Maritime Shares prior to the public announcement of the Offeror’s interest to acquire Maritime. If the Offer is not successful and no competing transaction is made, the Offeror believes the trading price of Maritime Shares may decline to pre-Offer levels or lower.

6.                                      Risk Factors Related to the Offer

Shareholders should carefully consider the following risk factors related to the Offer. In addition to the risks set out in the documents incorporated by reference in the Offer to Purchase and Circular, including in the Annual Information Form, the successful completion of the acquisition by the Offeror of all of the Maritime Shares is subject to certain risks, including as set forth below. In addition, Maritime may be subject to risks that are not applicable or material to the Offeror at the present time, but that may apply following the completion of the Offer. Risk factors relating to Maritime can be found in the management discussion and analysis of Maritime for the nine months ended September 30, 2017 available on SEDAR. Such risks may not be the only risks facing the Offeror. Additional risks and uncertainties not presently known may also materially adversely affect the business, operations, financial condition or prospects of the Offeror.

The Anaconda Shares issued in connection with the Offer may have a market value different than expected.

The Offeror is offering to purchase the Maritime Shares, together with the associated SRP Rights, on the basis of 0.390 of an Anaconda Share for each Maritime Share. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Anaconda Shares, the market values of the Anaconda Shares and the Maritime Shares at the time of the take up of Maritime Shares under the Offer may vary significantly from the values at the date of this Offer to Purchase and Circular or the date that Shareholders tender their Maritime Shares under the Offer. If the market price of Anaconda Shares declines, the value of the Offer Consideration received by Shareholders will decline as well.

After the consummation of the Offer, Maritime would become a majority-owned subsidiary of the Offeror and the Offeror’s interests could differ from that of the other Shareholders.

After the consummation of the Offer (which may result in the Offeror holding less than 100% of the issued and outstanding Maritime Shares), the Offeror will, through the control of Maritime, have the power to elect the directors, appoint new management, or approve certain actions requiring the approval of Shareholders, including adopting certain amendments to Maritime’s constating documents and approving mergers or dispositions of Maritime’s assets. In particular, after the consummation of the Offer, the Offeror intends to exercise its statutory right, if available, to acquire all of the Maritime Shares not deposited pursuant to the Offer or, if such statutory right of acquisition is not available or the Offeror elects not to pursue such right, to integrate Maritime and the Offeror, by amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction for the purpose of enabling the Offeror or its affiliates to acquire all Maritime Shares not acquired pursuant to the Offer. In any of these contexts, the Offeror’s interest with respect to Maritime may differ from those of any remaining minority Shareholders who do not deposit their Maritime Shares under the Offer.

Following the completion of the Offer and prior to the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction or if a Compulsory Acquisition or Subsequent Acquisition Transaction cannot be completed, the trading liquidity for Maritime Shares not deposited under the Offer will be reduced, which might affect the price of the Maritime Shares and the ability of a Shareholder to dispose of its Maritime Shares.

If the Offer is completed, the liquidity and market value of any remaining Maritime Shares, prior to the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, held by the public could be adversely affected by the fact that they will be held by a smaller number of holders. The purchase of any Maritime Shares by the Offeror pursuant to the Offer will reduce the number of Maritime Shares that might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shareholders depositing and the number of Maritime Shares purchased under the Offer, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining Maritime Shares held by the public. In addition, if the Offeror is unable to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, the liquidity and market value of the Maritime Shares held by the public will likely be adversely affected. After the purchase of the Maritime Shares under the Offer, it may be possible for Maritime to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province of Canada. If such requirements are eliminated, Maritime will cease filing periodic reports with the Canadian Securities Administrators, which may further impact the value of the Maritime Shares.

The rules and regulations of the TSX-V establish certain criteria that, if not met, could lead to the delisting of the Maritime Shares from the TSX-V. Among such criteria are the number of Shareholders, the number of Maritime Shares publicly held and the aggregate market value of the Maritime Shares publicly held. Depending on the number of Maritime Shares purchased under the Offer, it is possible that Maritime would fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Maritime Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Maritime Shares. The Offeror intends to cause Maritime to apply to delist the Maritime Shares from the TSX-V as soon as practicable after the completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction. If the Maritime Shares are delisted and Maritime ceases to be a “public corporation” for the purposes of the Tax Act, Maritime Shares would cease to be qualified investments for trusts governed by RRSPs, RESPs, RRIFs, TFSAs, and deferred profit sharing plans. Delisting can also have adverse tax consequences to non-resident Shareholders, as described under “Certain Canadian Federal Income Tax Considerations” in Section 22 of the Circular.

The acquisition by the Offeror of Maritime may not be successfully completed without the possibility of Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or a Subsequent Acquisition Transaction.

In order for the Offeror to acquire all of the issued and outstanding Maritime Shares, it will likely be necessary, following the completion of the Offer, to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction. A Compulsory Acquisition or a Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Maritime Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Maritime Shares which would be paid in cash rather than in the form of the Offer Consideration to be paid pursuant to the Offer.

The Offeror has been unable to independently verify the accuracy and completeness of Maritime information in the Offer to Purchase and Circular.

The Offeror has not had access to Maritime’s detailed accounting records or other non-public books and records. The Offeror has not been able to independently assess or verify the information in Maritime’s publicly filed documents, including its financial statements in a comprehensive manner. As a result, all historical information regarding Maritime contained herein, including all of Maritime’s financial information and all pro forma financial information reflecting the pro forma effects of a combination of Maritime and the Offeror derived in part from Maritime’s financial information, has been derived, by necessity, from Maritime’s public reports and securities filings. Although the Offeror has no reason to doubt the accuracy of Maritime’s publicly disclosed information, any inaccuracy or material omission in Maritime’s publicly available information, including the information about or relating to Maritime contained in the Offer, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies, or adversely affect the operational plans of the combined company and its results of operations and financial condition.

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and may not be an indication of the Offeror’s financial condition or results of operations following completion of the Offer.

The unaudited pro forma condensed consolidated financial statements contained in the Circular are presented for illustrative purposes only and may not be an indication of Anaconda’s financial condition or results of operations following completion of the Offer for several reasons.  For example, the unaudited pro forma condensed consolidated financial statements have been derived from the respective historical financial statements of Anaconda and Maritime and certain adjustments and assumptions have been made.  The information upon which these adjustments and assumptions have been made is historical, preliminary and subject to change.  Moreover, the unaudited pro forma condensed consolidated financial statements do not reflect all costs that are expected to be incurred in connections with the Offer. For example, the impact of any incremental costs incurred, or synergies realized, in integrating Anaconda and Maritime is not reflected in the unaudited pro forma condensed consolidated financial statements.  in addition, the assumptions used in preparing the pro forma consolidated financial information may not prove to be accurate, and other factors may affect Anaconda’s financial condition or results of operations following completion of the Offer.  The price of Anaconda Shares may be adversely affected if the actual results of Anaconda following completion of the Offer fall short of the pro forma consolidated financial information contained in the Circular.  See the unaudited pro forma condensed consolidated financial statements of Anaconda following the completion of the Offer attached as Schedule B of the Circular.

The Offer may not be Completed for a Variety of Reasons.

In addition to various risks identified under the heading “Forward-Looking Statements and Information”, completion of the Offer is subject to satisfaction or waiver of a number of conditions, certain of which are outside the control of the Offeror, including, but not limited to Maritime Shareholders tendering a sufficient number of Maritime Shares to the Offer, the Offeror obtaining the Regulatory Approvals, as needed, and the approval of the issuance of the Anaconda Shares by the Anaconda Shareholders. There is no certainty, nor can the Offeror provide any assurance, that the conditions of the Offer will be satisfied.

Change of control provisions in Maritime’s agreements triggered upon the acquisition of Maritime may lead to adverse consequences.

According to Maritime’s public disclosure, Maritime may be a party to agreements containing change of control provisions that may be triggered following successful completion of the Offer, since the Offeror would then hold Maritime Shares representing a majority of the voting rights of Maritime. The Offeror is aware that the operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect Maritime’s results of operations and financial condition or, following the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the results of operations and financial condition of Maritime and the Offeror on a combined basis. Unless these change of control provisions are waived by the other party to any such agreements, the operation of any of these provisions could adversely affect the results of operations and financial condition of Maritime or, following the completion of any

Compulsory Acquisition or Subsequent Acquisition Transaction, the results of operations and financial condition of Maritime and the Offeror on a combined basis.

The Offeror may not realize all of the anticipated benefits and synergies from the completion of the transaction.

The Offer has been made with the expectation that its successful completion will result in certain synergies and costs savings. These anticipated benefits will depend in part on whether the operations of Maritime and the Offeror can be integrated in an efficient and effective manner and the timing and manner of completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, if any. The integration of the two companies may present challenges to management of the Offeror, and the Offeror may encounter unanticipated delays, liabilities and costs. If the Offeror does not acquire at least 66 2/3% of the Maritime Shares and cannot or does not complete a Compulsory Acquisition or Subsequent Acquisition Transaction, it will not be able to fully and efficiently integrate Maritime into its business. There can be no assurance that the operational or other synergies that the Offeror expects to realize in the combined entity will be ultimately realized, or that the integration of the operations of both companies will be timely or effectively accomplished, or will ultimately result in cost reductions.

The cost estimates with respect to the development and operation of the Green Bay Property might be greater than expected.

Capital and operating cost estimates made in respect of the development and production of the Green Bay Property may not prove accurate. Capital and operating cost estimates are based on the interpretation of geological data, the Green Bay Property Technical Report, market conditions for required products and services, and other factors and assumptions regarding the Green Bay Property. Any of the following events could, among others, affect the ultimate accuracy of such estimate: unanticipated changes in grade and tonnage of ore to be mined and processed; incorrect data on which engineering assumptions are made; delay in construction schedules, unanticipated transportation costs; the accuracy of major equipment and construction cost estimates; labour negotiations; changes in government regulation (including regulations regarding prices, cost of consumables, royalties, duties, taxes, permitting and restrictions on production quotas on exportation of minerals); and title claims.

The timing for the Green Bay Property entering production may be slower than anticipated.

The Offeror has estimated the speed in which it will be able to bring the Green Bay Property into production. The Offeror cannot give any assurance that such estimates will be achieved. Failure to achieve production in a timely manner could have an adverse impact on the Company’s future cash flows, profitability, results of operations and financial conditions. Achieving production at the Green Bay Property is dependent on, among other things, the accuracy of mineral reserve and resource estimates, the accuracy of assumptions regarding ore grades and recovery rates, ground conditions (including hydrology), the physical characteristics of ores, the presence or absence of particular metallurgical characteristics, and the accuracy of the estimated rates and costs of mining, ore haulage and processing. Actual production methods may vary from the anticipated methods for a variety of reasons, including the actual ore mined varying from estimates of grade or tonnage; dilution and metallurgical and other characteristics (whether based on representative samples of ore or not); short-term operating factors such as the need for sequential development of ore bodies and the processing of new or adjacent ore grades from those planned; mine failures or slope failures; industrial accidents; natural phenomena such as inclement weather conditions, floods, droughts, rock slides and earthquakes; encountering unusual or unexpected geological conditions; changes in power costs and potential power shortages; shortages of principal supplies needed for mining operations, including explosives, fuels, chemical reagents, water, equipment parts and lubricants; plant and equipment failure; the inability to process certain types of ores; labour shortages or strikes; and restrictions or regulations imposed by government agencies or other changes in the regulatory environment. Such occurrences could also result in damage to mineral properties or mines, interruptions in production, injury or death to persons, damage to property of the Offeror or others, monetary losses and legal liabilities in addition to adversely affecting mineral production. These factors may cause a mineral deposit that has been mined profitably in the past to become unprofitable, forcing the Offeror to cease production.

Timing for permits

The operations of the Offeror with respect to the Green Bay Property may require licences and permits from various governmental authorities. Obtaining necessary permits and licences can be a complex, time consuming process and the Offeror cannot be certain that it will be able to obtain necessary permits on acceptable terms, in a timely manner, or at all. The costs and delays associated with obtaining necessary permits and complying with these permits and applicable laws and regulations could stop, delay or restrict the Offeror from proceeding with the development of the Green Bay Property. Any failure to comply with applicable laws and regulations or permits could result in interruption or closure of exploration, development or mining operations, or fines, penalties or other liabilities.

7.                                      Source of Funds

The Offer Consideration consists of Anaconda Shares.  Accordingly. the Offeror will not use any funds to pay for deposited Maritime Shares. The Offeror’s obligation to purchase the Maritime Shares deposited under the Offer is not subject to any financing condition.

8.                                      Certain Information Concerning the Offeror and the Anaconda Shares

Authorized and Outstanding Share Capital

The authorized share capital of Anaconda consists of an unlimited number of Anaconda Shares. As of the date hereof, 107,325,683 Anaconda Shares were issued and outstanding.  In addition, as of the date hereof, there were 19,422,953 Anaconda Shares issuable on the exercise of 10,321,078 warrants and 9,101,875  stock options.

Voting and Other Rights

The holders of the Anaconda Shares have the right to one vote per common share at any meeting of shareholders, to receive any dividend declared by the Board of Directors, and to receive on a pro rata basis the remaining property of Anaconda on its dissolution, liquidation, winding up or other distribution of its assets or property among its shareholders for the purpose of winding up its affairs. The Anaconda shares do not contain any pre-emptive subscription, redemption or conversion rights.

Dividend and Dividend Policy

Holders of Anaconda Shares are entitled to receive on a pro-rata basis such dividends, if any, as and when declared by the Anaconda Board at its discretion from funds legally available therefor.

Although the Company has not declared or paid dividends on any Anaconda Shares since incorporation and does not anticipate declaring or paying dividends in the foreseeable future, the Board of Directors of the Company may declare from time to time such cash dividends out of the monies legally available for dividends as the Board of Directors considers appropriate.  Any future determination to pay dividends will be at the discretion of the Board of Directors and will depend on the capital requirements of the Company, results of operations and such other factors as the Board of Directors considers relevant.

The following table sets forth the number of currently outstanding Anaconda Shares and the number expected to be outstanding upon completion of the Offer, based on certain assumptions.

Pro Forma Anaconda Shares Outstanding and Ownership

	Number of Anaconda Shares	Percentage of Anaconda Shares Upon Completion of the Offer
Anaconda Shares Currently Outstanding
Existing Anaconda Shareholders (1)	107,325,683	76.1%
Anaconda Shares to be Issued under the Offer
Existing Maritime Shareholders (2)	33,698,515	23.9%
TOTAL:	141,024,198	100%

Notes

(1)         As at April 10, 2018, the Offeror also had options outstanding to purchase up to 9,101,875 Anaconda Shares and warrants outstanding to acquire up to 10,321,078 Anaconda Shares.

(2)         As at April 10, 2018, Maritime had additional Convertible Securities outstanding to purchase up to approximately 35,115,129 Maritime Shares. If exercised, Anaconda would issue approximately an additional 13,694,900 Anaconda Shares.

Consolidated Capitalization

There have not been any material changes in the share and loan capital of the Offeror since December 31, 2017, the date of the Offeror’s most recently filed financial statements (other than the issuance of 1,113,218 Anaconda Shares as part of the acquisition of the Rattling Brook Deposit and the issuance of Anaconda Shares related to options and warrants). The following table sets forth Anaconda’s consolidated capitalization as at December 31, 2017, and further adjusted to give effect to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. The table should be read in conjunction with (i) the audited consolidated financial statements of Anaconda as at and for the seven month period ended December 31, 2017 and the year ended May 31, 2017, including the notes thereto; (ii)  management’s discussion and analysis of financial condition and results of operations for the seven  month period ended December 31, 2017; (iii) the unaudited pro forma condensed consolidated financial statements of the Offeror as at and for the seven months ended December 31, 2017 attached hereto as Schedule B; and (iv) the other financial information of Anaconda contained in or incorporated by reference in the Offer to Purchase and Circular.

	As at December 31, 2017	As at December 31, 2017, After Giving Effect to the Offer (and Compulsory or Subsequent Acquisition Transaction)
	(Expressed in Canadian dollars)
Debt	10,669,966	11,020,644
Non-controlling interests	—	—
Shareholders’ equity
Common shares, stock options and restricted share units	52,660,297	66,360,953
Retained earnings	(13,402,386)	(13,402,386)
Investment revaluation reserve	—	—
Total shareholders’ equity	39,257,911	52,958,567
Total capitalization	49,927,877	63,979,211

Previous Distribution of Anaconda’s Shares

For the 12-month period prior to the date hereof, Anaconda has issued or granted Anaconda Shares and securities convertible into Anaconda Shares listed in the table set forth below (note that all numbers, as applicable, have been adjusted to reflect the impact of the four (4) for one (1) share consolidation completed by the Offeror on January 18, 2018):

Date	Type of Security	Number of Securities	Price per Security / Exercise Price ($)	Nature of Transaction
February 2018	Common shares	31,875	0.282	Exercise of share purchase warrants
January 2018	Common shares	1,113,218	0.449	Acquisition of mineral property
January 2018	Common shares	100,000	0.20	Exercise of stock options
January 2018	Stock options	1,375,000	0.46	Grant of stock options
January 2018	Common shares	212,500	0.353	Exercise of share purchase warrants
January 2018	Common shares	10,625	0.282	Exercise of share purchase warrants
January 2018	Common shares	850,000	0.059	Exercise of stock options
November 2017	Common shares	50,000	0.26	Acquisition of mineral properties
October 2017	Stock options	87,500	0.26	Grant of stock options
October 2017	Common shares	6,453,125	0.32	Financing (flow-through)
October 2017	Common shares	3,598,067	0.26	Financing (non flow-through)
October 2017	Warrants	1,799,033.5	0.42	Issued as part of October 2017 financing

Date	Type of Security	Number of Securities	Price per Security / Exercise Price ($)	Nature of Transaction
October 2017	Warrants	278,797.5	0.42	Finder warrants issued as part of October 2017 financing
June 2017	Stock options	862,500	0.24	Grant of stock options

Price Range and Trading Volumes of Anaconda Shares

Anaconda Shares are listed and posted for trading on the TSX under the symbol “ANX”. The following table sets forth information relating to the trading of the Anaconda Shares on the TSX for the months indicated.

	TSX
Month	High ($)	Low ($)	Volume
February 2017	0.08	0.065	1,862,500
March 2017	0.08	0.07	3,423,073
April 2017	0.08	0.065	2,517,671
May 2017	0.08	0.06	5,404,346
June 2017	0.07	0.06	3,127,262
July 2017	0.065	0.055	2,197,763
August 2017	0.08	0.06	7,527,156
September 2017	0.08	0.07	2,427,311
October 2017	0.075	0.065	2,488,030
November 2017	0.07	0.06	3,627,176
December 2017	0.105	0.06	16,423,386
January 2018(1)	0.56	0.09	21,001,590
February 2018	0.495	0.35	3,771,853
March, 2018	0.445	0.34	3,050,808
April 1 to 10, 2018	0.41	0.36	589,338

Note:

(1)         On January 18, 2018, the Offeror completed a four (4) for one (1) share consolidation.

Documents of Anaconda Incorporated by Reference

Information has been incorporated by reference in this Offer to Purchase and Circular from documents filed with the Canadian Securities Administrators. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of Anaconda at 150 York Street, Suite 410, Toronto, Ontario, Canada M5H 3S5 (telephone: (416) 304-6622) and are also available electronically on SEDAR at www.sedar.com. The filings of Anaconda through SEDAR are not incorporated by reference in this Offer to Purchase and Circular except as specifically set out herein. Information contained in or otherwise accessed through Anaconda’s website (www.anacondamining.com), or any other website, does not form part of this Offer to Purchase and Circular. All such references to the Offeror’s website are inactive textual references only.

The following documents of Anaconda are specifically incorporated by reference in, and form an integral part of, this Offer to Purchase and Circular:

(a)                                 annual information form for the seven-months ended December 31, 2017 dated March 5, 2018;

(b)                                 audited consolidated financial statements as at and for the seven month period ended December 31, 2017 and the year ended May 31, 2017, together with the notes thereto and the independent auditor’s report thereon;

(c)                                  amended management’s discussion and analysis of financial condition and results of operations for the seven month period ended December 31, 2017;

(d)                                 management information circular dated April 2, 2018 for Anaconda Mining’s annual meeting of shareholders to be held on May 16, 2018;

(e)                                  material change report dated January 18, 2018 with respect to Anaconda’s consolidation of its common shares on the basis of four existing common shares for one new common share; and

(f)                                   material change report dated March 21, 2018 with respect to Anaconda’s announcement of its intention to make the Offer.

All documents of the type referred to above (excluding confidential material change reports) and any business acquisition reports subsequently filed by Anaconda with any Canadian Securities Administrators on or after the date of the Offer to Purchase and Circular and prior to the termination of the Offer shall be deemed to be incorporated by reference into the Offer to Purchase and Circular.

Notwithstanding the foregoing, any and all portions of the documents that consist of Maritime’s public disclosure documents expressly identified as such, and whether or not such portions are reproduced or incorporated by reference into an Anaconda document, including, without limitation, Maritime’s financial statements are expressly excluded from such incorporation by reference into the Offer to Purchase and Circular, and Anaconda disclaims any responsibility for such disclosure. None of Anaconda, or any of its officers or directors assumes any responsibility for the accuracy or completeness of such Maritime information or for any failure by Maritime to disclose events or facts which have occurred or which may affect the significance or accuracy of any such information but which are unknown to Anaconda. Information regarding Maritime is filed publicly by Maritime with the Canadian Securities Administrators, which are available electronically on SEDAR at www.sedar.com.

Any statement contained in this Offer to Purchase and Circular or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Offer to Purchase and Circular, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase and Circular. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

9.                                      Certain Information Concerning Maritime and the Maritime Shares

Authorized and Outstanding Capital

Maritime’s authorized share capital consists of an unlimited number of Maritime Shares. As of April 10, 2018 there were approximately 86,406,449 Maritime Shares issued and outstanding, 29,835,129 warrants and 5,280,000 stock options. There are no other Convertible Securities outstanding.  All of the Maritime Shares rank equally as to voting rights, participation in a distribution of the assets of Maritime on liquidation, dissolution or winding-up and the entitlement to dividends. The holders of the Maritime Shares are entitled to receive notice of all meetings of Shareholders and to attend and vote their Maritime shares at such meetings. Each Maritime Share carries with it the right to one vote. In the event of the liquidation, dissolution or winding-up of Maritime or other distribution of assets of Maritime, the holders of the Maritime Shares will be entitled to receive, on a pro-rata basis, all of the assets remaining after Maritime has paid its liabilities. There is no set dividend rate or dividend schedule for the Maritime Shares. The Maritime Board will decide if and when dividends should be declared and paid. The Maritime Shares are not subject to any future call or assessment and there are no provisions for exchange, conversion, exercise, redemption or retraction.

Dividend and Dividend Policy

Maritime has not paid any dividends since incorporation and according to its public disclosure, it has no plans to pay dividends for the foreseeable future.

Price Range and Trading Volumes of the Shares

The Maritime Shares are listed and posted for trading on the TSX-V under the symbol “MAE”. The following table sets forth information relating to the trading of the Maritime Shares on the TSX-V for the months indicated.

	TSX-V
Month	High ($)	Low ($)	Volume
February 2017	0.200	0.140	1,578,430
March 2017	0.180	0.115	935,687
April 2017	0.150	0.120	3,840,862
May 2017	0.140	0.110	782,667
June 2017	0.140	0.100	1,629,257
July 2017	0.115	0.100	1,689,195
August 2017	0.115	0.105	333,500
September 2017	0.125	0.095	1,466,123
October 2017	0.120	0.090	1,654,700
November 2017	0.120	0.090	2,488,352
December 2017	0.110	0.090	1,868,883
January 2018	0.105	0.090	1,130,800
February 2018	0.110	0.085	800,600
March 2018	0.120	0.090	5,075,857
April 1 to 10, 2018	0.115	0.105	2,840,766

On April 10, 2018, the closing price of the Maritime Shares on the TSX-V was $0.105, and the closing price of the Anaconda Shares on the TSX was $0.385.

10.                               Effect of the Offer on the Market for Maritime Shares; Stock Exchange Listing and Public Disclosure

Market for Shares

The purchase of Maritime Shares by the Offeror under the Offer or otherwise will reduce the number of Maritime Shares that might otherwise trade publicly and may reduce the number of Shareholders and, depending on the number of Maritime Shares purchased, could adversely affect the liquidity and market value of the remaining Maritime Shares held by the public.

Listing and Quotations

The rules and regulations of the TSX-V establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Maritime Shares from the TSX-V. Depending on the number of Maritime Shares purchased by the Offeror under the Offer or otherwise, it is possible that Maritime would fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Maritime Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Maritime Shares. If the Offeror proceeds with a Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Maritime to apply to delist the Maritime Shares from the TSX-V as soon as practicable after completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction. If the Maritime Shares are delisted from the TSX-V, the extent of the public market for the Maritime Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Maritime Shares publicly held and the aggregate market value of the Maritime Shares publicly held at such time, the interest in maintaining a market in Maritime Shares on the part of securities firms, whether Maritime remains subject to public reporting requirements in Canada, and other factors.

Continuous Disclosure Obligations of Maritime

After the purchase of the Maritime Shares under the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Maritime may cease to be subject to the public reporting and proxy solicitation requirements of the BCBCA and the securities Laws of certain provinces of Canada. Furthermore, it may be possible for Maritime to cease to be a reporting issuer in any province or jurisdiction where only a small number of Shareholders reside. If permitted by Law, subsequent to the completion of the Offer and any Compulsory

Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Maritime to cease to be a reporting issuer under the securities Laws of each provinces of Canada in which it is a reporting issuer.

11.                               Comparison of Shareholder Rights

If the Offer is consummated, Shareholders will receive Anaconda Shares. As Anaconda is a corporation existing under the Laws of Ontario, the rights of holders of Anaconda Shares are governed by the OBCA. The rights of Shareholders are currently governed by the BCBCA and by Maritime’s notice of articles and articles. Although the rights and privileges of shareholders under OBCA and the BCBCA are in many instances comparable, there are certain differences. Please refer to Schedule A attached hereto for a comparison of shareholder rights under the OBCA and the BCBCA.

12.                               Ownership of and Trading in Maritime Shares

As at the date hereof, the Offeror does not beneficially own, or exercise control or direction over, any Maritime Shares.

No Maritime Shares or other securities of Maritime are beneficially owned, nor is control or direction exercised over any of such securities, by any director or officer of the Offeror.

To the knowledge of the Offeror after reasonable enquiry, no Maritime Shares or other securities of Maritime are beneficially owned, and no control or direction is exercised over any of such securities, (i) by any associate or affiliate of the Offeror; (ii) any insider of the Offeror or by any associate or affiliate thereof; or (iii) any person acting jointly or in concert with the Offeror.

To the knowledge of the Offeror after reasonable enquiry, neither the Offeror nor any of its directors or officers, any associate or affiliate of the Offeror, any insider of the Offeror or any associate or affiliate thereof, or any person acting jointly or in concert with the Offeror purchased or sold any Maritime Shares or other securities of Maritime during the six-month period preceding the date of the Offer.

13.                               Commitments to Acquire Shares of Maritime

To the knowledge of the Offeror after reasonable enquiry, none of the Offeror, any of its directors or officers, any associate or affiliate of the Offeror, any insider of the Offeror or any associate of affiliate thereof, or any person acting jointly or in concert with the Offeror, have entered into any agreements, commitments or understandings to acquire any securities of Maritime Shares or other securities of Maritime.

14.                               Arrangements, Agreements or Understandings

Other than as provided in the Lock-Up Agreements described below, there are (i) no agreements, commitments or understandings made or proposed to be made between the Offeror and any of the directors or officers of Maritime, including for any payment or other benefit proposed to be made or given by way of compensation for loss of office or their remaining in or retiring from office if the Offer is successful, (ii) no agreements, commitments or understandings made or proposed to be made between the Offeror and any security holder of Maritime relating to the Offer, and (iii) no agreements, commitments or understandings between the Offeror and Maritime relating to the Offer. The Offeror is not aware of any agreement, commitment or understanding that could affect control of Maritime and that can reasonably be regarded as material to a Shareholder in deciding whether or not to deposit Maritime Shares under the Offer.

To the knowledge of the Offeror, other than as described in this Section 14, there are no direct or indirect benefits of accepting or rejecting the Offer that will accrue to any insider of the Offeror or, to the knowledge of the Offeror, after reasonably enquiry, any director or officer of Maritime, any insider of Maritime or any associate or affiliate thereof, any associate or affiliate of Maritime or any person or company acting jointly or in concert with Maritime, other than those benefits that will accrue to Shareholders generally. See Section 15 of the Circular, “Lock-Up Agreements”.

15.                               Lock-Up Agreements

Anaconda has entered into lock-up agreements (the “Lock-Up Agreements”) with certain Shareholders (the “Locked-Up Shareholders”) who held or exercised control or direction over 10,538,500 Maritime Shares representing approximately 12.2% of the issued and outstanding Maritime Shares (calculated on an undiluted basis).

The following is a summary of the principal terms of the Lock-Up Agreements.  It does not purport to be complete and is qualified in its entirety by reference to the full text of the Lock-Up Agreements, which have been filed by the Offeror with applicable Canadian Securities Administrators and are available on SEDAR at www.sedar.com.

Under the Lock-Up Agreements, each of the Locked-Up Shareholders has agreed to take all actions necessary to validly accept the Offer by depositing, or causing to be validly deposited, all of the Maritime Shares owned by such Locked-Up Shareholder or over which the Locked-Up Shareholder exercises control or direction, including any other Maritime Shares directly or indirectly acquired by or issued to such Locked-Up Shareholder after the date of the applicable Lock-Up Agreement, in accordance with the terms of the Offer. The Locked-Up Shareholders have, subject to certain exceptions, agreed not to sell or transfer any of their Maritime Shares and not to exercise any statutory or other rights of withdrawal in respect of the Offer. In addition, the Lock-Up Shareholders are restricted from soliciting, encouraging or participating in discussions or negotiations that would reasonably be expected to lead to an alternate acquisition proposal by a third party to acquire Maritime. The Lock-Up Shareholders are also prohibited from granting or agreeing to grant any proxy or other rights in respect of the Maritime Shares, or entering into any other agreement relating to the right to vote such Maritime Shares.

The Locked-Up Shareholders may terminate their obligations under the Lock-Up Agreements in certain circumstances, including to permit them to tender their Maritime Shares to a superior proposal by a third party to acquire Maritime that represents: (i) consideration payable to each Locked-Up Shareholder that exceeds or provides a value for each Maritime Share that is greater than the Offer Consideration; or (ii) offers to acquire a number of Maritime Shares that exceeds the number of Maritime Shares offered to be acquired by the Offeror under the Offer by any amount at an offering price for each Maritime Share that is not less, or provides a value for each Maritime Share that is not less than, the Offer Consideration. Under the Lock-Up Agreements, the Offeror is given an opportunity to match any offer provided by a third party that is considered a superior proposal for Maritime.

The following table indicates the Locked-Up Shareholders that have agreed to accept the Offer and the number of securities in respect of which each intends to accept the Offer.

	Agreement	Shares	Approximate Percentage
1.	Ede Asset Management Inc.	6,900,000 Maritime Shares	8.0%
2.	Heather Grace & Co. Inc	2,000,000 Maritime Shares	2.3%
3.	Tony Ianno	763,000 Maritime Shares	0.9%
4.	Steve Isenberg	564,500 Maritime Shares	0.7%
5.	Christine Ianno	311,000 Maritime Shares	0.3%
	Total	10,538,500 Maritime Shares	12.2%

16.                               Benefits from the Offer

No person will receive any direct or indirect benefit from the consummation of the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction or from accepting or refusing to accept the Offer, other than the consideration available to any Maritime Shareholder who participates in the Offer.

17.                               Material Changes and Other Information Concerning Maritime

The Offeror has no information that indicates any material change in the affairs of Maritime since the date of the last published financial statements of Maritime other than as has been publicly disclosed by Maritime. The Offeror has no knowledge of any material fact concerning securities of Maritime that has not been generally disclosed by Maritime or any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Maritime Shareholders to accept or reject the Offer.

18.                               Regulatory Matters

In connection with the Offer, the approval on terms satisfactory to the Offeror of various domestic and foreign regulatory authorities having jurisdiction over the Offeror, and its subsidiaries and respective businesses, is required. The principal approvals required are described below.

Securities Regulatory Matters

The distribution of the Anaconda Shares under the Offer is being made pursuant to statutory exemptions from the prospectus requirements under applicable Canadian securities Laws. The resale of Anaconda Shares issued under the Offer is subject to restrictions under the securities Laws of Canadian provinces and territories; however, the Shareholders in such provinces and territories will generally be able to rely on statutory exemptions from such restrictions.

The Offer to Purchase is being made in compliance with Canadian rules governing take-over bids and tender offers, respectively, or applicable exemptions therefrom.

Stock Exchange Listing Requirements

Anaconda has applied to the TSX to list the Anaconda Shares that will be issued to Shareholders in connection with the Offer.  Listing on the TSX will be subject to fulfillment of all the applicable listing requirements.

19.                               Acquisition of Maritime Shares Not Deposited Pursuant to the Offer

If the Offeror takes up and pays for Maritime Shares deposited under the Offer, it is the Offeror’s current intention that it will enter into one or more transactions to enable the Offeror to acquire all Maritime Shares not acquired under the Offer. There is no assurance that such transaction will be completed, and the Offeror expressly reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction.

Compulsory Acquisition

If, within four months after the date of the Offer, the Offer has been accepted by holders of Maritime Shares holding at least 90% of the issued and outstanding Maritime Shares, other than Maritime Shares held at the date of the Offer by or on behalf of the Offeror and its affiliates, the Offeror intends, to the extent possible, to acquire the Maritime Shares not deposited pursuant to the Offer pursuant to the provisions of Section 300 of the BCBCA (a “Compulsory Acquisition”) or by a Subsequent Acquisition Transaction (as more fully described under “Subsequent Acquisition Transaction” below) for consideration at least equivalent in value to the consideration paid pursuant to the Offer.

To exercise such statutory right, the Offeror must give notice (the “Offeror’s Notice”) to each holder of Maritime Shares to whom the Offer was made but who did not accept the Offer (and each person who subsequently acquires any such Maritime Shares) (in each case, a “Dissenting Offeree”) within five months after the date of the Offer of such proposed acquisition. If the Offeror’s Notice is sent to a Dissenting Offeree under Subsection 300(3) of the BCBCA, the Offeror is entitled and bound to acquire all of the Maritime Shares of that Dissenting Offeree for the same price and on the same terms contained in the Offer, unless the Supreme Court of British Columbia (the “Court”) orders otherwise on an application made by that Dissenting Offeree within two months after the date of the Offeror’s Notice.

Pursuant to any such application, the Court may fix the price and terms of payment for the Maritime Shares held by a Dissenting Offeree and make any such consequential orders and give any such directions as the Court considers appropriate. Unless the Court orders otherwise (or, if an application to the Court has been made pursuant to the provisions described in the immediately preceding sentence, at any time after that application has been disposed of) the Offeror, not earlier than two months after the date of the Offeror’s Notice, must send a copy of the Offeror’s Notice to Maritime and pay or transfer to Maritime the consideration representing the price payable by the Offeror for the Maritime Shares that are referred to in the Offeror’s Notice. On receiving a copy of the Offeror’s Notice and the consideration representing the price payable for the Maritime Shares referred to in the Offeror’s Notice, Maritime will be required to register the Offeror as the holder of those Maritime Shares. Any such amount received by Maritime must be paid into a separate account at a savings institution and, together with any other consideration so received, must be held by Maritime, or by a trustee approved by the Court, in trust for the Dissenting Offerees.

The foregoing is only a summary of the statutory right of a Compulsory Acquisition that may become available to the Offeror. The summary is not intended to be complete nor is it meant to be a substitute for the more detailed information contained in the provisions of Section 300 of the BCBCA. Shareholders should refer to Section 300 of the BCBCA for the full text of the relevant statutory provisions. The provisions of Section 300 of the BCBCA are complex and require strict adherence to notice and timing provisions, failing which the rights under such provisions may be lost or altered. Shareholders who wish to be better informed about the provisions of Section 300 of the BCBCA should consult their legal advisors.

The income tax consequences to a holder of Maritime Shares of a Compulsory Acquisition may differ from the income tax consequences to such holder having its Maritime Shares acquired pursuant to the Offer. See “Certain Canadian Federal Income Tax Considerations” in Section 22 of the Circular, and “Certain United States Federal Income Tax Considerations” in Section 23 of the Circular. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Compulsory Acquisition if proposed.

Compelled Acquisition

Section 300 of the BCBCA provides that if the Offeror has not sent the Offeror’s Notice to each Dissenting Offeree within one month after becoming entitled to do so, the Offeror must send a written notice to each Dissenting Offeree stating that such Dissenting Offeree, within three months after receiving such notice, may require the Offeror to acquire the Maritime Shares held by such Dissenting Offeree. If a Dissenting Offeree requires the Offeror to acquire its Maritime Shares in accordance with these provisions, the Offeror must acquire those Maritime Shares for the same price and on the same terms contained in the Offer (a “Compelled Acquisition”).

The foregoing is only a summary of the statutory right of Compelled Acquisition that may become available to a holder of Maritime Shares. The summary is not intended to be complete nor is it meant to be a substitute for the more detailed information contained in the provisions of Section 300 of the BCBCA. Shareholders should refer to Section 300 of the BCBCA for the full text of the relevant statutory provisions. The provisions of Section 300 of the BCBCA are complex and require strict adherence to notice and timing provisions, failing which the rights under such provisions may be lost or altered. Shareholders who wish to be better informed about the provisions of Section 300 of the BCBCA should consult their legal advisors.

The income tax consequences to a holder of Maritime Shares of a Compelled Acquisition may differ from the income tax consequences to such holder having its Maritime Shares acquired pursuant to the Offer. See “Certain Canadian Federal Income Tax Considerations” in Section 22 of the Circular, and “Certain United States Federal Income Tax Considerations” in Section 23 of the Circular. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Compelled Acquisition if proposed.

Subsequent Acquisition Transaction

If the Offeror acquires less than 90% of the Maritime Shares under the Offer, the right of Compulsory Acquisition described above is not available for any reason, or the Offeror chooses not to avail itself of such statutory right, the Offeror may, at its option, pursue other means of acquiring the remaining Maritime Shares not deposited under the Offer.

Such action may include causing one or more special meetings to be called of the then Shareholders to consider a statutory arrangement, amalgamation, merger, reorganization, amendment to Maritime’s articles, consolidation, recapitalization or similar transaction involving the Offeror and/or an affiliate of the Offeror and Maritime and/or the Shareholders for the purpose of Maritime becoming, directly or indirectly, a wholly-owned subsidiary or affiliate of the Offeror (a “Subsequent Acquisition Transaction”). If the Offeror were to proceed with a Subsequent Acquisition Transaction, it is the Offeror’s current intention that the consideration to be paid to Shareholders pursuant to any such Subsequent Acquisition Transaction would be equal in value to and in the same form as the Offer Consideration payable under the Offer.

Any such Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Maritime Shares pursuant to the BCBCA. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such Dissenting Offeree for its Maritime Shares. The fair value so determined could be more or less than the amount paid per Maritime Share pursuant to such transaction or pursuant to the Offer. The exact terms and procedures of the rights of dissent available to Shareholders will depend on the structure of the Subsequent Acquisition Transaction and will be fully described in the proxy circular or other disclosure document provided to Shareholders in connection with the Subsequent Acquisition Transaction.

The timing and details of a Subsequent Acquisition Transaction, if any, will necessarily depend on a variety of factors, including, without limitation, the number of Maritime Shares acquired pursuant to the Offer. If, after taking up Maritime Shares under the Offer, the Offeror owns at least 66 2/3% of the outstanding Maritime Shares on a fully-diluted basis and sufficient votes are cast by “minority” holders to constitute a majority of the “minority” on a fully-diluted basis pursuant to MI 61-101, as discussed below, the Offeror should own sufficient Maritime Shares to be able to effect a Subsequent Acquisition Transaction. There can be no assurances that the Offeror will pursue a Compulsory Acquisition or Subsequent Acquisition Transaction.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See “Certain Canadian Federal Income Tax Considerations” in Section 22 of the Circular, and “Certain United States Federal Income Tax Considerations” in Section 23 of the Circular. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction.

Securities Law Requirements for Business Combinations

MI 61-101 may deem a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of a holder of Maritime Shares being terminated without the consent of the holder, irrespective of the nature of the consideration provided in substitution therefor. The Offeror expects that any Subsequent Acquisition Transaction relating to Maritime Shares will be a “business combination” under MI 61-101.

In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions’. Moreover, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with MI 61-101 or an exemption thereunder, the “related party” provisions therein do not apply to such transaction. Following completion of the Offer, the Offeror may be a “related party” of Maritime for the purposes of MI 61-101, although the Offeror expects that any Subsequent Acquisition Transaction would be a “business combination” for purposes of MI 61-101 and that therefore the “related party transaction” provision of MI 61-101 would not apply to the Subsequent Acquisition Transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or an exemption under MI 61-101, such that the “related party transaction” provisions of MI 61-101 would not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, an issuer proposing to carry out a business combination is required to prepare a valuation of the affected securities (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. The Offeror currently intends to rely on available exemptions (or, if such exemptions are not available, to seek discretionary relief from the applicable Securities Regulatory Authorities from the valuation requirements of MI 61-101). An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the date of expiry of a formal take-over bid where the consideration per security under the business combination is at least equal in value to and is in the same form as the consideration that depositing security holders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents (which disclosure has been provided herein). The Offeror currently intends that the consideration offered per Maritime Share under any Subsequent Acquisition Transaction proposed by it would be the same Offer Consideration offered to the Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and, accordingly, the Offeror expects to rely on these exemptions.

Depending on the nature and terms of the Subsequent Acquisition Transaction, the Offeror expects the provisions of the BCBCA and Maritime’s constating documents will require the approval of 66 2/3% of the votes cast by holders of the outstanding Maritime Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. MI 61-101 would also require that, in addition to any other required security holder approval, in order to complete a business combination (such as a Subsequent Acquisition Transaction), the approval of a majority of the votes cast by “minority” shareholders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities. If, however, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Maritime Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to minority shareholders.

In relation to the Offer and any subsequent business combination, the “minority” Shareholders entitled to vote will be, unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities, all Shareholders other than: (a) the Offeror (other than in respect of Maritime Shares acquired pursuant to the Offer as described below); (b) any “interested party” (within the meaning of MI 61-101); (c) certain “related parties” of the Offeror or of any other “interested party” (in each case within the meaning of MI 61-101) including any director or senior officer of the Offeror, affiliate or insider of the Offeror or any of its directors or senior officers; and (d) any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons.

MI 61-101 also provides that the Offeror may treat Maritime Shares acquired under the Offer as “minority” shares and to vote them, or to consider them voted, in favour of such business combination if, among other things: (a) the business combination is completed no later than 120 days after the Expiry Time; (b) the consideration per security in the business combination is at least equal in value to and in the same form as the Offer Consideration paid under the Offer; and (c) the Shareholder who tendered such Maritime Shares under the Offer was not (i) a “joint actor” (within the meaning of MI 61-101) with the Offeror in respect of the Offer; (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer; or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Maritime Share that is not identical in amount and form to the entitlement of the general body of holders in Canada of Maritime Shares.

MI 61-101 excludes from the meaning of “collateral benefit” certain benefits to a related party received solely in connection with the related party’s services as an employee or director of an issuer where, among other things, (a) the benefit is not conferred for the purposes of increasing the value of the consideration paid to the related party for securities relinquished under the transaction or bid; (b) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction or bid in any manner; (c) full particulars of the benefit are disclosed in the disclosure document for the transaction or bid (and which disclosure has been provided herein); and (d) the related party and his or her associated entities beneficially own, or exercise control or direction over, less than 1% of the outstanding securities of each class of equity securities of the issuer (the “De Minimis Exemption”).

In addition, MI 61-101 also excludes from the meaning of “collateral benefit” certain benefits to a related party received solely in connection with the related party’s services as an employee or director of an issuer where such benefit meets the criteria described in (a) to (c) of the previous paragraph and (i) the related party discloses to an independent committee of the issuer the amount of consideration that the related party expects it will be beneficially entitled to receive, under the terms of the transaction or bid, in exchange for the equity securities beneficially owned by the related party, (ii) the independent committee, acting in good faith, determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value referred to in clause (i) above, and (iii) the independent committee’s determination is disclosed in the directors’ circular (and which disclosure is provided therein) (the “Independent Committee Exemption”)

The Offeror currently intends that the consideration offered for Maritime Shares under any Subsequent Acquisition Transaction proposed by it would be equal in value to and in the same form as the Offer Consideration paid to Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, the Offeror intends to cause Maritime Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction.

Other Alternatives

Although the Offeror may propose a Compulsory Acquisition or Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Maritime Shares acquired under the Offer, delays in the Offeror’s ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of Maritime, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. The Offeror expressly reserves the right to propose other means of acquiring, directly or indirectly, all of the outstanding Maritime Shares in accordance with applicable Law, including, without limitation, a Subsequent Acquisition Transaction on terms not described in the Circular.

If the Offeror is unable to, or determines at its option not to, effect a Compulsory Acquisition or Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals or exemptions promptly, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Maritime Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise. Subject to applicable Law, any additional purchases of Maritime Shares could be at a price greater than, equal to, or less than the price to be paid for Maritime Shares under the Offer and could be for cash, securities and/or other form of consideration. Alternatively, the Offeror may take no action to acquire additional Maritime Shares, or, subject to applicable Law, may either sell or otherwise dispose of any or all Maritime Shares acquired under the Offer, on terms and at prices then determined by the Offeror, which may vary from the consideration paid for Maritime Shares under the Offer.

See “Market Purchases and Sales of Maritime Shares” in Section 12 of the Offer to Purchase.

Legal and Judicial Developments

On February 1, 2008, MI 61-101 came into force in the Provinces of Ontario and Québec, introducing harmonized requirements for enhanced disclosure, independent valuations and majority of minority security holder approval for specified types of transactions. See “— Subsequent Acquisition Transaction” and “— Securities Law Requirements for Business Combinations” above.

Certain judicial decisions may also be considered relevant to any Subsequent Acquisition Transaction that may be proposed or effected subsequent to the expiry of the Offer. Canadian courts have, in a few instances prior to the adoption of MI 61-101 and its predecessors, granted preliminary injunctions to prohibit transactions involving certain business combinations. The current trends in both legislation and Canadian jurisprudence indicate a willingness to permit business combinations to proceed, subject to evidence of procedural and substantive fairness in the treatment of minority shareholders.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction that may constitute a business combination.

20.                               Shareholder Rights Plan

The following is a summary of certain material provisions of the Shareholder Rights Plan. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Shareholder Rights Plan, which has been filed and is available on SEDAR under Maritime’s profile at www.sedar.com.

Maritime and Computershare Trust Company of Canada (the “SRP Rights Agent”) entered into the shareholders rights plan agreement dated March 15, 2018. Pursuant to the Shareholder Rights Plan, Maritime issued one SRP Right in respect of each outstanding Maritime Share and authorized the issuance of one SRP Right for each Maritime Share issued thereafter. The SRP Rights are attached to the Maritime Shares and are not exercisable until the “Separation Time”, which is defined under the Shareholder Rights Plan to mean the close of business (Vancouver time) on the tenth Trading Day (as defined below) after the earlier of: (a) the date of the first public announcement or disclosure by Maritime or an offeror under a take-over bid or an Acquiring Person (as defined below) of facts indicating that a Person has become an Acquiring Person; (b) the date of the commencement of, or first public announcement of the intent of any Person  (other than Maritime or any of its subsidiaries) to commence, a take-over bid (other than a Permitted Bid or a Competing Bid); and (c) the date that a Permitted Bid or a Bid ceases to qualify as such.

From and after the Separation Time and prior to the Expiration Time (as defined in the Shareholder Rights Plan), each SRP Right entitles the holder thereof to purchase one Maritime Share at an exercise price (the “Exercise Price”) equal to $50, subject to adjustment in certain events. Pursuant to the Shareholder Rights Plan, if a person (an

“Acquiring Person”) becomes the Beneficial Owner (as defined in the Shareholder Rights Plan) of 20% or more of the outstanding Voting Shares (as defined in the Shareholder Rights Plan) other than as a result of certain exempt transactions and certain other exceptions (including, without limitation, acquisitions pursuant to a Permitted Bid (as defined in the Shareholder Rights Plan)) (a “Flip-in Event”), then each SRP Right constitutes the right to purchase from Maritime, upon exercise thereof, that number of Maritime Shares having an aggregate Market Price on the date of the occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price, subject to anti-dilution adjustment (thereby effectively acquiring the right to purchase Common Shares at a 50% discount). However, SRP Rights held by an Acquiring Person or certain parties related to an Acquiring Person or acting jointly or in concert with an Acquiring Person or certain parties related to an Acquiring Person and certain transferees or other successor in title of SRP Rights of an Acquiring Person or certain parties related to an Acquiring Person or acting jointly or in concert with an Acquiring Person or certain parties related to an Acquiring Person, would become null and void upon the occurrence of a Flip-in Event. The result would be to significantly dilute the shareholdings of any such acquirer. “Market Price” for a security on any date means the average of the daily closing prices per security for such securities on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date (subject to adjustment in certain circumstances). “Trading Day” when used with respect to any securities, means the day on which the principal stock exchange or market on which such securities are listed or admitted to trading is open for the transaction of business, or if the securities are not listed or admitted to trading on any stock exchange or market, a Business Day (as defined in the Shareholder Rights Plan).

Until the Separation Time (or the earlier redemption, termination or expiration of the SRP Rights), the SRP Rights will be evidenced by the certificates representing the associated Maritime Shares and will be transferable only together with the associated Maritime Shares. After the Separation Time, separate certificates evidencing the Rights (“Rights Certificates”), together with a disclosure statement describing the SRP Rights, are required to be mailed to holders of record of Maritime Shares (other than an Acquiring Person) as of the Separation Time. The SRP Rights will be exercisable, and the registration and transfer of the SRP Rights shall be separate from, and independent of, the Maritime Shares.

The Shareholder Rights Plan does not apply to certain types of transactions, including, without limitation, Permitted Bids. A “Permitted Bid” is a take-over bid which, among other things: (i) is made to all registered holders of Voting Shares other than the offeror; and (ii) contains, and the take-up and payment for securities tendered or deposited thereunder is subject to, irrevocable and unqualified conditions that: (A) no Voting Shares shall be taken up or paid for pursuant to the take-over bid: prior to the close of business on a date which is not less than one hundred and five (105) days following the date of the take-over bid, or such shorter minimum period that the take-over bid must remain open for deposits of securities pursuant to MI 62-104, and only if at such date, more than 50% of the then outstanding Voting Shares held by independent shareholders have been deposited or tendered pursuant to the take-over bid and have not been withdrawn, (B) unless the take-over bid is withdrawn, Voting Shares may be deposited pursuant to such take-over bid until the Voting Shares are taken-up and paid for, (C) any Voting Shares deposited pursuant to the take-over bid may be withdrawn until taken up and paid for, and (D) in the event that more than 50% of the Voting Shares held by independent shareholders have been deposited or tendered pursuant to the take-over bid and not withdrawn, the offeror will make a public announcement of that fact on the date the take-over bid would otherwise expire and the take-over bid be extended for a period of not less than ten (10) days from the date it would otherwise expire.

The Shareholder Rights Plan allows for a Competing Bid to be made while a Permitted Bid is in existence. A “Competing Bid” is a take-over bid which, among other things: (i) is made while another Permitted Bid is in existence; and (ii) satisfies all of the components of the definition of a Permitted Bid except that the requirement set out in (ii)(A) above will be satisfied if the take-over bid will contain, and the take up and payment for securities tendered or deposited thereunder will be subject to, an irrevocable and unqualified condition that no Voting Shares will  be taken up or paid for pursuant to the Competing Bid prior to the close of business on the date that is no earlier than the date which is the last day of the minimum initial deposit period that such take-over bid must remain open for deposits of securities pursuant to National Instrument 62-104- Takeover Bids and Issuer Bids after the date of the take-over bid constituting the Competing Bid, and only if at that date, more than fifty percent (50%) of the then outstanding Voting Shares held by independent shareholders have been deposited or tendered to the Competing Bid and  withdrawn.

Under the Shareholder Rights Plan, the Maritime Board has the discretion, prior to the occurrence of a Flip-in Event that would occur by reason of a take-over bid, made by means of a take-over bid circular sent to all holders of Voting Shares, to waive the application of the Shareholder Rights Plan to such Flip-in Event, upon written notice delivered to the SRP Rights Agent and provided that such waiver shall automatically constitute a waiver of the application of such provisions to any other Flip-in Event made by means of a take-over bid circular to all holders of Voting Shares that is made prior to the expiry of the initial take-over bid. The Maritime Board also has the right, with the prior consent of the holders of Voting Shares (or the holders of SRP Rights if the Separation Time has occurred), at any time prior to the occurrence of a Flip-in Event, to redeem all (but not less than all) of the SRP Rights at a redemption price of $0.00001 per SRP Right, subject to certain adjustments.

It is a condition of the Offer that the Offeror shall have determined, in its sole judgment, that the Shareholder Rights Plan does not and will not adversely affect the Offer or the Offeror, either before or upon the consummation of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction and: (i) the Maritime Board shall have redeemed all outstanding SRP Rights or waived the application of the Shareholder Rights Plan to the purchase of Maritime Shares by the Offeror under the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction; (ii) a cease trade order or an injunction shall have been issued, and no notice of appeal or appeal shall have been filed, that has the effect of prohibiting or preventing the exercise of SRP Rights or the issue of Maritime Shares upon the exercise of the SRP Rights in relation to the purchase of Maritime Shares by the Offeror under the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, which cease trade order or injunction shall be in full force and effect; (iii) a court of competent jurisdiction shall have made a final and binding order that the SRP Rights are illegal, invalid or of no force or effect or may not be exercised in relation to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; or (iv) the SRP Rights and the Shareholder Rights Plan shall otherwise be or have been held to be unexercisable or unenforceable in relation to the Maritime Shares with respect to the Offer, any Compulsory Acquisition and any Subsequent Acquisition Transaction. See Section 4 of the Offer, “Conditions of the Offer”.

21.                               Unaudited Condensed Consolidated Pro Forma Financial Statements

Shareholders should refer to Schedule B to this document for the unaudited pro forma consolidated statement of financial position of the Offeror as at December 31, 2017 and the unaudited pro forma consolidated statements of comprehensive income (loss) of the Offeror for the seven month period ended December 31, 2017, giving effect to the proposed acquisition of all outstanding Maritime Shares under the Offer, as set out therein. Such unaudited pro forma consolidated financial statements have been prepared using certain of the Offeror’s and Maritime’s respective financial statements as more particularly described in the notes to the unaudited pro forma consolidated financial statements. In preparing the unaudited pro forma consolidated financial statements, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statements. Such unaudited pro forma consolidated financial statements are not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of the Offeror. Actual amounts recorded upon consummation of the Offer will differ from such unaudited pro forma consolidated financial statements. Any potential synergies that may be realized following consummation of the Offer have been excluded from such unaudited pro forma consolidated financial statements. Maritime Shareholders are cautioned to not place undue reliance on such unaudited pro forma consolidated financial statements.

22.                               Certain Canadian Federal Income Tax Considerations

In the opinion of  Cassels Brock & Blackwell  LLP, counsel to the Offeror, the following is a summary of the principal Canadian federal income tax considerations under the Tax Act, as of the date hereof, generally applicable to a Shareholder who, for purposes of the Tax Act, holds Maritime Shares and will hold Anaconda Shares received pursuant to the Offer as capital property, deals at arm’s length with, and is not affiliated with, Maritime or the Offeror, and who disposes of Maritime Shares to the Offeror pursuant to the Offer or otherwise disposes of Maritime Shares pursuant to certain transactions described under “Acquisition of Maritime Shares Not Deposited Under the Offer” in Section 19 of the Circular.

Maritime Shares and Anaconda Shares generally will be considered capital property to a Shareholder for purposes of the Tax Act unless the Shareholder holds such shares in the course of carrying on a business of buying and selling securities or the Shareholder has acquired or holds such shares in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act in force as of the date hereof and counsel’s understanding of the current published administrative policies and assessing practices of the CRA publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the CRA, nor does it take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary is not applicable to persons holding Convertible Securities or other conversion or exchange rights to acquire Maritime Shares, or persons who acquired Maritime Shares on the exercise of Convertible Securities. In addition, this summary does not apply to a Shareholder: (i) that is a “specified financial institution” for the purposes of the Tax Act; (ii) that is a “financial institution”, for the purposes of the mark-to-market rules in the Tax Act, (iii) an interest in which is, or whose Maritime Shares are, a “tax shelter investment”, as defined in the Tax Act, (iv) that has made a “functional currency” election under section 261 of the Tax Act, (v) that is a foreign affiliate of a taxpayer resident in Canada; or (vi) that has entered into or will enter into a “synthetic disposition agreement”, or a “derivative forward agreement”, as defined in the Tax Act, in respect of the Maritime Shares or Anaconda Shares.

Further, this summary is not applicable to a person that (i) is a corporation resident in Canada and (ii) is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of Anaconda Shares, controlled by a non-resident corporation for the purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Any such Shareholder should consult its own tax advisor.

This summary is based on the assumption that there is no value to the SRP Rights and no amount of the consideration paid by the Offeror will be allocated to the SRP Rights.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Shareholders should consult their own legal and tax advisors with respect to the tax consequences to them of having their Maritime Shares acquired based on their particular circumstances, including the application and effect of the income and other taxes of any country, province or other jurisdiction in which the Shareholders reside or carry on business.

Shareholders Resident in Canada

The following portion of the summary is applicable only to a Shareholder who, for purposes of the Tax Act and at all relevant times, is resident, or is deemed to be resident, in Canada (a “Resident Shareholder”). Certain Resident Shareholders whose Maritime Shares might not otherwise constitute capital property may be eligible to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Maritime Shares, and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Shareholder in the taxation year in which the election is made and in all subsequent taxation years, be deemed to be capital property. Resident Shareholders contemplating such an election should first consult their own tax advisors.

Exchange of Maritime Shares Pursuant to the Offer

In general, a Resident Shareholder who exchanges Maritime Shares for Anaconda Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Resident Shareholder elects to report such capital gain (or capital loss) in its Canadian income tax return for the year in which the exchange occurs.

In general, except where (a) such a Resident Shareholder has, in the Resident Shareholder’s Canadian income tax return for the year of exchange, included any portion of the gain or loss otherwise determined from the disposition of an Maritime Share, or (b) immediately after the exchange, such a Resident Shareholder or persons with whom such a Resident Shareholder does not deal at arm’s length for purposes of the Tax Act or such a Resident

Shareholder together with such persons either controls or beneficially owns shares of the capital stock of the Offeror having a fair market value of more than 50% of the fair market value of all outstanding shares of the capital stock of the Offeror, the Resident Shareholder will be deemed to have disposed of each of the Resident Shareholder’s Maritime Shares for proceeds of disposition equal to the adjusted cost base of such Maritime Shares immediately before the disposition, and, in exchange therefor, will be deemed to have acquired Anaconda Shares at a cost equal to such adjusted cost base.

If a Resident Shareholder separately owns other Anaconda Shares as capital property at the time of the exchange of Maritime Shares for Anaconda Shares pursuant to the Offer, the adjusted cost base of all Anaconda Shares owned by the Resident Shareholder as capital property immediately after the exchange will be determined by averaging the cost of the Anaconda Shares acquired on the exchange with the adjusted cost base of those other Anaconda Shares.

A Resident Shareholder who exchanges Maritime Shares for Anaconda Shares pursuant to the Offer may, if the Resident Shareholder chooses, recognize all (but not less than all) of the capital gain or capital loss in respect of such disposition of Maritime Shares by reporting such capital gain or capital loss in the Resident Shareholder’s income tax return for the taxation year during which the disposition occurs. In those circumstances, the Resident Shareholder will realize a capital gain (or capital loss) equal to the amount by which the fair market value of the Anaconda Shares received on the exchange (as at the time of the exchange) exceeds (or is exceeded by) the sum of the adjusted cost base of the Maritime Shares exchanged therefor and any reasonable costs associated with the disposition, and will acquire such Anaconda Shares at a cost equal to their fair market value at the time of the exchange. It is not possible for a Resident Shareholder to choose such treatment on a portion only of the capital gain (or capital loss) otherwise realized on a disposition of Maritime Shares. Such capital gains (or capital losses) will be subject to the tax treatment described below under “Taxation of Capital Gains and Losses”.

Taxation of Capital Gains and Losses

Generally, a Resident Shareholder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by it in that year. Such a Resident Shareholder will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized by it in a taxation year from taxable capital gains realized by the Resident Shareholder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to and in accordance with the detailed rules contained in the Tax Act.

The amount of any capital loss realized on the disposition of an Maritime Share or an Anaconda Share by a Resident Shareholder that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of any dividends received or deemed to have been received by the corporation on such share (or on a share for which such share is substituted or exchanged). Similar rules may apply where shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Shareholders to which these rules may be relevant should consult their own advisors.

A Resident Shareholder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains, interest and certain dividends. Capital gains realized by a Resident Shareholder who is an individual or a trust, other than certain specified trusts, will be taken into account in determining liability for alternative minimum tax under the Tax Act.

Disposition of Maritime Shares Pursuant to a Compulsory or Compelled Acquisition

As discussed under “Acquisition of Maritime Shares Not Deposited Under the Offer— Compulsory Acquisition”, and “Acquisition of Maritime Shares Not Deposited Under the Offer — Compelled Acquisition” in Section 19 of the Circular, the Offeror may, in certain circumstances, acquire or be required to acquire Maritime Shares not deposited pursuant to the Offer pursuant to a Compulsory Acquisition or a Compelled Acquisition.

The income tax consequences to a Resident Shareholder of a disposition of Maritime Shares in consideration for Anaconda Shares pursuant to a Compulsory Acquisition or a Compelled Acquisition will be as described above (see “Shareholders Resident in Canada — Exchange of Maritime Shares Pursuant to the Offer”). The Resident

Shareholder will be required to include in computing its income any interest awarded by the court in connection with a Compulsory Acquisition.

Resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Maritime Shares acquired pursuant to a Compulsory Acquisition or a Compelled Acquisition.

Disposition of Maritime Shares Pursuant to a Subsequent Acquisition Transaction or Other Alternatives

As described under “Acquisition of Maritime Shares Not Deposited Under the Offer— Subsequent Acquisition Transaction” and “Acquisition of Maritime Shares Not Deposited Under the Offer — Other Alternatives” in Section 19 of the Circular, if the Offeror does not acquire all of the Maritime Shares pursuant to the Offer or by means of a Compulsory Acquisition or a Compelled Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Maritime Shares.

The income tax treatment of a Subsequent Acquisition Transaction or other alternative to a Resident Shareholder will depend upon the exact manner in which the alternative transaction is carried out and the consideration offered. It is not possible to comment as to the tax treatment of such an alternative transaction until the form of such transaction is determined. However, the income tax consequences of such an alternative transaction may differ from those arising on the disposition of Maritime Shares under the Offer and will depend on the particular form and circumstances of the transaction. Depending on the form of the alternative transaction, a Resident Shareholder may realize a capital gain (or capital loss) and/or be deemed to receive a dividend. No opinion is expressed herein as to the income tax consequences of any such alternative transaction to a Resident Shareholder.

Resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Maritime Shares acquired pursuant to a Subsequent Acquisition Transaction or such other alternative.

Potential Delisting

As described under “Effect of the Offer on the Market for Maritime Shares; Stock Exchange Listing and Public Disclosure” in Section 10 of the Circular, the Maritime Shares may cease to be listed on the TSX-V following the completion of the Offer or, as applicable, a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction.

Resident Shareholders who do not exchange their Maritime Shares pursuant to the Offer are cautioned that, if the Maritime Shares are no longer listed on a “designated stock exchange” (which currently includes the TSX-V) and Maritime ceases to be a “public corporation” for purposes of the Tax Act, the Maritime Shares may not be qualified investments for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered education savings plans (“RESPs”), registered disability savings plans (“RDSPs”), tax-free savings accounts (“TFSAs”) (collectively, “Registered Plans”) or deferred profit sharing plans, each as defined in the Tax Act. Resident Shareholders who hold Maritime Shares in such manner should consult their own tax advisors with respect to the potential income tax consequences to them in this regard.

Taxation of Dividends on and the Disposition of Anaconda Shares

Dividends received or deemed to be received on Anaconda Shares by a Resident Shareholder who is an individual (including a trust) will be included in computing the individual’s income for tax purposes and will be subject to the gross-up and dividend tax credit rules normally applicable to dividends received from a “taxable Canadian corporation”, as defined in the Tax Act. A dividend will be eligible for the enhanced gross-up and dividend tax credit for an “eligible dividend”, as defined in the Tax Act, paid by taxable Canadian corporations, to the extent that such dividend is properly designated by the Offeror as an eligible dividend.

A Resident Shareholder that is a corporation will include dividends received or deemed to be received on Anaconda Shares in computing its income for tax purposes and generally will be entitled to deduct the amount of such dividends in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Shareholder that is a corporation as proceeds of disposition or capital gain.

Resident Shareholders that are corporations should consult their own tax advisors having regard to their own circumstances.

Certain corporations, including “private corporations” and “subject corporations”, as such terms are defined in the Tax Act, may be liable to pay a refundable tax under Part IV of the Tax Act at the rate of 38 1/3% of the dividends received or deemed to be received on Anaconda Shares to the extent that such dividends are deductible in computing taxable income.

The disposition or deemed disposition of Anaconda Shares by a Resident Shareholder (other than to the Offeror) will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the holder of those shares immediately before the disposition. See “Shareholders Resident in Canada — Taxation of Capital Gains and Losses” above for a general description of the treatment of capital gains (and losses) under the Tax Act.

Eligibility of Anaconda Shares for Investment

Based on the current provisions of the Tax Act, the Anaconda Shares will be qualified investments under the Tax Act for a trust governed by a Registered Plan or a deferred profit sharing plan, at any particular time, provided that, at that time, the Anaconda Shares are listed on a “designated stock exchange” (which currently includes the TSX) or Anaconda is a “public corporation” (each as defined in the Tax Act).

Notwithstanding that Anaconda Shares may be qualified investments for a trust governed by a Registered Plan, the annuitant, holder or subscriber of the particular Registered Plan will be subject to a penalty tax on such shares if such shares are a “prohibited investment” (as defined in the Tax Act). The Anaconda Shares will generally not be a “prohibited investment” for a Registered Plan provided that (i) the holder, subscriber or the annuitant of the particular Registered Plan, as the case may be, deals at arm’s length with Anaconda for purposes of the Tax Act and does not have a “significant interest” (as defined in the Tax Act) in Anaconda or (ii) Anaconda Shares are “excluded property” (as defined in subsection 207.01(1) of the Tax Act) for a Registered Plan. Resident Shareholders should consult their own tax advisors to ensure that the Anaconda Shares would not be a prohibited investment for a Registered Plan in their particular circumstances.

Shareholders Not Resident in Canada

This part of the summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is neither resident nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, Maritime Shares in connection with carrying on a business in Canada (a “Non-Resident Shareholder”). This part of the summary is not applicable to Non-Resident Shareholders that are insurers carrying on an insurance business in Canada and elsewhere or an “authorized foreign bank” (as defined in the Tax Act).

Exchange of Maritime Shares Pursuant to the Offer

Generally, a Non-Resident Shareholder who exchanges Maritime Shares for Anaconda Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Non-Resident Shareholder elects to report such capital gain (or capital loss) in its Canadian income tax return for the year in which the exchange occurs. Generally, and subject to the additional comments below, a Non-Resident Shareholder will be subject to the same treatment as described above under “Shareholders Resident in Canada — Exchange of Maritime Shares Pursuant to the Offer”.

In addition, a Non-Resident Shareholder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Maritime Shares pursuant to the Offer unless such Maritime Shares constitute “taxable Canadian property” other than “treaty-protected property”, as defined in the Tax Act, of such Shareholder.

Generally, a Maritime Share will not be “taxable Canadian property” to a Non-Resident Shareholder at a particular time provided that such share is listed on a “designated stock exchange”, as defined in the Tax Act, (which currently includes the TSX-V) unless at any time during the 60-month period immediately preceding the disposition (i) the Non-Resident Shareholder, alone or together with  persons with whom the Non- Resident Shareholder did not deal at arm’s length and partnerships in which the Non-Resident Shareholder or persons with whom the Non-Resident

Shareholder do not deal at arm’s length hold a membership interest (directly or indirectly through one or more partnerships) owned 25% or more of the issued shares of any class or series of shares of the capital stock of Maritime, and (ii) more than 50% of the fair market value of the Maritime Share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, as defined in the Tax Act, “timber resource properties”, as defined in the Tax Act, and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Maritime Shares may be deemed to be taxable Canadian property to the Non-Resident Shareholder. Non-Resident Shareholders whose Maritime Shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Where a Non-Resident Shareholder’s Maritime Shares are taxable Canadian property and the Non-Resident Shareholder does not choose to recognize a capital gain (or capital loss) in its Canadian income tax return on the exchange of such Maritime Shares for Anaconda Shares pursuant to the Offer, the Anaconda Shares received in exchange for such Maritime Shares will be deemed at any time that is within 60 months of the exchange to be taxable Canadian property to such Non-Resident Shareholder.

Non-Resident Shareholders should consult their own tax advisors with respect to the potential tax consequences to them of exchanging their Maritime Shares for Anaconda Shares pursuant to the Offer having regard to their particular circumstances.

Disposition of Maritime Shares Pursuant to a Compulsory or Compelled Acquisition

As discussed under “Acquisition of Maritime Shares Not Deposited Under the Offer— Compulsory Acquisition”, and “Acquisition of Maritime Shares Not Deposited Under the Offer — Compelled Acquisition” in Section 19 of the Circular, the Offeror may, in certain circumstances, acquire or be required to acquire Maritime Shares not deposited pursuant to the Offer pursuant to a Compulsory Acquisition or a Compelled Acquisition.

A Non-Resident Shareholder whose Maritime Shares do not constitute taxable Canadian property will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Maritime Shares by way of a Compulsory Acquisition or a Compelled Acquisition. Whether a Maritime Share is considered to be taxable Canadian property at the time of a disposition by way of a Compulsory Acquisition or a Compelled Acquisition generally will be determined as described above (see “Shareholders Not Resident in Canada — Exchange of Maritime Shares Pursuant to the Offer”) except that where the Maritime Shares cease to be listed on a designated stock exchange, more stringent rules described below will apply (see “Shareholders Not Resident in Canada — Potential Delisting”).

The income tax consequences of a disposition of Maritime Shares in consideration for Anaconda Shares pursuant to a Compulsory Acquisition or a Compelled Acquisition by a Non-Resident Shareholder whose Maritime Shares are taxable Canadian property for purposes of the Tax Act generally will be as described above (see “Shareholders Not-Resident in Canada — Exchange of Maritime Shares Pursuant to the Offer”).

Generally, where interest is paid or credited to a Non-Resident Shareholder in connection with a Compulsory Acquisition, the Non-Resident Shareholder will not be subject to Canadian withholding tax on such interest under the Tax Act.

Non-Resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Maritime Shares acquired pursuant to a Compulsory Acquisition or a Compelled Acquisition.

Disposition of Maritime Shares Pursuant to a Subsequent Acquisition Transaction or Other Alternatives

As described under “Acquisition of Maritime Shares Not Deposited Under the Offer— Subsequent Acquisition Transaction” and “Acquisition of Maritime Shares Not Deposited Under the Offer — Other Alternatives” in Section 19 of the Circular, if the Offeror does not acquire all of the Maritime Shares pursuant to the Offer or by means of a Compulsory Acquisition or a Compelled Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Maritime Shares.

The income tax treatment to a Non-Resident Shareholder of a Subsequent Acquisition Transaction or other alternative will depend upon the exact manner in which the alternative transaction is carried out and the consideration offered. It is not possible to comment as to the tax treatment of such an alternative transaction until the form of such transaction is determined. However, the income tax consequences of such an alternative transaction may differ from those arising on the disposition of Maritime Shares under the Offer and will depend on the particular form and circumstances of the transaction.

Depending on the form of the alternative transaction, a Non-Resident Shareholder may realize a capital gain (or capital loss) and/or be deemed to receive a dividend. Whether or not a Non-Resident Shareholder would be subject to tax under the Tax Act on any such capital gain generally would depend on whether the Maritime Shares are “taxable Canadian property” of the Non-Resident Shareholder for the purposes of the Tax Act at the time of the disposition and whether the Non-Resident Shareholder is entitled to relief under an applicable tax treaty or convention.

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Shareholder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction pursuant to an applicable income tax treaty or convention. For example, under the Canada-United States Tax Convention (1980), as amended (the “Convention”), where dividends are paid to or derived by a Non-Resident Shareholder who is a U.S. resident for the purpose of, and who is entitled to the benefits in accordance with the provisions of, the Convention, the applicable rate of Canadian withholding tax generally is reduced to 15%.

Generally, where interest is paid or credited to a Non-Resident Shareholder in connection with a Subsequent Acquisition Transaction or other alternative, the Non-Resident Shareholder will not be subject to Canadian withholding tax on such interest under the Tax Act.

No opinion is expressed herein as to the income tax consequences of any such alternative transaction to a Non-Resident Shareholder.

Non-Resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Maritime Shares acquired pursuant to a Subsequent Acquisition Transaction or other alternative.

Potential Delisting

As described under “Effect of the Offer on the Market for Maritime Shares; Stock Exchange Listing and Public Disclosure” in Section 10 of the Circular, the Maritime Shares may cease to be listed on the TSX-V following the completion of the Offer and may not be listed on the TSX-V  at the time of their disposition pursuant to a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction.

Non-Resident Shareholders who do not dispose of their Maritime Shares pursuant to the Offer are cautioned that Maritime Shares that are not listed on a designated stock exchange at the time of their disposition will be considered taxable Canadian property of the Non-Resident Shareholder if, at any time within the 60- month period immediately preceding the disposition, more than 50% of the fair market value of the Maritime Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, as defined in the Tax Act, “timber resource properties”, as defined in the Tax Act, and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Maritime Shares may be deemed to be taxable Canadian property.

If the Maritime Shares are taxable Canadian property of the Non-Resident Shareholder at the time of their disposition, and are not treaty-protected property of the Non-Resident Shareholder for purposes of the Tax Act, the Non-Resident Shareholder may be subject to tax under the Tax Act in respect of any capital gain realized on a disposition other than pursuant to the Offer. Furthermore, if the Maritime Shares are not listed on a recognized stock exchange (which currently includes the TSX-V) at the time of their disposition and are not treaty-protected property of the Non-Resident Shareholder for purposes of the Tax Act, the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Shareholder with the result that, among other things, unless the Offeror has received a clearance certificate issued pursuant to section 116 of the Tax Act relating to the disposition of a Non-Resident Shareholder’s Maritime Shares, the Offeror is required to deduct or withhold 25% from any payment made to the Non-Resident Shareholder and will remit such amount to the Receiver General of Canada on account of the Non-Resident Shareholder’s liability for tax under the Tax Act.

Non-Resident Shareholders should consult their own tax advisors with respect to the potential tax consequences to them of not disposing of their Maritime Shares under the Offer and of any potential delisting of the Maritime Shares.

Taxation of Dividends on and the Disposition of Anaconda Shares

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Shareholder on Anaconda Shares will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding tax to which the Non-Resident Shareholder is entitled under any applicable tax treaty or convention that is in force at the time of the payment, credit or deemed payment or credit of such dividends. For example, under the Convention, where dividends are paid to or derived by a Non-Resident Shareholder who is a U.S. resident for the purpose of, and who is entitled to the benefits in accordance with the provisions of, the Convention, the applicable rate of Canadian withholding tax generally is reduced to 15%.

Any capital gain realized on the disposition or deemed disposition of an Anaconda Share by a Non-Resident Shareholder (other than to the Offeror) will not be subject to tax under the Tax Act unless such share constitutes taxable Canadian property other than treaty-protected property to that Non-Resident Shareholder. See the discussion regarding taxable Canadian property and treaty-protected property above in “Shareholders Not Resident in Canada — Exchange of Maritime Shares Pursuant to the Offer”.

23.                               Certain United States Federal Income Tax Considerations

The following is a summary of the material anticipated U.S. federal income tax consequences of exchanging Maritime Shares for Anaconda Shares pursuant to the Offer. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, referred to as the “Code,” U.S. Treasury Regulations promulgated under the Code, administrative rulings of the U.S. Internal Revenue Service, referred to as the “IRS,” judicial decisions of the U.S. courts, and the Canada-United States Income Tax Convention (1980), as amended, referred to as the “U.S.- Canada tax treaty, in each case as in effect on the date hereof. Changes in the laws may alter the U.S. federal income tax treatment of the Offer discussed in this summary, possibly with retroactive effect.

This summary is based on certain assumptions and is subject to the limitations and qualifications set forth in this summary. The assumptions on which the summary is based include that there are no changes in existing facts and law, and that the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction is completed in the manner contemplated in this Circular. If any of these assumptions is not correct, the summary cannot be relied upon and the U.S. federal income tax consequences to U.S. Holders of the Offer and of the ownership and disposition of Anaconda Shares received pursuant to the Offer could differ significantly and adversely from those described in this summary.

This summary does not address aspects of U.S. taxation other than U.S. federal income taxation, nor does it address any aspects of state, local or non-U.S. tax law. In addition, this summary does not address all U.S. federal income tax consequences that may be relevant to the particular circumstances of a holder of Maritime Shares, nor to a holder of Maritime Shares with a special status, such as:

•                  a person that owns, has owned, or will own 5% or more (by voting power or value, and taking into account certain attribution rules) of the issued and outstanding Maritime Shares or Anaconda Shares;

•                  a broker, dealer or trader in securities or currencies, or any person who owns Maritime Shares or Anaconda Shares other than as capital assets within the meaning of Section 1221 of the Code;

•                  a bank, mutual fund, life insurance company or other financial institution;

•                  a tax-exempt organization;

•                  a real estate investment trust or regulated investment company;

•                  a qualified retirement plan or individual retirement account;

•                  a person that holds or will hold the Maritime Shares or Anaconda Shares as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes;

•                  a partnership, S corporation or other “pass-through” entity, as determined for U.S. federal income tax purposes;

•                  an investor in a partnership, S corporation or other “pass-through” entity, as determined for U.S. federal income tax purposes;

•                  a person whose functional currency for tax purposes is not the U.S. dollar;

•                  a passive foreign investment company, controlled foreign corporation or corporation that accumulates earnings to avoid U.S. federal income tax; or

•                  a person liable for alternative minimum tax.

Unless otherwise specifically indicated, this summary does not address the U.S. federal income tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Offer including, without limitation, the exercise or sale of any Convertible Securities or other right to acquire Maritime Shares.

It is assumed for purposes of this summary that Maritime is not, has not at any time been and will not upon closing of the Offer be a “controlled foreign corporation,” as defined in Section 957(a) of the Code. This summary also assumes that the fair market value of the assets of Maritime exceeds the amount of the liabilities of Maritime immediately prior to and at the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction.

THIS SUMMARY IS OF A GENERAL NATURE ONLY, IS NOT EXHAUSTIVE OF ALL POSSIBLE U.S. FEDERAL TAX CONSIDERATIONS AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR BENEFICIAL OWNER OF MARITIME SHARES. EACH BENEFICIAL OWNER OF MARITIME SHARES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING MARITIME SHARES FOR ANACONDA SHARES PURSUANT TO THE OFFER OR ANY COMPULSORY ACQUISITION OR SUBSEQUENT ACQUISITION TRANSACTION AND THE OWNERSHIP AND DISPOSITION OF THE ANACONDA SHARES RECEIVED, INCLUDING THE EFFECTS OF APPLICABLE U.S. FEDERAL, STATE AND LOCAL TAX LAWS AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a Maritime Share, or Anaconda Share, as the case may be, who is, for U.S. federal income tax purposes:

•                  an individual citizen or resident of the United States;

•                  a corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust if: (i) a court within the United States can exercise primary supervision over it, and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

“Non-U.S. Holder” means any person who is the beneficial owner of a Maritime Share, or Anaconda Share, as the case may be, and who is not a U.S. Holder and is not, for U.S. federal income tax purposes, a partnership.

If a “pass-through” entity holds Maritime Shares, the tax treatment of an owner of such “pass-through” entity generally will depend upon the status of such owner and upon the activities of the “pass-through” entity. An owner of a “pass-through” entity which holds Maritime Shares should consult such owner’s tax advisor regarding the specific tax consequences of exchanging Maritime Shares in the Offer or in any Compulsory Acquisition or Subsequent Acquisition Transaction.

U.S. Holders of Maritime Shares

Consequences of Exchanging Maritime Shares Pursuant to the Offer

If the Offer is accepted by the holders of 80% or more of the issued and outstanding Maritime Shares, then the Offer should qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, provided that Anaconda Shares are the sole consideration paid by Anaconda for Maritime Shares (taking into account any Compulsory Acquisition, Subsequent Acquisition Transaction or any other transaction pursuant to which Anaconda acquires Maritime Shares). However, Anaconda’s treatment of the transaction will not bind the IRS and there is a risk that the exchange of Maritime Shares pursuant to the Offer will not be treated as made pursuant to a reorganization under Section 368(a)(1) of the Code.

If the Offer is not accepted by all of the holders of the issued and outstanding Maritime Shares, Anaconda intends to effect a Compulsory Acquisition or Subsequent Acquisition Transaction to acquire the remaining Maritime Shares solely in exchange for Anaconda Shares with the intent that the exchange of Maritime Shares pursuant to the Offer together with any Compulsory Acquisition or Subsequent Acquisition Transaction of Maritime Shares will qualify as a reorganization under Section 368(a)(1) of the Code. However, it is possible that a Compulsory Acquisition or Subsequent Acquisition Transaction will not occur, or that a Subsequent Acquisition Transaction will be proposed on terms other than as described in this Circular. In lieu of a Compulsory Acquisition or Subsequent Acquisition Transaction as described herein, Anaconda has the legal alternative to purchase additional Maritime Shares in the open market, acquire Maritime Shares in privately negotiated transactions, or acquire Maritime Shares in another takeover bid or exchange offer or otherwise take no further action. The pursuance of any of these alternatives that result in Anaconda providing consideration other than solely Anaconda Shares in exchange for Maritime Shares may jeopardize the treatment of the Offer as a tax- free reorganization even if Anaconda acquires 80% or more of Maritime’s Shares.

Furthermore, reorganization treatment will generally apply only if the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction (including any amalgamation) are treated for U.S. federal income tax purposes as a single integrated transaction. Given that certain aspects of the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction (including an amalgamation) will be effected pursuant to applicable provisions of the Canada Business Corporations Act that are not identical to analogous provisions of U.S. corporate law, there can be no assurance that the IRS will not challenge the treatment of these steps as a single integrated transaction qualifying as a reorganization or that, if challenged, a U.S. court would not agree with the IRS. Accordingly, even if Anaconda succeeds in effecting a Compulsory Acquisition or Subsequent Acquisition Transaction of Maritime Shares in exchange for Anaconda Shares, there is a risk that the Maritime Shares exchanged pursuant to the Offer will not be treated as made pursuant to a reorganization under Section 368(a)(1) of the Code.

Anaconda has not sought or received a ruling from the IRS regarding the U.S. federal income tax consequences of its acquisition of Maritime Shares. Accordingly, Anaconda cannot provide any assurance that reorganization treatment will apply to the contemplated transactions. Each U.S. Holder is urged to take this risk into account.

If the exchange of Maritime Shares pursuant to the Offer qualifies as a reorganization under Section 368(a)(1) of the Code, the exchange should have the following U.S. federal income tax consequences:

•                  No gain or loss will be recognized by U.S. Holders on the exchange of Maritime Shares solely for Anaconda Shares pursuant to the Offer;

•                  Each U.S. Holder’s aggregate tax basis in the Anaconda Shares received will be the same as the aggregate tax basis in the Maritime Shares surrendered, decreased by the amount of any tax basis allocable to any fractional share for which cash is received;

•                  The holding period of Anaconda Shares received by a U.S. Holder will include the holding period of the Maritime Shares surrendered; and

•                  If a U.S. Holder has differing tax bases and/or holding periods with respect to the U.S. Holder’s Maritime Shares, the U.S. Holder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the Anaconda Shares that the holder receives;

provided, however, that U.S. Holders that own, directly, indirectly, or by attribution, 5% or more, by voting power or value, of the outstanding Anaconda Shares after the exchange of their Maritime Shares will be required to enter into a “gain recognition agreement” within the meaning of Sections 1.367(a)-3 and 1.367(a)-8 of the U.S. Treasury Regulations in order to benefit from reorganization treatment. If such a U.S. Holder does not enter into a “gain recognition agreement,” the exchange will be a taxable transaction with respect to such U.S. Holder the U.S. federal income tax consequences of which are described immediately below.

If the exchange of Maritime Shares for Anaconda Shares fails to qualify as a reorganization under Section 368(a)(1) of the Code, or is otherwise taxable to a U.S. Holder, such U.S. Holder will recognize taxable gain or loss equal to the difference between the fair market value of the amount realized in the exchange and the U.S. Holder’s adjusted basis in the Maritime Shares exchanged. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Maritime Shares exceeds one year at the time of the consummation of the exchange pursuant to the Offer. A U.S. Holder’s adjusted basis in Anaconda Shares received in the exchange would be equal to their fair market value as of the date of the exchange, and the U.S. Holder’s holding period for Anaconda Shares would commence on the day following the exchange. Various provisions of the Code may apply in some circumstances to limit the utilization of loss, if any, recognized by certain taxpayers.

For non-corporate U.S. Holders, long-term capital gain recognized in connection with an exchange of Maritime Shares generally will be taxed at a maximum U.S. Federal income tax rate of 20%. In addition, such gain recognized by a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be includible in such U.S. Holder’s “net investment income” and may be subject to a 3.8% “net investment income tax” as described in “Additional Tax on Passive Income,” below.

Tax Consequences of the Offer if Maritime Is Classified as a PFIC

A U.S. Holder of Maritime Shares could be subject to special, adverse tax rules in respect of the exchange of such U.S. Holder’s Maritime Shares if Maritime was classified as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code (a “PFIC”) for any tax year during which such U.S. Holder holds or held Maritime Shares.

A non-U.S. corporation is a PFIC for any tax year in which (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes) or (ii) 50% or more of the value of its assets either produce passive income (or produce no income) or are held for the production of passive income, based on the quarterly average of the fair market value of such assets. For purposes of the PFIC provisions, “gross income” generally includes all sales revenues less cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes dividends, interest, certain royalties and rents, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In determining whether or not it is a PFIC, a non-U.S. corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value).

Under proposed U.S. Treasury Regulations, absent application of the “PFIC-for-PFIC Exception” discussed below, if Maritime is classified as a PFIC for any tax year during which a U.S. Holder holds Maritime Shares, special rules may increase such U.S. Holder’s U.S. federal income tax liability.

Under the default PFIC rules:

•                  the exchange of shares pursuant to the Offer may be treated as a taxable transaction under proposed U.S. Treasury Regulations even if it qualifies as a reorganization as discussed above;

•                  any gain on the exchange of Maritime Shares pursuant to the Offer and any “excess distribution” (defined as the excess of distributions with respect to the Maritime Shares in any tax year over 125% of the average annual distributions such U.S. Holder has received from Maritime during the shorter of the three preceding tax years, or such U.S. Holder’s holding period for the Maritime Shares), will be allocated rateably over such U.S. Holder’s holding period for the Maritime Shares;

•                  the amounts allocated to the current tax year and to any tax year prior to the first year in which Maritime was a PFIC will be taxed as ordinary income in the current year;

•                  the amounts allocated to each of the other tax years in such U.S. Holder’s holding period for the Maritime Shares (“prior PFIC years”) will be subject to tax as ordinary income at the highest rate of tax in effect for the applicable class of taxpayer for that year;

•                  an interest charge for a deemed deferral benefit will be imposed with respect to the resulting tax attributable to each of the prior PFIC years, which interest charge is not deductible by non-corporate U.S. Holders; and

•                  any loss realized would generally not be recognized.

A U.S. Holder that has made a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) or a timely and effective election to treat Maritime as a “qualified electing fund” (a “QEF” and such an election a “QEF Election”) under Section 1295 of the Code may mitigate or avoid the PFIC consequences described above with respect to the Offer. A QEF Election will be treated as timely for purposes of avoiding the default PFIC rules discussed above only if it is made for the first year in the U.S. Holder’s holding period for the Maritime Shares in which Maritime is a PFIC. There can be no assurances that Maritime will provide a U.S. Holder with PFIC Annual Information Statements for the relevant tax periods. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election. A shareholder of PFIC stock who has not made a timely QEF Election is referred to in this section of the summary as a “Non-Electing Shareholder.”

Under proposed U.S. Treasury Regulations, a Non-Electing Shareholder does not recognize gain in a reorganization where the Non-Electing Shareholder transfers stock in a PFIC so long as such Non-Electing Shareholder receives in exchange stock of another corporation that is a PFIC for its taxable year that includes the day after the date of transfer. For purposes of this summary, this exception will be referred to as the “PFIC-for-PFIC Exception.” However, under such proposed U.S. Treasury Regulations, a Non-Electing Shareholder generally does recognize gain (but not loss) in a reorganization where the Non-Electing Shareholder transfers stock in a PFIC and receives in exchange stock of another corporation that is not a PFIC for its taxable year that includes the day after the date of transfer.

While it is possible that Maritime is or was a PFIC on prior years, Anaconda does not expect to be classified as a PFIC for its current tax year based on current business plans and financial projections. Consequently, the PFIC-for PFIC Exception contained in the proposed U.S. Treasury Regulations would not apply if Maritime is or has been a PFIC.  In that case, if the foregoing rules contained in the proposed U.S. Treasury Regulations were finalized and made applicable to the Offer, a Non-Electing Shareholder would recognize gain (but not loss) on shares treated as PFIC shares exchanged under the rules applicable to excess distributions and dispositions of PFIC stock set forth in Section 1291 of the Code, regardless of whether the exchange of Maritime Shares for Anaconda Shares pursuant to the Offer qualifies as a reorganization. Under the rules applicable to excess distributions and dispositions of PFIC stock set forth in Section 1291 of the Code, the amount of any such gain recognized by a Non-Electing Shareholder in connection with the Offer would be equal to the excess, if any, of (a) the fair market value (expressed in U.S. dollars) of the Anaconda Shares received in the exchange, over (b) the adjusted tax basis (expressed in U.S. dollars) of such Non-Electing Shareholder in the Maritime Shares exchanged pursuant to the Offer. Such gain would be recognized on a share-by-share basis and would be taxable as ordinary income under the default PFIC rules, as described above.

The proposed U.S. Treasury Regulations discussed above were proposed in 1992 and have not been adopted in final form. The proposed U.S. Treasury Regulations state that they are to be effective for transactions occurring on or after April 11, 1992. However, because the proposed U.S. Treasury Regulations have not yet been adopted in final form, they are not currently effective and there is no assurance they will be finally adopted in the form and with the effective date proposed. Further, it is uncertain whether the IRS would consider the proposed U.S. Treasury Regulations to be effective for purposes of determining the U.S. federal income tax treatment of the Offer. In the absence of the proposed U.S. Treasury Regulations being finalized in their current form, if the Offer and any

Compulsory Acquisition or Subsequent Acquisition Transaction qualifies as a reorganization, the U.S. federal income tax consequences to a U.S. Holder may be generally as set forth above in the discussion “U.S. Holders of Maritime Shares — Consequences of Exchanging Maritime Shares Pursuant to the Offer;” however, it is unclear whether the IRS would agree with this interpretation and/or whether the IRS could attempt to treat the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction as a taxable exchange on some alternative basis. If gain is not recognized under the proposed U.S. Treasury Regulations, a U.S. Holder’s holding period for the Anaconda Shares for purposes of applying the PFIC rules presumably would include the period during which the U.S. Holder held its Maritime Shares. It is possible that the IRS would take the position that a subsequent disposition of the Anaconda Shares in a taxable transaction would be taxable under the default PFIC rules described above.

Each U.S. Holder should consult its own tax advisor regarding the potential application of the PFIC rules to the receipt of Anaconda Shares pursuant to the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, and the information reporting responsibilities under current law and the proposed U.S. Treasury Regulations in connection with the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction.

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their “net investment income,” which includes dividends on the Maritime Shares or Anaconda Shares and net gains recognized on the disposition of the Maritime Shares or Anaconda Shares (including in connection with an exchange made pursuant to the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction). Further, excess distributions and gains subject to the PFIC default rules discussed above, and mark-to-market inclusions and deductions properly allocable to such income are all taken into account in the calculation of net investment income. U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the Maritime Shares or Anaconda Shares.

Foreign Tax Credits

A U.S. Holder that pays (whether directly or through withholding) non-U.S. income tax in connection with the Offer or in connection with the ownership or disposition of Anaconda Shares may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such non-U.S. income tax paid. Subject to certain limitations, a credit will generally reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all creditable non-U.S. taxes paid (whether directly or through withholding) by a U.S. Holder during a tax year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a non-U.S. corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a non-U.S. corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisors regarding the foreign tax credit rules.

Information Reporting and Backup Withholding

U.S. Holders of Maritime Shares may be subject to information reporting and may be subject to backup withholding, currently at up to a 24% rate, on consideration received in exchange for Maritime Shares. Distributions on, or the proceeds from a sale or other disposition of, Maritime Shares paid within the U.S. also may be subject to information reporting and backup withholding.

Payments of distributions on, or the proceeds from the sale of, Maritime Shares to or through a foreign office of a broker generally will not be subject to backup withholding, although information reporting may apply to those payments in certain circumstances.

Backup withholding will generally not apply to a U.S. Holder who:

•                  furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on an IRS Form W-9 (or substitute form); or

•                  is otherwise exempt from backup withholding.

Non-U.S. Holders generally will not be subject to U.S. information reporting or backup withholding. However, such holders may be required to provide certification of non-U.S. status (generally, on IRS Form W-8BEN or Form W-8BEN-E) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, Maritime or Anaconda. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain thresholds. The definition of “specified foreign financial assets” includes not only financial accounts maintained in non-U.S. financial institutions, but also, if held for investment and not in an account maintained by certain financial institutions, any stock or security issued by a non-U.S. person, any financial instrument or contract that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. U.S. Holders may be subject to these reporting requirements. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns under these rules, including the requirement to file an IRS Form 8938.

The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding applicable reporting requirements and the information reporting and backup withholding rules.

Transfer of Maritime Shares Not Exchanged Pursuant to the Offer

Anaconda currently plans to effect a Compulsory Acquisition or Subsequent Acquisition Transaction following the closing of the Offer. To the extent the Maritime Shares are acquired by Anaconda for Anaconda Shares, the consequences to a U.S. Holder should generally be similar to the consequences to a U.S. Holder of exchanging Maritime Shares for Anaconda Shares pursuant to the Offer. Such consequences will depend upon whether the exchange qualifies as reorganization under Section 368(a)(1) of the Code. See “U.S. Holders of Maritime Shares — Consequences of Exchanging Maritime Shares Pursuant to the Offer,” above.

U.S. Holders Exercising Dissent Rights

A Compulsory Acquisition or a Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Maritime Shares. If the statutory procedures governing dissent rights apply, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Maritime Shares that is different from the Offer Consideration to be paid pursuant to the Offer. A U.S. Holder that exercises dissent rights and is paid cash in exchange for all of such U.S. Holder’s Maritime Shares generally will recognize gain or loss in an amount equal to the difference, if any, between (a) the U.S. dollar value of the Canadian currency received by such U.S. Holder in exchange for such U.S. Holder’s Maritime Shares and (b) the adjusted tax basis of such U.S. Holder in such Maritime Shares surrendered. Subject to the PFIC rules discussed in this summary, such gain or loss will be capital gain or loss, which will be long-term capital gain or loss if the holding period with respect to such Maritime Shares is more than one year as of the date of the exchange. Subject to the PFIC rules, preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. The 3.8% net investment income tax may also apply to such U.S. Holders (see “U.S. Holders of Maritime Shares - Additional Tax on Passive Income”). There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to complex limitations under the Code.

If Maritime is classified as a PFIC during its current tax year which includes the effective period of the Offer, or believes that it was classified as a PFIC in prior tax years, a U.S. Holder that exercises dissent rights will generally be subject to tax under the default PFIC rules unless it has made a Mark-to-Market Election or a timely and effective QEF election. See “U.S. Holders of Maritime Shares — Tax Consequences of the Offer if Maritime is Classified as a PFIC.”

Reporting Requirements

A U.S. Holder of Maritime Shares receiving Anaconda Shares pursuant to the Offer or pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction of Maritime may be required to retain records related to such U.S. Holder’s Maritime Shares, and file with its federal income tax return a statement setting forth facts relating to the transaction.

Distributions on Anaconda Shares

Subject to the discussion under “U.S. Holders of Maritime Shares — Passive Foreign Investment Company Rules Relating to the Ownership of Anaconda Shares” below, the gross amount of distributions, if any, payable on Anaconda Shares generally will be treated as a foreign source dividend to the extent paid out of current or accumulated earnings and profits, and generally will be “passive income” for U.S. foreign tax credit purposes. A distribution on Anaconda Shares in excess of current or accumulated earnings and profits (as determined pursuant U.S. federal income tax principles) is generally treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in such shares and, to the extent in excess of adjusted basis, as capital gain. See “U.S. Holders of Maritimes Shares — Sale or Other Disposition of Anaconda Shares,” below. However, Anaconda does not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by Anaconda with respect to the Anaconda Shares will constitute ordinary dividend income. Dividends received on Anaconda Shares will not be eligible for the “dividends received deduction.” Subject to applicable limitations, dividends paid by Anaconda to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that Anaconda not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules. The 3.8% net investment income tax discussed above may also apply to such dividends received by non-corporate U.S. Holders (see “Certain United States Federal Income Tax Considerations,” “U.S. Holders of Maritime Shares — Additional Tax on Passive Income”).

Sale or Other Disposition of Anaconda Shares

Subject to the discussion below under “U.S. Holders of Maritimes Shares — Passive Foreign Investment Company Rules Relating to the Ownership of Anaconda Shares,” a U.S. Holder who sells or otherwise disposes of Anaconda Shares in a taxable disposition will recognize gain or loss equal to the difference, if any, between the U.S. dollar value of the amount realized on such sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for Anaconda Shares is more than one year at the time of the sale or other disposition. For non-corporate U.S. Holders, long-term capital gain recognized in connection with such a disposition generally will be taxed at a maximum U.S. Federal income tax rate of 20%. In addition, such gain recognized by a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be includible in such U.S. Holder’s “net investment income” and may be subject to a 3.8% “net investment income tax” as described above (see “U.S. Holders of Maritime Shares — Additional Tax on Passive Income”). Any such gain or loss will generally be treated as U.S. source income for U.S. foreign tax credit purposes, although special rules apply to U.S. Holders who have a fixed place of business outside the United States to which the gain is attributable. Special considerations may apply to a U.S. Holder who receives foreign currency in connection with a sale or other taxable disposition of Anaconda Shares.

Passive Foreign Investment Company Rules Relating to the Ownership of Anaconda Shares

If Anaconda is or were to become a PFIC for U.S. federal income tax purposes for any tax year during which a U.S. Holder holds Anaconda Shares, such U.S. Holder would be subject to a special, adverse tax regime. Gain on a disposition or deemed disposition by the U.S. Holder of Anaconda Shares, and the amount of “excess distributions,” if any, payable on Anaconda Shares, would be subject to tax at the highest marginal rates applicable to ordinary income, and would be subject to interest charges to reflect the value of the U.S. income tax deferral, unless the U.S. Holder has timely made a “mark-to-market” election or a “qualified electing fund” election. In general terms, Anaconda will be a PFIC for any tax year in which either (i) 75% or more of Anaconda’s gross income is passive income or (ii) the average percentage, by fair market value, of Anaconda’s assets that produce or are held for the production of passive income is 50% or more. “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. For a more extensive discussion of the PFIC rules, see “U.S. Holders of Maritime Shares — Tax Consequences of the Offer if Maritime Is Classified as a PFIC.”

Anaconda does not believe that it is, nor does it expect to become, a PFIC. However, there can be no assurance that Anaconda’s determination concerning its PFIC status will not be challenged by the IRS. There is also a possibility that Anaconda could become a PFIC in the future as a result of future financial results or changes in the way it conducts its business.

Non-U.S. Holders

Consequences of Exchanging Maritime Shares Pursuant to the Offer

If the exchange of Maritime Shares for Anaconda Shares pursuant to the Offer qualifies as a reorganization within the meaning of Section 368(a)(1) of the Code, Non-U.S. Holders generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Anaconda Shares in the exchange.

If the exchange of Maritime Shares for Anaconda Shares fails to qualify as a reorganization under Section 368(a)(1) of the Code, a Non-U.S. Holder generally would not recognize gain on the exchange for U.S. federal income tax purposes unless:

•                  The gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or a fixed base the Non-U.S. Holder maintains in the United States; or

•                  The Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition or has a tax home in the United States, and certain other requirements are met.

Acquisition of Maritime Shares Not Exchanged Pursuant to the Offer

Anaconda plans to effect a Compulsory Acquisition or Subsequent Acquisition Transaction of Maritime following the closing of the Offer. It is expected that the Maritime Shares will be acquired for Anaconda Shares and the consequences to a Non-U.S. Holder should generally be similar to the consequences to a Non-U.S. Holder of exchanging Maritime Shares for Anaconda Shares pursuant to the Offer. Such consequences will depend in part upon whether the exchange qualifies as a reorganization under Section 368(a)(1) of the Code. See “Non-U.S. Holders-Consequences of Exchanging Maritime Shares Pursuant to the Offer.”

A Non-U.S. Holder that exercises dissent rights and receives cash in exchange for its Maritime Shares will be required to recognize taxable gain or loss equal to the fair market value of the amount realized in the exchange and the non-U.S. Holder’s adjusted basis in the Maritime Shares if:

•                  The gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or a fixed base the Non-U.S. Holder maintains in the United States; or

•                  The Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition or has a tax home in the United States, and certain other requirements are met.

Sale or Other Disposition of Maritime Shares

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of Maritime Shares unless:

•                  The gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or a fixed base the Non-U.S. Holder maintains in the United States; or

•                  The Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition or has a tax home in the United States, and certain other requirements are met.

The foregoing discussion of certain material United States federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any Maritime Shareholder. We urge each Maritime Shareholder to consult its own tax advisor to determine the particular tax consequences to it (including the application of any state, local or foreign income and other tax laws) pursuant to the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction or upon the exercise of appraisal rights.

THIS SUMMARY IS OF A GENERAL NATURE ONLY, IS NOT EXHAUSTIVE OF ALL POSSIBLE U.S. FEDERAL TAX CONSIDERATIONS AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR BENEFICIAL OWNER OF MARITIME SHARES. EACH BENEFICIAL OWNER OF MARITIME SHARES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING MARITIME SHARES FOR ANACONDA SHARES PURSUANT TO THE OFFER OR ANY COMPULSORY ACQUISITION OR SUBSEQUENT ACQUISITION TRANSACTION AND THE OWNERSHIP AND DISPOSITION OF THE ANACONDA SHARES RECEIVED PURSUANT TO THE OFFER OR ANY COMPULSORY ACQUISITION OR SUBSEQUENT ACQUISITION TRANSACTION, INCLUDING THE EFFECTS OF APPLICABLE U.S. FEDERAL, STATE AND LOCAL TAX LAWS AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

24.                               Depositary and Information Agent

Kingsdale is acting as Depositary. In such capacity, the Depositary will receive deposits of certificates and DRS Advices representing the Maritime Shares and accompanying Letters of Transmittal at the office specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at the office specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Maritime Shares purchased by the Offeror under the Offer. The Depositary will also facilitate book-entry transfers of Maritime Shares. The Depositary will receive reasonable and customary compensation from the Offeror for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror has also agreed to indemnify the Depositary for certain liabilities, including liabilities under securities Laws, and expenses of the Offer.

The Offeror has engaged Kingsdale Advisors as Information Agent to provide information to Shareholders in connection with the Offer. The Information Agent will receive reasonable and customary compensation from the Offeror for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Maritime Shares directly with the Depositary to accept the Offer. Shareholders should contact the Depositary, the Information

Agent or a broker or dealer for assistance in accepting the Offer and depositing their Maritime Shares with the Depositary.

Except as set out herein, the Offeror has not agreed to pay any fees or commissions to any stockbroker, dealer or other person for soliciting tenders of Maritime Shares under the Offer; provided that the Offeror may make other arrangements with soliciting dealers, dealer managers or information agents, either within or outside Canada, for customary compensation during the Offer if they consider it appropriate to do so.

25.                               Legal Matters

Certain legal matters will be passed upon by Cassels Brock & Blackwell LLP, the Offeror’s Canadian counsel. Certain legal matters in connection with the Offer relating to United States Law will be passed upon by Neal, Gerber & Eisenberg LLP, the Offeror’s United States counsel.

26.                               Interests of Experts

As of the date hereof, the partners and associates of Cassels Brock & Blackwell LLP, as a group, and the partners and associates of Neal, Gerber & Eisenberg LLP, as a group, beneficially own directly or indirectly less than one percent of the issued and outstanding securities of Maritime or the Offeror or of any of their respective associates or affiliates.

Except as otherwise set out in the Annual Information Form, all scientific and technical information of Anaconda contained in, or incorporated by reference in, this Circular, has been reviewed and approved by Gordana Slepcev, Chief Operating Officer of the Offeror, who is a qualified person under NI 43-101.

Each of the aforementioned firms or persons held less than one percent of any class of securities of Maritime or the Offeror or of any of their respective associates or affiliates. None of the aforementioned firms or persons received any direct or indirect interest in any of securities or property of Maritime or the Offeror or of any of their respective associates or affiliates in connection with the preparation of such scientific and technical information.

The audited consolidated financial statements incorporated by reference in this Offer to Purchase and Circular have been audited by PricewaterhouseCoopers LLP, Chartered Professional Accountants, as stated in their report which are incorporated herein by reference.  PricewaterhouseCoopers LLP is Anaconda’s auditor and is independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

27.                               Offerees’ Statutory Rights

Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at Law, one or more rights of rescission or price revision or damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

28.                               Directors’ Approval

The contents of the Offer to Purchase and Circular have been approved, and the sending thereof to the Shareholders has been authorized, by the Anaconda Board.

CONSENT OF COUNSEL

To: The Directors of Anaconda Mining Inc.

We hereby consent to the reference to our name under “Legal Matters”, “Certain Canadian Federal Income Tax Considerations” and “Experts” in the offer to purchase and circular dated April 13, 2018, made by Anaconda Mining Inc. to the holders of common shares of Maritime Resources Corp.

Toronto, Ontario	(Signed) CASSELS BROCK & BLACKWELL LLP
April 13, 2018

To: The Directors of Anaconda Mining Inc.

We hereby consent to the reference to our name under “Certain United States Federal Income Tax Considerations”, “Legal Matters” and “Experts” in the offer to purchase and circular dated April 13, 2018, made by Anaconda Mining Inc. to the holders of common shares of Maritime Resource Corp.

Chicago, Illinois	(Signed) NEAL GERBER & EISENBERG LLP
April 13, 2018

CERTIFICATE OF ANACONDA MINING INC.

The contents of the Offer to Purchase and Circular have been approved, and the sending thereof to the securityholders of Maritime has been authorized, by the board of directors of Anaconda Mining Inc.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer or the securities to be distributed.

DATED: April 13, 2018

(signed) Dustin Angelo President and Chief Executive Officer	(signed) Robert Dufour Chief Financial Officer

On behalf of the Board of Directors

(signed) Jonathan Fitzgerald Director	(signed) Lewis Lawrick Director

SCHEDULE A
COMPARISON OF SHAREHOLDER RIGHTS UNDER THE OBCA AND THE BCBCA

The OBCA provides shareholders with substantially the same rights as are available to shareholders under the BCBCA, including rights of dissent and appraisal and rights to bring derivative actions and oppression actions. However, there are certain differences between the two statutes and the regulations made thereunder.

The following is a summary of certain differences between the BCBCA and the OBCA, but it is not intended to be a comprehensive review of the two statutes. Reference should be made to the full text of both statutes and the regulations thereunder for particulars of any differences between them, and Shareholders should consult their legal or other professional advisors with regard to all of the implications of the Offer which may be of importance to them.

Charter Documents

Under the BCBCA, the charter documents consist of a “notice of articles,” which sets forth, among other things, the name of the company and the amount and type of authorized capital, and “articles” which govern the management of the company. The notice of articles is filed with the Registrar of Companies, while articles are filed only with the company’s records office.

Under the OBCA, a corporation’s charter documents consist of “articles of incorporation” which set forth the name of the corporation and the amount and type of authorized capital, and the “by-laws” which govern the management of the corporation. The articles are filed with the Director under the OBCA and the by-laws are filed with the corporation’s registered office, or at another location designated by the corporation’s directors.

Sale of Business or Assets

Under the BCBCA, the directors of a company may sell, lease or otherwise dispose of all or substantially all of the undertaking of the company only if it is in the ordinary course of the company’s business or with shareholder approval authorized by special resolution. Under the BCBCA, a special resolution requires the approval of a “special majority”, which means the majority specified in a company’s articles, if such specified majority is at least two-thirds and not more than by three-quarters of the votes cast by those shareholders voting in person or by proxy at a general meeting of the company. If the articles do not contain a provision stipulating the special majority, then a special resolution is passed by at least two-thirds of the votes cast on the resolution.

The OBCA requires approval of the holders of two-thirds of the shares of a company represented at a duly called meeting to approve a sale, lease or exchange of all or substantially all of the property of the company that is other than in the ordinary course of business of the company. If a sale, lease or exchange by a company would affect a particular class or series of shares of the company in a manner different from the shares of another class or series of the company entitled to vote on the sale, lease or exchange at the meeting, the holders of such first mentioned class or series of shares, whether or not they are otherwise entitled to vote, are entitled to vote separately as a class or series in respect to such sale, lease or exchange.

Amendments to the Charter Documents of a Company

Changes to the articles of a company under the BCBCA will be effected by the type of resolution specified in the articles of a company, which, for many alterations, including change of name or alterations to the articles, could provide for approval solely by a resolution of the directors. In the absence of anything in the articles, most corporate alterations will require a special resolution of the shareholders to be approved by not less than two-thirds of the votes cast by the shareholders voting on the resolution. Alteration of the special rights and restrictions attached to issued shares requires, subject to the requirements set forth in the company’s articles, consent by a special resolution of the holders of the class or series of shares affected. A proposed amalgamation or continuation of a company out of the jurisdiction generally requires shareholders approve such transaction by way of a special resolution.

Under the OBCA, certain amendments to the charter documents of a corporation require a resolution passed by not less than two-thirds of the votes cast by the shareholders voting on the resolution authorizing the amendments and, where certain specified rights of the holders of a class or series of shares are affected by the amendments differently than the rights of the holders of other classes or series of shares, such holders are entitled to vote separately as a class or series, whether or not such class or series of shares otherwise carry the right to vote. A resolution to amalgamate an OBCA corporation requires a special resolution passed by the holders of each class or series of shares, whether or not such shares otherwise carry the right to vote, if such class or series of shares are affected differently.

Rights of Dissent and Appraisal

The BCBCA provides that shareholders, including beneficial holders, who dissent from certain actions being taken by a company, may exercise a right of dissent and require the company to purchase the shares held by such shareholder at the fair value of such shares. The dissent right is applicable where the company proposes to:

(a)                  alter the articles to alter restrictions on the powers of the company or on the business it is permitted to carry on;

(b)                  adopt an amalgamation agreement;

(c)                   approve an amalgamation under Division 4 of Part 9 of the BCBCA;

(d)                  approve an arrangement, the terms of which arrangement permit dissent;

(e)                   authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking; or

(f)                    authorize the continuation of the company into a jurisdiction other than British Columbia.

In certain circumstances, shareholders may also be entitled to dissent in respect of a resolution if dissent is authorized by such resolution, or if permitted by court order.

The OBCA contains a similar dissent remedy to that contained in the BCBCA, although the procedure for exercising this remedy is different. Subject to specified exceptions, dissent rights are available where the corporation resolves to:

(a)                amend its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

(b)                amend its articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

(c)                 amalgamate with another corporation;

(d)                be continued under the laws of another jurisdiction; or

(e)                 sell, lease or exchange all or substantially all its property.

Oppression Remedies

Under the OBCA a registered shareholder, beneficial shareholder, former registered shareholder or beneficial shareholder, director, former director, officer, former officer of a corporation or any of its affiliates, or any other person who, in the discretion of a court, is a proper person to seek an oppression remedy, and in the case of an offering corporation, the Ontario Securities Commission, may apply to a court for an order to rectify the matters complained of where in respect of a corporation or any of its affiliates:

(a)                any act or omission of a corporation or its affiliates effects or threatens to effect a result;

(b)                the business or affairs of a corporation or its affiliates are or have been or are threatened to be carried on or conducted in a manner; or

(c)                 the powers of the directors of the corporation or any of its affiliates are, have been or are threatened to be exercised in a manner,

that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation.

On such an application, the court may make such order as it sees fit, including but not limited to, an order restraining the conduct complained of.

The oppression remedy under the BCBCA is similar to the remedy found in the OBCA, with a few differences. Under the OBCA, the applicant can complain not only about acts of the corporation and its directors but also acts of an affiliate of the corporation and the affiliate’s directors, whereas under the BCBCA, the shareholder can only complain of oppressive conduct of the company. Under the BCBCA the applicant must bring the application in a timely manner, which is not required under the OBCA, and the court may make an order in respect of the complaint if it is satisfied that the application was brought by the shareholder in a timely manner. As with the OBCA, the court may make such order as it sees fit, including an order to prohibit any act proposed by the company. Under the OBCA a corporation is prohibited from making a payment to a successful applicant in an oppression claim if there are reasonable grounds for believing that (a) the corporation is, or after the payment, would be unable to pay its liabilities as they become due, or (b) the realization value of the corporation’s assets would thereby be less than the aggregate of its liabilities. Under the BCBCA, if there are reasonable grounds for believing that the company is, or after a payment to a successful applicant in an oppression claim would be, unable to pay its debts as they become due in the ordinary course of business, the company must make as much of the payment as possible and pay the balance when the company is able to do so.

Shareholder Derivative Actions

Under the BCBCA, a shareholder, defined as including a beneficial shareholder and any other person whom the court considers to be an appropriate person to make an application under the BCBCA, or a director of a company may, with leave of the court, bring a legal proceeding in the name and on behalf of the company to enforce an obligation owed to the company that could be enforced by the corporation itself, or to obtain damages for any breach of such an obligation. An applicant may also, with leave of the court, defend a legal proceeding brought against a company.

A broader right to bring a derivative action is contained in the OBCA than is found in the BCBCA, and this right extends to former shareholders, directors or officers of a corporation or its affiliates, and any person who, in the discretion of the court, is a proper person to make an application to court to bring a derivative action. In addition, the OBCA permits derivative actions to be commenced in the name and on behalf of a corporation or any of its subsidiaries. The complainant must provide the directors of the corporation or its subsidiary with fourteen days’ notice of the complainant’s intention to apply to the court to bring a derivative action, unless all of the directors of the corporation or its subsidiary are defendants in the action.

Requisition of Meetings

The BCBCA provides that one or more shareholders of a company holding not less than 5% of the issued shares that carry the right to vote at general meetings of the company may give notice to the directors requiring them to call and hold a general meeting which meeting must be held within four months. Subject to certain exceptions, if the directors fail to provide notice of a meeting within 21 days of receiving the requisition, the requisitioning shareholders, or any one or more of them holding more than 2.5% of the issued shares of the company that carry the right to vote at general meetings may send notice of a general meeting to be held to transact the business stated in the requisition.

The OBCA permits the holders of not less than 5% of the issued shares of a corporation that carry the right to vote to require the directors to call and hold a meeting of the shareholders of the corporation for the purposes stated in the requisition. Subject to certain exceptions, if the directors fail to provide notice of a meeting within 21 days of receiving the requisition, any shareholder who signed the requisition may call the meeting.

Form and Solicitation of Proxies, Information Circular

Under the BCBCA, the management of a public company, concurrently with sending a notice of meeting of shareholders, must send a form of proxy to each shareholder who is entitled to vote at the meeting as well as an information circular containing prescribed information regarding the matters to be dealt with at the meeting. The required information is substantially the same as the requirements that apply to the company under applicable securities Laws. The BCBCA does not place any restriction on the method of soliciting proxies.

The OBCA also contains provisions prescribing the form and content of notices of meeting and information circulars. Under the OBCA, a person who solicits proxies, other than by or on behalf of management of the corporation, must send a dissident’s proxy circular in prescribed form to each shareholder whose proxy is solicited and certain other recipients. Pursuant to the OBCA, a person may solicit proxies without sending a dissident’s proxy circular if either (i) the total number of shareholders whose proxies solicited is 15 or fewer (with two or more joint holders being counted as one shareholder), or (ii) the solicitation is, in certain prescribed circumstances, conveyed by public broadcast, speech or publication.

Place of Shareholders’ Meetings

The BCBCA requires all meetings of shareholders to be held in British Columbia unless: (i) a location outside the province of British Columbia is provided for in the articles; (ii) the articles do not restrict the company from approving a location outside of the province of British Columbia for holding of the general meeting and the location of the meeting is approved by the resolution required by the articles for that purpose, or, if no resolution is required for that purpose by the articles, approved by ordinary resolution if no resolution is required for that purpose by the articles; or (iii) if the location for the meeting is approved in writing by the registrar before the meeting is held.

The OBCA provides that, subject to the articles and any unanimous shareholder agreement, meetings of shareholders may be held either inside or outside Ontario as the directors may determine, or in the absence of such a determination, at the place where the registered office of the corporation is located.

Directors’ Residency Requirements

Both the BCBCA and OBCA provide that a public corporation must have at least three directors. While the BCBCA does not have any residency requirements for directors, the OBCA requires that at least 25% of directors be resident Canadians, unless the corporation has less than four directors, in which case at least one director must be a resident Canadian.

Removal of Directors

The BCBCA provides that the shareholders of a company may remove one or more directors by a special resolution or by any other type of resolution or method specified in the articles. If holders of a class or series of shares have the exclusive right to elect or appoint one or more directors, a director so elected or appointed may only be removed by a separate special resolution of the shareholders of that class or series or by any other type of resolution or method specified in the articles.

The OBCA provides that the shareholders of a corporation may by ordinary resolution at an annual or special meeting remove any director or directors from office. An ordinary resolution under the OBCA requires the resolution to be passed, with or without amendment, at the meeting by at least a majority of the votes cast. The OBCA further provides that where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Meaning of “Insolvent”

Under the BCBCA, for purposes of the insolvency test that must be passed for the payment of dividends and purchases and redemptions of shares, “insolvent” is defined to mean when a company is unable to pay its debts as they become due in the ordinary course of its business. Unlike the OBCA, the BCBCA does not impose a net asset solvency test for these purposes. For purposes of proceedings to dissolve or liquidate, the definition of “insolvent” from federal bankruptcy legislation applies.

Under the OBCA, a corporation may not pay dividends or purchase or redeem its shares if there are reasonable grounds for believing (i) it is or would be unable to pay its liabilities as they become due; or (ii) it would not meet a net asset solvency test. The net asset solvency tests for different purposes vary somewhat.

Reduction of Capital

Under the BCBCA, capital may be reduced by special resolution or court order. A court order is required if the realizable value of the corporation’s assets would, after the reduction of capital, be less than the aggregate of its liabilities.

Under the OBCA, capital may be reduced by special resolution but not if there are reasonable grounds for believing that, after the reduction, (i) the corporation would be unable to pay its liabilities as they become due; or (ii) the realizable value of the corporation’s assets would be less than its liabilities.

Shareholder Proposals

The BCBCA includes a more detailed regime for shareholders’ proposals than the OBCA. For example, a person submitting a proposal must have been the registered or beneficial owner of one or more voting shares for an uninterrupted period of at least two years before the date of the signing of the proposal. In addition, the proposal must be signed by shareholders who, together with the submitter, are registered or beneficial owners of (i) at least 1% of the company’s voting shares, or (ii) shares with a fair market value exceeding an amount prescribed by regulation (at present, $2,000).

The OBCA allows shareholders entitled to vote or a beneficial owner of shares that are entitled to be voted to submit a notice of a proposal.

Compulsory Acquisition

The OBCA provides a right of compulsory acquisition for an offeror that acquires 90% of the target securities pursuant to a take-over bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror.

The BCBCA provides a substantively similar right although there are differences in the procedures and process. Unlike the OBCA, the BCBCA provides that where an offeror does not use the compulsory acquisition right when entitled to do so, a securityholder who did not accept the original offer may require the offeror to acquire the securityholder’s securities on the same terms contained in the original offer.

Investigation/Appointment of Inspectors

Under the BCBCA, a company may appoint an inspector by special resolution. Shareholders holding at least 20% of the issued shares of a corporation may apply to the court for the appointment of an inspector. The court must consider whether there are reasonable grounds for believing there has been oppressive, unfairly prejudicial, fraudulent, unlawful or dishonest conduct.

Under the OBCA, company can apply to the court for the appointment of an inspector. Unlike the BCBCA, the OBCA does not require an applicant to hold a specified number of shares.

SCHEDULE B
PRO FORMA FINANCIAL STATEMENTS

Pro Forma Condensed Consolidated Financial Statements

As at and for the seven months ended December 31, 2017

(Presented in Canadian dollars)

Anaconda Mining Inc.

Pro forma condensed consolidated statement of financial position (unaudited)

As at December 31, 2017

(Canadian dollars)

		Maritime Resources				Pro Forma
	Anaconda Mining Inc.	Corp.			Pro Forma	Consolidated
	December 31, 2017	September 30, 2017	Note		Adjustments	December 31, 2017
		(Unaudited)				(Unaudited)
ASSETS
CURRENT ASSETS
Cash	3,963,181	631,751	3	[b]	(1,300,000)	2,863,850
			3	[d]	(431,082)
Trade and other receivables	336,900	121,263			—	458,163
Prepaid expenses and deposits	234,904	14,468			—	249,372
Inventory	7,126,240	—			—	7,126,240
Total current assets	11,661,225	767,482			(1,731,082)	10,697,625

NON-CURRENT ASSETS
Restricted cash	5,000	—			—	5,000
Property, mill and equipment	11,018,738	—			—	11,018,738
Exploration and evaluation assets	23,615,914	6,164,584	3	[c]	(6,164,584)	38,630,848
	—	—	3	[a]	15,014,934
Deferred income tax asset	3,627,000	—			—	3,627,000
Total non-current assets	38,266,652	6,164,584			8,850,350	53,281,586

TOTAL ASSETS	49,927,877	6,932,066			7,119,268	63,979,211

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade and other payables	3,958,933	267,993	3	[d]	(17,315)	4,209,611
Flow-through premium	253,535	—			—	253,535
Advances	155,682	—			—	155,682
Current taxes payable	118,000	—			—	118,000
Current portion of notes	—	100,000			—	100,000
Current portion of loans	671,881	413,767	3	[d]	(413,767)	671,881
Total current liabilities	5,158,031	781,760			(431,082)	5,508,709

NON-CURRENT LIABILITIES
Loans	670,534	—			—	670,534
Deferred income tax liability	2,175,000	—			—	2,175,000
Decommissioning liability	2,666,401	—			—	2,666,401
Total non-current liabilities	5,511,935	0			0	5,511,935

TOTAL LIABILITIES	10,669,966	781,760			(431,082)	11,020,644

SHAREHOLDERS EQUITY
Share capital, warrants and share based compensation	52,660,297	10,714,528	3	[c]	(10,714,528)	66,360,953
			3	[a](i)	13,479,406
			3	[a](ii)	78,926
			3	[a](iii)	142,324
Accumulated deficit	(13,402,386)	(4,564,222)	3	[c]	4,564,222	(13,402,386)
Total equity	39,257,911	6,150,306			7,550,350	52,958,567

TOTAL LIABILITIES AND EQUITY	49,927,877	6,932,066			7,119,268	63,979,211

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

Anaconda Mining Inc.

Pro forma condensed consolidated statement of comprehensive income (loss) (unaudited)

For the seven-month period ended December 31, 2017

(Canadian dollars)

	Anaconda Mining	Maritime Resources	Pro Forma
	Inc.	Corp.	Consolidated
	December 31, 2017	September 30, 2017	December 31, 2017
		(Unaudited)	(Unaudited)
		Note 5

Revenue
Gold sales	15,344,622	—	15,344,622
Silver sales	15,962	—	15,962
	15,360,584	—	15,360,584
Cost of operations
Operating expenses	9,516,731	—	9,516,731
Royalty expense	—	—	—
Depletion and depreciation	4,248,742	—	4,248,742
	13,765,473	—	13,765,473
Mine operating income	1,595,111	—	1,595,111
Expenses and other income
Corporate administration	2,747,770	662,055	3,409,825
Other income	(809,192)	(1,087)	(810,279)
Share-based compensation	131,676	24,508	156,184
Deferred premium on flow-through shares	(96,584)	—	(96,584)
Write-down of exploration and evaluation assets	65,939	—	65,939
Reasearch and development	59,288	—	59,288
Finance expense	46,883	70,478	117,361
Foreign exchange gain	1,897	—	1,897
Unrealized gain on forward sales contract derivative	(6,201)	—	(6,201)
	2,141,476	755,954	2,897,430
Income before income taxes	(546,365)	(755,954)	(1,302,319)
Current income tax expense	118,000	—	118,000
Deferred income tax expense	(1,569,000)	—	(1,569,000)
Net income (loss) and comprehensive income (loss) for the period	904,635	(755,954)	148,681
Net loss per share - basic			0.00
Net loss per share - diluted			0.00
Weighted average number of shares
- basic			132,161,631
- diluted			132,585,715

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

Anaconda Mining Inc.

Notes to the Pro forma condensed consolidated financial statements (unaudited)

For the seven month period ended December 31, 2017

(Canadian dollars)

1.              ORGANIZATION AND PROPOSED TRANSACTION

Anaconda Mining Inc. (“Anaconda” or the “Company”, of the “Offeror”) is incorporated under the laws of Ontario. The Company’s common shares are listed on the Toronto Stock Exchange (“TSX”) under the symbol “ANX”. The Company’s principal business activities are gold mining, development and mineral exploration in Canada, with operations and mineral properties in Newfoundland and a development property in Nova Scotia.

Anaconda has issued an Offer to Purchase (the “Offer”) all the outstanding common shares of Maritime Resources Corp. (“Maritime”), on the basis of 0.390 of a common share of Anaconda for each common share of Maritime.  Maritime is incorporated under the Business Corporations Act (British Columbia) and its shares are listed on the TSX Venture Exchange. The principal activities of the Company are the exploration of resource properties in Green Bay, Newfoundland and Labrador, Canada.

The Offer is conditional upon the specified conditions being satisfied, or where permitted, waived, by the expiry date of the Offer, or such earlier or later time during which Maritime shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any extension thereafter, including:

1.                                      Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Maritime Shares, together with the associated rights, that would represent more than 50% of the total number of outstanding Maritime Shares. This condition cannot be waived by the Offeror.

2.                                      Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Maritime Shares, together with the associated rights, that would represent at least 66 2/3% of the total number of outstanding Maritime Shares calculated on a fully diluted basis. This condition can be waived by the Offeror.

3.                                      There does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer any event, change, circumstance, development or occurrence that constitutes a material adverse effect or could give rise to a material adverse effect.

4.                                      Any regulatory approvals and other third party consents or approvals considered necessary by the Offeror in relation to the Offer shall have been obtained on terms satisfactory to the Offeror in its reasonable judgment.

5.                                      Approval of Anaconda shareholders to issue the Anaconda Shares pursuant to the Offer. Anaconda expects that it will call a meeting of its shareholders to consider a resolution to approve the issuance of the Anaconda Shares in connection with the Offer prior to the Expiry Time.

Should Anaconda acquire 100% of the issued and outstanding common shares of Maritime, Maritime will be a wholly owned subsidiary of Anaconda. Existing Anaconda and Maritime shareholders would own approximately 76.1% and 23.9% of the consolidated company, respectively, based on common shares issued and outstanding.

2.              BASIS OF PREPARATION

The accompanying unaudited pro forma condensed consolidated statement of financial position as at December 31, 2017, and the unaudited pro forma consolidated statement of comprehensive income (loss) for the seven month period ended December 31, 2017 (collectively, the “pro forma consolidated financial statements”) have been prepared by management based on financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) for illustrative purposes only to reflect the Offer by Anaconda to acquire all of the issued and outstanding shares of Maritime (Note 1).

In preparing the unaudited pro forma statement of financial position and the unaudited pro forma consolidated statement of income, the following historical information was used:

•                                        The audited consolidated financial statements of Anaconda as at and for the seven-month period ended December 31, 2017;

•                                        The unaudited condensed interim statement of financial position of Maritime as at September 30, 2017; and

•                                        The unaudited pro rated condensed interim financial statement of loss and comprehensive loss of Maritime for the seven-month period ended September 30, 2017 (Note 5)

The unaudited pro forma condensed consolidated statement financial position gives effect to the proposed Offer described above as if it occurred on December 31, 2017, unless otherwise indicated herein.  The unaudited pro forma condensed consolidated statement of comprehensive income (loss) gives effect to the proposed Offer described above as if it occurred on June 1, 2017. The unaudited pro forma consolidated financial statements have been prepared for inclusion in the Offer to Purchase Circular of the Company.

This unaudited pro forma condensed consolidated financial statements should be read in conjunction with the condensed financial statements of each of Anaconda and Maritime for the applicable periods noted, including the notes thereto and the related Offer to Purchase Circular.

The pro forma condensed consolidated financial statements are not intended to be indicative of the financial position or financial performance of the Company which may result should the proposed transaction described above and other pro forma adjustments occur as assumed. Furthermore, the pro forma condensed financial statements are not necessarily indicative of the financial position and results that may be achieved in the future.

Accounting Policies

The pro forma consolidated financial statements have been prepared using accounting policies consistent with the policies used in preparing Anaconda’s audited consolidated financial statements as at and for the fiscal year ended December 31, 2017, prepared in accordance with IFRS.

3.              PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The unaudited pro forma condensed consolidated statement of financial position includes the following pro forma adjustments to reflect the Offer of Purchase.

[a] Proposed adjustments

As the Maritime operations do not meet the definition of a business under IFRS 3 Business Combinations, the proposed transaction is expected to be accounted for as an asset acquisition, with Anaconda acquiring a 100%-interest of Maritime’s Newfoundland properties, including the Hammerdown and Orion deposits.

The fair value of the consideration under the Offer to Purchase is based on the issued and outstanding securities of Maritime as at the date of the Offer to Purchase as follows:

($)
Issuance of Anaconda shares under the Offer	13,479,406
Deemed assumption of Maritime stock options	78,926
Deemed assumption of Maritime warrants	142,324
Issuance costs	1,300,000
15,000,656

The consideration has been allocated as follows:

Cash	217,984
Trade receivables and prepaid expenses	135,731
Accounts payable and accrued liabilities	(267,993)
Notes	(100,000)
Net assets received	(14,278)

Exploration and evaluation assets	15,014,934
15,000,656

For the purposes of these pro forma financial statements, we have assumed that the carrying value of Maritime’s financial instruments, including trade receivables and prepaid expenses, accounts payable and accrued liabilities and notes payable to related parties approximates fair value.

i.                Immediately prior to the completion of the Offer of Purchase and based on the number of Maritime shares issued and outstanding as at that date, the issued and outstanding Maritime shares will be converted to Anaconda shares based on the Offer of Purchase exchange ratio of 0.390 of an Anaconda Share in exchange for one Maritime share.

Based on Maritime shares issued and outstanding of 86,406,449 as at March 29, 2018, the estimated number of Anaconda shares to be issued under the Offer is 33,698,515, at a value of $13,479,406.  For purposes of all pro forma adjustments, a share price of $0.40 per share has been utilized, reflecting the share price of Anaconda on December 31, 2017, which reflects the impact of a four (4) for one (1) share consolidation completed on January 18, 2018 ($0.10 on a pre-consolidation basis).

ii.             Based on the number of Maritime stock options outstanding as at September 30, 2017, the Maritime stock options were revalued to $78,926 using the Black Scholes option-pricing model and the following weighted average assumptions: volatility rate of 107%, dividend yield of 0%, risk-free rate of 1.68% - 1.73%, and an expected life of 1.41 — 4.93 years.

Number of	Remaining	Exercise price
stock options	contractual life	per share	Expiry date
As at September 30, 2017
395,000	1.41	$0.28	May 29, 2019
200,000	1.79	$0.15	October 15, 2019
1,685,000	2.87	$0.15	November 13, 2020
2,300,000	3.58	$0.25	July 29, 2021
200,000	4.32	$0.15	April 26, 2022
4,780,000	3.11 years	$0.21
Subsequent to September 30, 2017
500,000	4.93	$0.10	December 4, 2022
5,280,000	3.28 years	$0.20

iii.          Based on the number of Maritime share purchase warrants outstanding as at September 30, 2017, the Maritime share purchase warrants were revalued to $142,324 using the Black Scholes option-pricing model and the following weighted average assumptions: volatility rate of 107%, dividend yield of 0%, risk-free rate of 1.68%, and an expected life of 0.32 — 1.72 years.

	Remaining
Number of warrants	contractual life	Exercise price	Expiry date
As at September 30, 2017
747,500	1.12	$0.20	February 12, 2019
3,017,875	1.31	$0.20	April 22, 2019
9,440,698	1.55	$0.20	July 20, 2019
1,666,666	0.32	$0.15	April 26, 2018
5,259,084	1.22	$0.20	March 22, 2019
20,131,823	1.31 years	$0.20
Subsequent to September 30, 2017
2,946,250	1.47	$0.20	June 22, 2019
1,568,000	1.53	$0.20	July 11, 2019
2,189,056	1.62	$0.20	August 15, 2019
3,000,000	1.72	$0.20	September 21, 2019
29,835,129	1.4 years	$0.20

[b] Transaction costs are estimated at approximately $1,300,000, to be paid by Anaconda. Any Maritime change of control payments which may be triggered by the Offer have not been accounted for in the pro forma adjustments.

[c] The book values of Maritime’s equity accounts are eliminated on consolidation.

[d] Anaconda assumed a $500,000 interest bearing secured loan provided to Maritime on April 26, 2017 (the “Loan”).  The Loan was repayable, among other things, on the earlier of Maritime raising $2,000,000 or more in equity or debt financing, or upon Maritime committing an event of default. Pursuant to Maritime’s news release dated March 1, 2018, Maritime has raised at least $2,000,000 in equity or debt financing, in aggregate, from April 25, 2017 through February 15, 2018.  Anaconda subsequently demanded immediate payment of the Loan and accrued interest. The Loan was repaid, with accrued interest, on March 26, 2018.

4.              PRO FORMA WEIGHTED AVERAGE NUMBER OF COMMON SHARES

Pro forma actual weighted average number of common shares of Anaconda’s common shares outstanding for the respective period as follows:

	As Reported	Pro Forma		Pro Forma
	Anaconda*	Adjustments	Note 3	Consolidation
For the year ended December 31, 2017
- basic	98,463,116
- diluted	98,887,200
Shares issued as part of the Offer		33,698,515
Weighted average common shares - basic				132,161,631
Weighted average common shares - diluted				132,585,715

*Anaconda share figures reflect the four (4) for one (1) share consolidation completed on January 18, 2018.

5.              MARITIME PRO FORMA UNAUDITED CONDENSED INTERIM STATEMENT OF COMPREHENSIVE LOSS

For the purposes of compiling the pro forma condensed consolidated statement of comprehensive income (loss) for the seven-month period ended December 31, 2017, the Company used the unaudited condensed interim financial statement of loss and comprehensive loss of Maritime for the nine months ended September 30, 2017, and pro-rated the results over a seven-month period.

	Nine months ended	Pro-rated seven months
	September 30, 2017	ended September 30, 2017
	(Unaudited)	(Unaudited)
	$	$
Revenue
	—	—
Cost of operations
	—	—
Mine operating income	—	—
Expenses and other income
Corporate administration	851,214	662,055
Other income	(1,398)	(1,087)
Share-based compensation	31,510	24,508
Deferred premium on flow-through shares	—	—
Write-down of exploration and evaluation assets	—	—
Reasearch and development	—	—
Finance expense	90,615	70,478
Foreign exchange gain	—	—
Unrealized gain on forward sales contract derivative	—	—
	971,941	755,954
Income before income taxes	(971,941)	(755,954)
Current income tax expense	—	—
Deferred income tax expense	—	—
Net income (loss) and comprehensive income (loss) for the period	(971,941)	(755,954)

Questions? Need Help Tendering?

Please contact our Depositary and Information Agent, Kingsdale Advisors